                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                 BURNHAM PACIFIC PROPERTIES, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

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

                        BURNHAM PACIFIC PROPERTIES, INC.
                          110 WEST A STREET, SUITE 900
                              SAN DIEGO, CA 92101

                            IMPORTANT ANNUAL MEETING
                               December 15, 2000

                                                               November 28, 2000

Dear Fellow Stockholder:

    You are cordially invited to attend the 2000 Annual Meeting of Stockholders of Burnham Pacific Properties, Inc. (the "Company") to be held at the Park Hyatt San Francisco, Currency Room, 333 Battery Street, San Francisco, California, on December 15, 2000, at 9:00 a.m., local time. At the Annual Meeting, you will be asked to approve two proposals. First, you will be asked to consider and approve a Plan of Complete Liquidation and Dissolution (the "Plan of Liquidation" or the "Plan") of the Company. You will also be asked to elect nine Directors of the Company.

    The principal purpose of the Plan of Liquidation is to maximize stockholder value by distributing the net proceeds of the liquidation to holders of our Series 2000-C Convertible Preferred Stock and our common stock. The Plan of Liquidation contemplates the following agreements and steps:

    - a Liquidation and Property Management Services Agreement with DDR Real Estate Services Inc. to act as our liquidator;

    - the sale of 13 of our properties to The Prudential Insurance Company of America for gross consideration of approximately $317 million, consisting of approximately $149 million in cash and the assumption of approximately $168 million of liabilities;

    - the orderly sale of our remaining 45 properties for cash or such other form of consideration as may be conveniently distributed to our stockholders;

    - the payment of (or provision for) our liabilities and expenses, including establishing a reserve to fund contingent liabilities in an amount to be determined as information concerning such contingencies becomes available;

    - the distribution of the net proceeds of the liquidation to our Preferred Stockholders and common stockholders; and

    - the winding up of our operations and resulting dissolution of the Company.

    Once a quorum is present or represented by proxy at the Annual Meeting, the following votes are required to approve the Plan:

    - the affirmative vote of at least a majority of the outstanding shares of our common stock and Preferred Stock, voting together as a single class, with the Preferred Stock voting on an "as-converted basis," which means that each holder of shares of Preferred Stock is entitled to cast the number of votes as if the holder had converted each such share of Preferred Stock into approximately 1.626 shares of common stock; and

    - the affirmative vote of at least a majority of the outstanding shares of Preferred Stock, voting as a separate class from the common stockholders.

In addition, the consent of partners in Burnham Pacific Operating Partnership, L.P. (the "Operating Partnership") holding a majority of the outstanding units of limited partnership interest is required to approve the Plan. The Company holds a majority of the outstanding units of limited partnership interest in the Operating Partnership and in that capacity it has consented to the Plan.

    The affirmative vote of the holders of a plurality of the shares of our common stock and Preferred Stock, voting together as a single class, with the Preferred Stock voting on an as-converted basis, is required to elect each nominee for election to the Company's Board of Directors.

    Subject to limited exceptions described in the accompanying proxy statement, the holders of all of the outstanding shares of Preferred Stock have agreed to vote their shares in favor of the Plan and for the Company's nominees for election to the Board of Directors, both when voting on an as-converted basis with the common stock with respect to the Plan of Liquidation and the election of Directors and also when voting as a separate class with respect to the Plan of Liquidation. The members of the "SA Group," which consists of Jay L. Schottenstein, Schottenstein Stores Corporation, Jubilee Limited Partnership, Jubilee Limited Partnership III, Schottenstein Professional Asset Management Corp., Michael L. Ashner and Susan Ashner, have also agreed to vote their shares of common stock in favor of the Plan of Liquidation and for the Company's nominees for election to the Board of Directors at the Annual Meeting. In addition, the Company's Directors and Executive Officers have agreed to vote all of their shares of common stock in favor of the Plan of Liquidation and for the Company's nominees for election to the Board of Directors at the Annual Meeting.

    As a result of the agreements between the Company and the holders of the Preferred Stock, the members of the SA Group, and the Company's Directors and Executive Officers, stockholders who hold the right to cast approximately 27.50% of the votes eligible to be cast at the Annual Meeting have agreed to vote all of their shares of Preferred Stock or common stock, as the case may be, in favor of the Plan of Liquidation and for the Company's nominees for election to the Board of Directors. ACCORDINGLY, THE AFFIRMATIVE VOTE OF APPROXIMATELY AN ADDITIONAL 22.50% OF THE VOTES ELIGIBLE TO BE CAST AT THE ANNUAL MEETING WILL BE SUFFICIENT TO APPROVE THE PLAN OF LIQUIDATION.

    YOUR BOARD OF DIRECTORS, AFTER CAREFULLY REVIEWING THE COMPANY'S STRATEGIC ALTERNATIVES AND THE TERMS AND CONDITIONS OF THE PLAN OF LIQUIDATION, HAS DETERMINED THAT THE PLAN OF LIQUIDATION IS ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE PLAN OF LIQUIDATION, AND RECOMMENDS THAT YOU VOTE "FOR" THE PLAN OF LIQUIDATION. YOU SHOULD CAREFULLY READ THE PLAN OF LIQUIDATION, A COPY OF WHICH IS ATTACHED AS APPENDIX A TO THE ACCOMPANYING PROXY STATEMENT. THE BOARD ALSO RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE COMPANY'S NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS .

    At the Annual Meeting, you will also be asked to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. It is not anticipated that any other matter will be brought before the Annual Meeting. If other matters are properly presented, however, proxies will be voted in accordance with the discretion of the proxy holders.

    PLEASE GIVE ALL OF THIS INFORMATION YOUR CAREFUL ATTENTION. YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO PROMPTLY SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED OR AUTHORIZE A PROXY BY TELEPHONE OR OVER THE INTERNET TO VOTE YOUR SHARES IN ACCORDANCE WITH THE INSTRUCTIONS PROVIDED ON YOUR PROXY CARD OR VOTING INSTRUCTION FORM. RETURNING A SIGNED PROXY CARD OR AUTHORIZING A PROXY BY TELEPHONE OR OVER THE INTERNET TO VOTE YOUR SHARES WILL NOT PREVENT YOU FROM VOTING YOUR SHARES IN PERSON IF YOU SUBSEQUENTLY CHOOSE TO ATTEND THE ANNUAL MEETING, BUT YOUR PRESENCE (WITHOUT FURTHER ACTION) AT THE ANNUAL MEETING WILL NOT CONSTITUTE REVOCATION OF A PREVIOUSLY DELIVERED PROXY.

    On behalf of your Board of Directors, thank you for your continued support.

                                          Sincerely,

                                          SCOTT C. VERGES
                                          Interim Chief Executive Officer

                        BURNHAM PACIFIC PROPERTIES, INC.
                          110 WEST A STREET, SUITE 900
                              SAN DIEGO, CA 92101
                 NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 15, 2000

To the stockholders of Burnham Pacific Properties, Inc.:

    NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Stockholders of Burnham Pacific Properties, Inc. (the "Company") will be held at the Park Hyatt San Francisco, Currency Room, 333 Battery Street, San Francisco, California, 94111, on December 15, 2000, at 9:00 a.m., local time, for the following purposes:

    - To consider and act upon a Plan of Complete Liquidation and Dissolution of the Company, and to ratify and approve the transactions described in the accompanying proxy statement which the Company and its Board of Directors have undertaken in connection with the Plan of Liquidation;

    - To elect nine Directors; and

    - To consider and act upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof or as may relate to the conduct of the Annual Meeting.

    Our Board of Directors fixed the close of business on September 18, 2000 as the record date for determining those stockholders entitled to receive notice of and to vote at the Annual Meeting. A proxy card and a proxy statement containing more detailed information with respect to matters to be considered at the Annual Meeting accompany and form a part of this notice.

    At the Annual Meeting, you will also be asked to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. It is not anticipated that any other matter will be brought before the Annual Meeting. If other matters are properly presented, however, proxies will be voted in accordance with the discretion of the proxy holders.

                                   IMPORTANT

    YOUR VOTE IS IMPORTANT! WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN, DATE AND PROMPTLY MAIL YOUR PROXY CARD USING THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY ALSO AUTHORIZE A PROXY BY TELEPHONE OR OVER THE INTERNET TO VOTE YOUR SHARES BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD OR VOTING INSTRUCTION FORM. IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE, PLEASE CALL D.F. KING & CO., INC., WHICH IS ASSISTING US IN THE PROXY SOLICITATION PROCESS, TOLL-FREE AT 1-888-246-5358.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          MICHAEL L. RUBIN
                                          Secretary

San Diego, California
November 28, 2000

                        BURNHAM PACIFIC PROPERTIES, INC.
                               110 WEST A STREET
                              SAN DIEGO, CA 92101

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                               TABLE OF CONTENTS

Cautionary Statement Regarding Forward-Looking Statements...    iii

Glossary....................................................     iv

Summary Term Sheet..........................................      1

Summary.....................................................      3
  Overview of the Plan of Liquidation.......................      3
  Potential Benefits of the Plan of Liquidation.............      3
  Potential Detriments of Approving the Plan of
    Liquidation.............................................      4
  Potential Detriments of Not Approving the Plan of
    Liquidation.............................................      4
  Our Recommendation........................................      4
  Potential Conflicts of Interests..........................      4
  Matters to be Voted on at the Annual Meeting..............      5
  The Annual Meeting........................................      5

Selected Historical Financial Data..........................      7

Estimated Uses of Proceeds from the Prudential Sale.........      8

Debt Maturity Schedule......................................     10

Annual Meeting..............................................     11

Background of the Company's Decision to Liquidate...........     14

Litigation Arising out of Burnham's Consideration of its
  Strategic Alternatives or Related Matters.................     23

Our Reasons for Recommending the Plan of Liquidation........     24

Proposal No. 1--Plan of Complete Liquidation and
  Dissolution...............................................     25
  What are you being asked to approve?......................     25
  What is the Board's recommendation?.......................     25
  What does the Plan of Liquidation contemplate?............     25
  What are the key provisions of the Plan of Liquidation?...     25
  What is Burnham's estimate of the amount and timing of
    distributions to be paid to the
    stockholders as a result of the liquidation?............     26
  What steps has Burnham taken to implement the Plan of
    Liquidation?............................................     27
  What interests exist among the interested parties to the
    Plan of Liquidation that are different from your
    interests as a stockholder?.............................     27
  Why did Burnham choose to hire a third-party
    liquidator?.............................................     28
  Who is the liquidator?....................................     29

  What are the key provisions of the Liquidation and
    Property Management Services Agreement?.................     29
  What are the key provisions of the Prudential Purchase and
    Sale Agreement?.........................................     35
  What is the relationship between Prudential and DDR Real
    Estate?.................................................     40
  What is the opinion of Houlihan Lokey as to the fairness,
    from a financial point of view, of the aggregate
    consideration to be received in connection with the sale
    of assets to Prudential?................................     40
  Which stockholders have already agreed to vote in favor of
    the Plan?...............................................     46
  What are the key provisions of the Exchange Agreement with
    the Preferred Stockholders?.............................     47
  Why did Burnham enter into the Exchange Agreement?........     56
  What are the key provisions of the agreement with the SA
    Group?..................................................     56
  Why did Burnham enter into the agreement with the SA
    Group?..................................................     57
  What other matters does the Company believe are relevant
    to my vote?.............................................     58
  What are the federal income tax consequences of the Plan
    of the Liquidation?.....................................     59

Proposal No. 2--Election of Directors.......................     64
  Required Vote and Recommendation..........................     64
  Preferred Stockholder Directors...........................     65
  Director Biographies......................................     65
  Principal Executive Officers of Burnham...................     67
  Information Regarding the Board of Directors of Burnham
    and its Committees......................................     67
  Director Compensation.....................................     68
  Executive Compensation....................................     69
  Compensation Committee Interlocks and Insider
    Participation...........................................     71
  Report of Compensation Committee..........................     71
  Employment Agreements and Severance Arrangements..........     75
  Stock Performance Chart...................................     76

Securities Ownership of Certain Beneficial Owners and
  Mangagement...............................................     77

Certain Relationships and Related Transactions..............     79

Section 16(a) Beneficial Ownership Reporting Compliance.....     81

Experts.....................................................     82

Stockholder Proposals.......................................     82

Where You Can Find More Information.........................     82

APPENDICES..................................................     85
  Appendix A--Plan of Liquidation and Dissolution...........    A-1
  Appendix B--Opinion of Houlihan Lokey Howard & Zukin
    Financial Advisors, Inc.................................    B-1

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    The following statements are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:

    - STATEMENTS, INCLUDING POSSIBLE OR ASSUMED FUTURE RESULTS OF THE COMPANY'S OPERATIONS AND POSSIBLE OR ASSUMED FUTURE RESULTS OF THE COMPANY'S DECISION TO ADOPT THE PLAN OF LIQUIDATION, INCLUDING ANY FORECASTS, PROJECTIONS AND DESCRIPTIONS OF ANTICIPATED COST SAVINGS OR OF ANTICIPATED PROCEEDS AVAILABLE FOR DISTRIBUTION, AND STATEMENTS INCORPORATED BY REFERENCE FROM DOCUMENTS FILED BY US WITH THE SEC AND ANY STATEMENTS MADE IN THIS PROXY STATEMENT OR IN THE DOCUMENTS FILED WITH THE SEC REGARDING FUTURE CASH FLOWS, FUTURE BUSINESS PROSPECTS, REVENUES, WORKING CAPITAL, LIQUIDITY, CAPITAL NEEDS, INTEREST COSTS, INCOME OR THE EFFECTS OF THE LIQUIDATION;

    - ANY STATEMENTS PRECEDED BY, FOLLOWED BY OR THAT INCLUDE THE WORDS "BELIEVES," "EXPECTS," "ANTICIPATES," "INTENDS," "ESTIMATES," "PROJECTS" OR SIMILAR EXPRESSIONS; AND

    - ANY OTHER STATEMENTS CONTAINED OR INCORPORATED BY REFERENCE HEREIN REGARDING MATTERS THAT ARE NOT HISTORICAL FACTS.

    BECAUSE THESE STATEMENTS ARE SUBJECT TO NUMEROUS RISKS AND UNCERTAINTIES, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY OUR FORWARD-LOOKING STATEMENTS. WE CAUTION YOU NOT TO PLACE UNDUE RELIANCE ON THESE STATEMENTS. IN ADDITION, THE STATEMENTS SPEAK ONLY AS OF THE DATE OF THIS PROXY STATEMENT OR AS OF SUCH OTHER DATE SPECIFICALLY REFERENCED.

    FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDE, BUT
     ARE NOT LIMITED TO, THE FOLLOWING:

    - WE MAY NOT BE ABLE TO COMPLETE THE LIQUIDATION IN A TIMELY MANNER OR REALIZE PROCEEDS FROM THE SALES OF ASSETS IN AMOUNTS THAT WILL ENABLE US TO PROVIDE LIQUIDATING DISTRIBUTIONS TO OUR STOCKHOLDERS IN AMOUNTS CURRENTLY ANTICIPATED;

    - WE HAVE APPROXIMATELY $217.4 MILLION OF OUTSTANDING INDEBTEDNESS WHICH HAS MATURED OR IS SCHEDULED TO MATURE PRIOR TO MARCH 31, 2001, AND WE MAY BE UNABLE TO REFINANCE, REPLACE OR EXTEND ANY OR ALL OF THIS INDEBTEDNESS ON TERMS THAT ARE FAVORABLE TO THE COMPANY, OR AT ALL;

    - OCCUPANCY RATES AND MARKET RENTS MAY BE ADVERSELY AFFECTED BY ECONOMIC AND MARKET CONDITIONS WHICH ARE BEYOND OUR CONTROL, INCLUDING IMBALANCES IN SUPPLY AND DEMAND FOR RETAIL SHOPPING CENTER SPACE AND THE FINANCIAL CONDITION OF OUR TENANTS;

    - UNCERTAINTIES RELATING TO OUR PROPERTY PORTFOLIO;

    - UNCERTAINTIES RELATING TO OUR OPERATIONS;

    - UNCERTAINTIES RELATING TO THE IMPLEMENTATION OF OUR LIQUIDATION STRATEGY;

    - UNCERTAINTIES RELATING TO DOMESTIC AND INTERNATIONAL ECONOMIC AND POLITICAL CONDITIONS;

    - UNCERTAINTIES REGARDING THE IMPACT OF REGULATIONS, CHANGES IN GOVERNMENT POLICY AND INDUSTRY COMPETITION; AND

    - OTHER RISKS MENTIONED FROM TIME TO TIME IN OUR REPORTS FILED WITH THE SEC, INCLUDING THE RISK FACTORS THAT WERE DISCLOSED IN OUR FORM 10-K WHICH WAS FILED WITH THE SEC ON MARCH 30, 2000.

    THE CAUTIONARY STATEMENTS CONTAINED OR REFERRED TO IN THIS PROXY STATEMENT SHOULD BE CONSIDERED IN CONNECTION WITH ANY SUBSEQUENT WRITTEN OR ORAL FORWARD-LOOKING STATEMENTS THAT MAY BE ISSUED BY US OR PERSONS ACTING ON OUR BEHALF. EXCEPT FOR OUR ONGOING OBLIGATIONS TO DISCLOSE MATERIAL INFORMATION AS REQUIRED BY THE FEDERAL SECURITIES LAWS, WE UNDERTAKE NO OBLIGATION TO RELEASE PUBLICLY ANY REVISIONS TO ANY FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE OF THIS PROXY STATEMENT OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

                                    GLOSSARY

    UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES TO "WE," "US," THE "COMPANY," AND "BURNHAM" IN THIS PROXY STATEMENT REFER TO BURNHAM PACIFIC PROPERTIES, INC., A MARYLAND CORPORATION, TOGETHER WITH ITS SUBSIDIARIES ON A CONSOLIDATED BASIS.

"ARTICLES SUPPLEMENTARY" means the Articles Supplementary reclassifying 5,000,000 shares of common stock as 5,000,000 shares of preferred stock and designating a series of preferred stock as Series 2000-C Convertible Preferred Stock, par value $.01 per share, filed with the State Department of Assessments and Taxation of Maryland on August 31, 2000.

"CHANGE OF CONTROL PREFERENCE" means the right to receive, out of the assets of the Company available for distribution to its stockholders, before any distributions made to common stockholders or common unitholders, as applicable:

    - when reference is made to the Preferred Stock, an aggregate amount equal to $115,500,000, plus any accrued dividends and distributions, plus 5% of any accrued and due dividends and distributions;

    - when reference is made to the preferred Operating Partnership units, an aggregate amount equal to $10,500,000, plus any accrued dividends and distributions, plus 5% of any accrued and due dividends and distributions; and

    - when reference is made to the Preferred Stock and the preferred Operating Partnership units collectively, an aggregate amount equal to $126,000,000, plus any accrued dividends and distributions, plus 5% of any accrued and due dividends and distributions. There are currently no accrued and due dividends or distributions that are unpaid with respect to the Preferred Stock or the preferred Operating Partnership units.

"GROSS REVENUES" means, under the Liquidation and Property Management Services Agreement between Burnham and DDR Real Estate Services Inc., the total gross monthly collections of rent and tenant reimbursements received from the properties, including only the following: base rents, percentage rents and reimbursements of taxes, insurance or common area maintenance charges for which a tenant is liable under its lease. Any advance rental payments (not to exceed 30 days in advance of their due date) shall be included in Gross Revenues when received.

"LETTER AGREEMENT" means that agreement entered into by and among the Company and the Preferred Stockholders, dated September 11, 2000.

"LIQUIDATING TRUST" means, under the Liquidation Services Agreement, a trust designated by the Directors of the Company into which cash and property may be transferred if deemed necessary by the Directors.

"LIQUIDATOR INDEMNITEES" means, under the Liquidation Services Agreement, DDR Real Estate Services Inc. and its officers, directors, and employees, collectively.

"OLD PREFERRED STOCK" or "Series 1997-A Preferred Stock" means Series 1997-A Convertible Preferred Stock, par value $.01 per share, of Burnham. None of these shares are outstanding.

"OPERATING CASH" means, under the Exchange Agreement, the amount by which Burnham's "gross revenues" calculated on a cash basis for such period exceed "operating expenses" calculated on an accrual basis for such period. "Gross revenues" means, under the Exchange Agreement, all revenues of the Company for any period, determined on a cash basis, derived from the ownership, operation, use, leasing and occupancy of the Company's properties during such period, excluding lease payments that are more than 30 days in arrears for such period, provided, however, that in no event shall gross revenues include:

    - any gain arising from any write-up of assets;

    - any proceeds of long-term indebtedness;

    - proceeds or payments under insurance policies (except that proceeds of business interruption insurance covering the Company's properties actually received by the Company shall be included in gross revenues);

    - gross receipts earned by licensees, concessionaires or similar third parties except for any portion of such receipts which are shared with the Company;

    - condemnation proceeds or sales proceeds in lieu of and/or under threat of condemnation;

    - any security deposits received from tenants of the Company's properties, unless and until the same are applied to rent or other obligations in accordance with such tenant's lease; or

    - any other extraordinary items which are received by the Company other than in the ordinary course of the Company's business.

    "OPERATING EXPENSES" means, for any period, the actual costs and expenses or pro forma costs and expenses, as applicable, of owning, operating, managing and maintaining the Company's properties during such period, incurred by the Company, determined on an accrual basis in accordance with Generally Accepted Accounting Principles, including, without limitation, management fees, real estate taxes, special assessments, insurance premiums, utility costs (other than utility costs paid directly to utility companies by tenants), other expenses paid by the Company as reasonable and appropriate to operate and maintain the Company's properties, and state and local excise (but not income) taxes paid by the Company with respect to the Company's properties; PROVIDED, HOWEVER, that in no event shall operating expenses include:

    - interest due on long-term indebtedness;

    - any fees paid in connection with long-term indebtedness;

    - tenant improvements, except to the extent such expenditures are included in special assessments as set forth above; or

    - depreciation, amortization and other non-cash items.

"PRUDENTIAL PORTFOLIO" means the 13 assets listed on page 36 to be sold by Burnham to The Prudential Insurance Company of America pursuant to the Purchase and Sale Agreement, dated as of September 5, 2000, by and between Burnham and Prudential. In Houlihan Lokey's opinion attached to this proxy statement as APPENDIX B, the Prudential Portfolio is referred to as the "Promotional Portfolio."

"SA GROUP" means Jay L. Schottenstein, Schottenstein Stores Corporation, Jubilee Limited Partnership, Jubilee Limited Partnership III, Schottenstein Professional Asset Management Corp., Michael L. Ashner and Susan Ashner.

"SUPERIOR PROPOSAL" means any proposal made by a third party to acquire, directly or indirectly, including through a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction for consideration consisting of cash and/ or securities, more than 50% of the combined voting power of the shares of the Company's stock then outstanding or all or substantially all the assets of the Company, and otherwise on terms which the Board determines in its good faith judgment (after consulting with a financial advisor of nationally recognized reputation) (A) is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal, and
(B) presents, in its entirety, more favorable terms after considering both financial and non-financial factors, taken as a whole, to Burnham and its stockholders than the Plan of Liquidation.

                               SUMMARY TERM SHEET

    The Plan of Liquidation contemplates the following agreements and steps:

    - entering into the Liquidation and Property Management Services Agreement, dated as of September 10, 2000, by and between Burnham and DDR Real Estate Services Inc., under which DDR Real Estate has agreed to act as the Company's liquidator for the fees described under "What are the key provisions of the Liquidation and Property Management Services Agreement?--Compensation" (for a more detailed description see page 32);

    - the sale of 13 of our properties to The Prudential Insurance Company of America for gross consideration of approximately $317 million, consisting of approximately $149 million in cash and the assumption of approximately $168 million of liabilities (for a more detailed description see page 35);

    - the orderly sale of our remaining assets for aggregate gross consideration of approximately $570 million to $635 million in cash or such other form of consideration as may be conveniently distributed to our stockholders, which range is based solely upon management's estimates of the values of the assets after considering internally prepared projections and values ascribed to the assets during recent negotiations with bidders (for a more detailed description see page 25);

    - although the Company has no current plan to sell any of its assets for consideration other than cash, the Company may determine to sell its assets for transferable securities or other consideration depending on the values to be received in such transactions or in order to avoid adverse tax consequences that may result from the sales of its tax protected assets (for a more detailed description see page 59);

    - paying (or providing for) our liabilities and expenses, including establishing a reserve to fund contingent liabilities in an amount to be determined as information concerning such contingencies becomes available (for a more detailed description see pages 8-10);

    - distributing the proceeds of the liquidation within 30 days of receipt of such proceeds to the Preferred Stockholders, namely Westbrook Burnham Holdings, L.L.C. and Westbrook Burnham Co-Holdings, L.L.C. (collectively, "Westbrook") and Blackacre SMC Master Holdings, LLC, and the holders of preferred Operating Partnership units, to be applied against their respective Change of Control Preferences which equal: (A) for the Preferred Stockholders, $115,500,000 in the aggregate, or $26.25 per share of Preferred Stock, plus any accrued dividends and distributions, plus 5% of any accrued and due dividends and distributions at the time of payment; and (B) for the holders of preferred Operating Partnership units, $10,500,000 in the aggregate, or $26.25 per unit of limited partnership interest, plus any accrued dividends and distributions, plus 5% of any accrued and due dividends and distributions at the time of payment (for a more detailed description see page 47);

    - after payment of the Change of Control Preferences of the Preferred Stockholders and holders of preferred Operating Partnership units, distributing net proceeds to holders of our common stock (for a more detailed description see page 26); and

    - winding up our operations and dissolving the Company in accordance with the Plan of Liquidation, attached as APPENDIX A to this proxy statement, which provides that:

     - the final distribution to common stockholders will be made no later than the second anniversary of the date on which our stockholders approve the Plan;

     - subject to the prior approval of the holders of a majority of the shares of Series 2000-C Convertible Preferred Stock and upon determinations made by the Board of Directors, the Company may transfer and assign to a Liquidating Trust the Company's remaining cash and property to pay (or adequately provide for) all the remaining debts and liabilities and pay the remainder to stockholders; and

     - the Board of Directors may terminate the Plan for any reason (for a more detailed description see page 26).

    Burnham has already taken several steps to implement the Plan of Liquidation including:

    - entering into the Exchange Agreement, dated as of August 31, 2000, by and among the Company, its Preferred Stockholders and the Operating Partnership, under which the Preferred Stockholders have agreed to vote in favor of the Plan (for a more detailed description see page 47);

    - entering into the Purchase and Sale Agreement, dated as of September 5, 2000, by and between the Company and Prudential, for the purchase of 13 properties by Prudential (for a more detailed description see page 35);

    - entering into the Liquidation Services Agreement (for a more detailed description see page 29); and

    - entering into the Agreement, dated as of September 11, 2000, by and among the Company, the Operating Partnership and the SA Group (the "SA Group Agreement"), under which the SA Group has agreed to vote in favor of the Plan (for a more detailed description see page 56).

    In considering the recommendations of our Board of Directors with respect to the Plan, and in implementing the Plan, you should be aware that some of our Directors, officers, and DDR Real Estate may have had or may have interests that are different from your interests as a stockholder. The Board of Directors was aware of these matters in its consideration of the Plan (for a more detailed description see page 27).

    As a result of the agreements between the Company and the holders of the Preferred Stock, the members of the SA Group and the Company's Directors and Executive Officers (Scott C. Verges and Daniel B. Platt), parties which hold the right to cast approximately 10,855,926 votes, or approximately 27.50% of the votes eligible to be cast at the Annual Meeting, have already agreed to vote all of their shares of Preferred Stock or common stock, as the case may be, for the Plan of Liquidation and for the Company's nominees for election to the Board of Directors. Accordingly, the affirmative vote of approximately an additional 22.50% of the votes eligible to be cast at the Annual Meeting will be sufficient to approve the Plan of Liquidation (for a more detailed description see page 12).

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT. IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. FOR ADDITIONAL INFORMATION CONCERNING THE PLAN OF LIQUIDATION AND THE PROPOSAL REGARDING THE ELECTION OF DIRECTORS, YOU SHOULD READ THIS ENTIRE PROXY STATEMENT AND THE OTHER DOCUMENTS REFERRED TO IN THIS PROXY STATEMENT. A COPY OF THE PLAN OF LIQUIDATION IS INCLUDED IN THIS PROXY STATEMENT AS APPENDIX A. FOR ADDITIONAL INFORMATION REGARDING BURNHAM YOU SHOULD READ THE DOCUMENTS WE HAVE FILED WITH THE SEC LISTED UNDER THE CAPTION "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 82.

    OVERVIEW OF THE PLAN OF LIQUIDATION

    The Plan of Liquidation contemplates the orderly sale of our assets for cash or such other form of consideration as may be conveniently distributed to our stockholders and the payment of (or provision for) our liabilities and expenses, as well as the establishment of a reserve to fund our contingent liabilities. Although the Company has no current plan to sell any of its assets for consideration other than cash, the Company may determine to sell its assets for transferable securities or other consideration depending on the values to be received in such transactions or in order to avoid adverse tax consequences that may result from the sales of its tax protected assets. The principal purpose of the Plan of Liquidation is to maximize stockholder value by liquidating our assets and distributing the net proceeds of the liquidation to the holders of our Preferred Stock and our common stock. Currently, we have two agreements in effect to further this objective. On September 5, 2000, we entered into the Prudential Agreement under which Prudential has agreed to acquire 13 of our properties for a gross purchase price of approximately $317 million, consisting of approximately $149 million in cash and the assumption of approximately
$168 million of liabilities. On September 10, 2000, we entered into the Liquidation Services Agreement with DDR Real Estate, which will serve as the liquidator pursuant to the terms of that agreement. With the assistance of DDR Real Estate, the Company intends to market the 19 properties known as the Golden State properties as a single portfolio and to market on an individual basis the remaining 26 assets that are neither subject to the Prudential Agreement nor part of the Golden State properties. The Company believes this marketing process is likely to maximize the consideration received for those assets. The Company will continue to evaluate this marketing effort throughout the liquidation process, however, in order to ensure the sale of such remaining assets in the most economically attractive manner.

    POTENTIAL BENEFITS OF THE PLAN OF LIQUIDATION

    We believe that implementing the Plan of Liquidation benefits our stockholders in a number of ways, including the following:

    - Burnham currently expects to make liquidating distributions, after complete payment of the Change of Control Preference to the Preferred Stockholders and the preferred Operating Partnership unitholders, totaling between $6.00 and $7.50 per share of common stock by means of two or more liquidating distributions. These per share amounts do not include regular quarterly dividends and distributions, if any, which may be made from Operating Cash. We cannot assure you that the Company will be successful in disposing of properties for values equaling or exceeding those currently estimated by the Company or that such dispositions will occur as early as anticipated by the Company. If values of the Company's assets decline or if the costs and expenses related to such asset sales, including the costs of significant improvements to be made to the properties, exceed those which are currently estimated by the Company, or if our properties are not leased by the dates and at the rental rates the Company currently expects, then the liquidation may not yield distributions equal to or greater than the recent market prices of the shares of common stock of the Company. No assurances can be made as to the actual amount and timing of distributions which may be made over a substantial period of time;

    - Burnham expects that any amounts per share to be received by the stockholders will be paid in cash, thereby eliminating any uncertainties in valuing the consideration to be received by our stockholders; and

    - After an extensive exploration of strategic alternatives to the liquidation, including a reorganization of the Company, a strategic partnership, a merger, the sale of all or some of our assets, and continuing our operations in the ordinary course of business, we believe that no other alternative considered is reasonably likely to provide equal or greater value to our stockholders than the Plan of Liquidation.

    POTENTIAL DETRIMENTS OF APPROVING THE PLAN OF LIQUIDATION

    In making our determination to recommend the Plan of Liquidation, we considered potential negative effects on our stockholders which could result from implementing the Plan of Liquidation, including the following:

    - if the stockholders approve the Plan and the Plan is implemented, our stockholders will no longer participate in any future earnings or growth of our assets or benefit from any increases in the value of our assets once such assets are sold; and

    - our stockholders may, depending on their tax bases in their stock, recognize taxable gains in connection with the completion of the liquidation.

    POTENTIAL DETRIMENTS OF NOT APPROVING THE PLAN OF LIQUIDATION

    If our stockholders do not approve the Plan of Liquidation, we may be unable to satisfy our debt obligations as the debt matures and becomes due. As a result, we may need to renegotiate, extend or replace all or some of our credit facilities, including the General Electric Capital Corporation ("GECC") credit facility. We cannot assure you that we can successfully renegotiate, extend or replace our credit facilities under such circumstances and, if renegotiated, extended or replaced, that the terms would be favorable to us. For a more detailed description of our outstanding debt, see "Debt Maturity Schedule" on page 10. In addition, if the Plan does not receive your approval, the Preferred Stockholders and the preferred Operating Partnership unitholders may elect the Change of Control Preference, as a result of which we would be unable to pay dividends to our common stockhholders unless and until the Preferred Stockholders and the preferred Operating Partnership unitholders receive the Change of Control Preference. The amount of the Change of Control Preference is equal to an aggregate of $126,000,000, plus any accrued dividends and distributions, plus 5% of any accrued and due dividends and distributions as of the date of payment.

    OUR RECOMMENDATION

    Your Board of Directors believes that the Plan of Liquidation is advisable and in the best interest of Burnham and its stockholders. Accordingly, the Board of Directors recommends that you vote FOR the approval of the Plan of Liquidation and FOR Burnham's nominees for election to the Board of Directors.

    POTENTIAL CONFLICTS OF INTERESTS

    In considering the recommendations of our Board of Directors with respect to the Plan, and in implementing the Plan, you should be aware that some of our Directors, officers and DDR Real Estate may have had or may have interests that are different from your interests as a stockholder. The Board of Directors was aware of these matters in its consideration of the Plan.

    MATTERS TO BE VOTED ON AT THE ANNUAL MEETING

    Burnham cannot implement the Plan of Liquidation without the approval of the holders of a majority of the outstanding shares of the common stock and the Preferred Stock, voting together as a single class, with the Preferred Stock voting on an as-converted basis. You are being asked to approve the Plan of Liquidation.

    You are also being asked to elect nine persons to serve on the Board of Directors.

    THE ANNUAL MEETING

    You are entitled to vote at the Annual Meeting if you owned shares of common stock or Preferred Stock of record on September 18, 2000. You will have one vote for each share of common stock that you owned of record on September 18, 2000 for each proposal considered at the Annual Meeting. Each share of Preferred Stock is entitled to vote on an as-converted basis with the common stock on each proposal considered at the Annual Meeting. Each share of Preferred Stock is convertible into approximately 1.626 shares of common stock. As a result, each share of Preferred Stock is entitled to vote as if it had been converted into approximately 1.626 shares of common stock.

    Approval of the Plan of Liquidation requires:

    - the affirmative vote of at least a majority of the outstanding shares of the common stock and Preferred Stock, voting together as single class, with the Preferred Stock voting on an as-converted basis; and

    - the approval of at least a majority of the outstanding shares of Preferred Stock, voting as a separate class.

In addition, the consent of partners holding a majority of the outstanding units of limited partnership interest in the Operating Partnership is required to approve the Plan. The Company holds a majority of the outstanding units of limited partnership interest in the Operating Partnership and has consented to the Plan.

    The affirmative vote of holders of a plurality of the shares of our common stock and Preferred Stock, voting together as a single class, with the Preferred Stock voting on an as-converted basis, is required to elect each nominee for election to the Company's Board of Directors.

    At the close of business on September 18, 2000, the record date for determining those stockholders eligible to vote at the Annual Meeting, there were 4,400,000 shares of Preferred Stock outstanding and 32,324,046 shares of common stock outstanding.

    VOTING OF PREFERRED STOCKHOLDERS

    - Of the 4,400,000 shares of Preferred Stock, (A) Westbrook owns in the aggregate 2,800,000 shares, which are currently convertible into approximately 4,552,845 shares of common stock; and (B) Blackacre owns in the aggregate 1,600,000 shares, which are currently convertible into approximately 2,601,626 shares of common stock;

    - The outstanding shares of Preferred Stock represent 7,154,471, or approximately 18.12%, out of 39,478,517 votes eligible to be cast at the Annual Meeting;

    - Subject to the exceptions described below, the holders of the outstanding shares of Preferred Stock have agreed to vote their shares for the Plan of Liquidation and for the Company's nominees for election to the Board of Directors, both when voting on an as-converted basis with the common stockholders for the Plan of Liquidation and for the election of Directors and also when voting as a separate class with respect to the Plan of Liquidation;

    - The Company anticipates that the holders of the outstanding shares of Preferred Stock will execute a written consent approving the Plan of Liquidation prior to or contemporaneously with the Annual Meeting; and

    - The Preferred Stockholders are not obligated to vote for the Plan or the Company's nominees, however, if:

        (A) the Annual Meeting does not occur on or prior to December 15, 2000 or the Company does not deliver a certificate of the Company's chief executive officer or chief financial officer certifying that the Company has complied with the details of the Plan; or

        (B) the Company carries out the liquidation in a materially different way than prescribed by the Plan of Liquidation and either (1) the Company modifies the plan agreed to in the Exchange Agreement without the consent of the Preferred Stockholders or (2) the Company delivers a notice of a Superior Proposal to any Preferred Stockholder or would have been required to deliver such a notice in accordance with the Board of Directors' duties under Maryland law and such other proposal is supported by the Board or not expressly rejected by the Board within five business days after receipt of such proposal.

    VOTING OF THE SA GROUP, DIRECTORS AND EXECUTIVE OFFICERS

    - Members of the SA Group hold approximately 3,162,066 shares of common stock, which comprise approximately 8.01% of the votes eligible to be cast at the Annual Meeting. The members of the SA Group have agreed to vote all of their shares of common stock for the Plan of Liquidation and for the Company's nominees for election to the Board of Directors; and

    - The Directors (other than Mr. Schottenstein and Mr. Ashner) and Executive Officers of Burnham and their affiliates hold approximately 539,389 shares of common stock eligible to be voted at the Annual Meeting, or approximately 1.37% of the votes eligible to be cast at the Annual Meeting. These parties have agreed to vote all of their shares of common stock for the Plan of Liquidation and for the Company's nominees for election to the Board of Directors.

    TOTAL VOTES IN FAVOR OF THE PLAN AND DIRECTORS

    As a result of the agreements between the Company and the holders of the Preferred Stock, the members of the SA Group and the Company's Directors and Executive Officers, parties which hold the right to cast approximately 10,855,926 votes, or approximately 27.50% of the votes eligible to be cast at the Annual Meeting, have already agreed to vote all of their shares of Preferred Stock or common stock, as the case may be, for the Plan of Liquidation and for the Company's nominees for election to the Board of Directors. ACCORDINGLY, THE AFFIRMATIVE VOTE OF APPROXIMATELY AN ADDITIONAL 22.50% OF THE VOTES ELIGIBLE TO BE CAST AT THE ANNUAL MEETING WILL BE SUFFICIENT TO APPROVE THE PLAN OF LIQUIDATION.

SELECTED HISTORICAL FINANCIAL DATA

    The following selected historical financial data for the last five fiscal years has been derived from our audited consolidated financial statements incorporated by reference into this proxy statement. The selected historical financial data for the nine-month periods ended September 30, 2000 and September 30, 1999 has been derived from our unaudited consolidated financial statements incorporated by reference into this proxy statement. This information is only a summary, and you should read it together with the historical financial statements and related notes contained in the annual reports and other information that we have filed with the SEC and incorporated by reference herein. See "Where You Can Find More Information" on page 82.

                                              NINE MONTHS ENDED
                                                SEPTEMBER 30,                           YEARS ENDED DECEMBER 31,
                                         ----------------------------   --------------------------------------------------------
                                             2000            1999          1999         1998        1997       1996       1995
OPERATING STATEMENT DATE                 -------------   ------------   ----------   ----------   --------   --------   --------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
TOTAL REVENUES.........................   $   91,310      $  101,055    $  132,810   $  131,723   $ 68,174   $ 47,314   $ 48,669
                                          ==========      ==========    ==========   ==========   ========   ========   ========
Income (Loss) from Operations..........   $  (38,309)     $   12,351    $   14,606   $   25,434   $ 12,899   $  9,892   $(14,951)
Gain (Loss) on Sales of Real Estate....        1,226           9,499        10,371       (1,814)     5,896      2,298      2,233
Minority Interest......................       (1,386)         (3,950)       (5,024)      (4,864)       (45)       (35)        --
                                          ----------      ----------    ----------   ----------   --------   --------   --------
Net Income (Loss) Before Extraordinary
  Item and Cumulative Effect of a
  Change in Accounting Principle.......   $  (38,469)     $   17,900    $   19,953   $   18,756   $ 18,750   $ 12,155   $(12,718)
Loss from Early Extinguishment of
  Debt.................................           --              --            --           --        (52)      (884)        --
Cumulative Effect of a Change in
  Accounting Principle.................           --          (1,866)       (1,886)          --         --         --         --
                                          ----------      ----------    ----------   ----------   --------   --------   --------
Net Income (Loss)......................   $  (38,469)     $   16,034    $   18,087   $   18,756   $ 18,698   $ 11,271   $(12,718)
Dividends Paid to Preferred
  Stockholders.........................       (4,467)         (4,200)       (5,600)      (5,600)        --         --         --
                                          ----------      ----------    ----------   ----------   --------   --------   --------
Income (Loss) Available to Common
  Stockholders.........................   $  (42,936)     $   11,834    $   12,487   $   13,156   $ 18,698   $ 11,271   $ 12,718
                                          ==========      ==========    ==========   ==========   ========   ========   ========
Earnings Per Share (Basic)
Income (Loss) Before Extraordinary Item
  And Cumulative Effect of a Change in
  Accounting Principle.................   $    (1.33)     $     0.43    $     0.45   $     0.44   $   0.88   $   0.71   $  (0.75)
Extraordinary Item.....................           --              --            --           --         --      (0.05)        --
Cumulative Effect of a Change in
  Accounting Principle.................           --           (0.06)        (0.06)          --         --         --         --
                                          ----------      ----------    ----------   ----------   --------   --------   --------
Income (Loss) Available to Common
  Stockholders.........................   $    (1.33)           0.37    $     0.39   $     0.44   $   0.88   $   0.66   $  (0.75)
                                          ==========      ==========    ==========   ==========   ========   ========   ========
Earnings Per Share (Diluted):
Income (Loss) Before Extraordinary Item
  And
Cumulative Effect of a Change in
  Accounting Principle.................   $    (1.33)     $     0.43    $     0.45   $     0.44   $   0.87   $   0.71   $  (0.75)
Extraordinary Item.....................           --              --            --           --         --      (0.05)        --
Cumulative Effect of a Change in
  Accounting Principle.................           --           (0.06)        (0.06)          --         --         --         --
                                          ----------      ----------    ----------   ----------   --------   --------   --------
Income (Loss) Available to Common
  Stockholders.........................   $    (1.33)     $     0.37    $     0.39   $     0.44   $   0.87   $   0.66   $  (0.75)
                                          ==========      ==========    ==========   ==========   ========   ========   ========
DIVIDENDS PAID-COMMON..................   $   20,198      $   25,246    $   33,717   $   31,310   $ 21,856   $ 17,113   $ 22,564
                                          ==========      ==========    ==========   ==========   ========   ========   ========
DIVIDENDS PAID PER SHARE--COMMON.......   $    0.625      $    0.788    $     1.05   $     1.05   $   1.00   $   1.00   $   1.33
                                          ==========      ==========    ==========   ==========   ========   ========   ========
TAXABLE INCOME PER
  SHARE--ORDINARY......................                                 $     0.65   $     0.65   $   0.93   $     --   $   0.59
                                                                        ==========   ==========   ========   ========   ========
TAXABLE INCOME PER SHARE--CAPITAL
  GAIN.................................                                 $     0.05   $       --   $     --   $     --   $   0.17
                                                                        ==========   ==========   ========   ========   ========

                                              NINE MONTHS ENDED
                                                SEPTEMBER 30,                           YEARS ENDED DECEMBER 31,
                                         ----------------------------   --------------------------------------------------------
                                             2000            1999          1999         1998        1997       1996       1995
OPERATING STATEMENT DATE                 -------------   ------------   ----------   ----------   --------   --------   --------
                                                                             (IN THOUSANDS)
BALANCE SHEET DATA
Total Assets...........................   $  990,304      $1,086,134    $1,035,015   $1,114,176   $943,795   $356,195   $327,770
Total Notes Payable....................   $  406,530      $  405,770    $  400,410   $  394,029   $369,511   $105,552   $ 92,173
Line of Credit Advances................   $  157,392      $  170,082    $  138,420   $  180,999   $180,869   $ 72,900   $ 24,933
Convertible Subordinated Debentures....   $       --              --    $       --   $       --   $     --   $     --   $ 25,700
Number of Common Shares Outstanding at
  Period End...........................       32,330          32,268        32,274       31,954     23,449     17,096     17,082
Weighted Average Number of Shares-
  Basic................................       32,308          31,993        32,062       29,864     21,335     17,085     17,016
Weighted Average Number of Shares-
  Diluted..............................       32,308          32,008        32,062       30,001     21,521     17,129     17,020

ESTIMATED USES OF PROCEEDS FROM THE PRUDENTIAL SALE

    We have summarized below the estimated sources and uses of the proceeds we expect to receive from the sale by Burnham of the Prudential Portfolio to Prudential. The actual sources and uses of the proceeds of that sale may vary from those summarized in this proxy statement, depending on, among other factors, the actual date of the closing of, and the amount received in, the sale of the assets that are the subject of the Prudential Sale and the amount needed to pay (or provide for) our liabilities and expenses, including any change to the amount of our reserve to fund contingent liabilities.

                                                    TRANSACTION
                                                      VALUE(1)       DEBT(2)        PROCEEDS
                                                    ------------   ------------   -------------
PROCEEDS OF PRUDENTIAL SALE.......................  $314,818,000   $267,772,000   $  47,046,000
                                                    ============   ============   =============
USES OF PRUDENTIAL PROCEEDS:
Reserve Funds (3).................................                                $ (16,200,000)
Liquidating Distributions to Preferred
  Stockholders (4)................................                                  (28,275,000)
Liquidating Distributions to Preferred Unitholders
  (4).............................................                                   (2,571,000)
Funds Available for Distribution to Common
  Stockholders/Unitholders........................                                            0
                                                                                  -------------
Total.............................................                                $ (47,046,000)
                                                                                  =============

------------------------

(1) Transaction Value is an estimated value net of selling costs of approximately $792,000 (or approximately 0.25% of the purchase price) and structural and environmental credits of approximately $1,000,000 (or approximately 0.32% of the purchase price). The selling costs include title insurance costs, transfer taxes and miscellaneous costs.

(2) Debt figures include repayments of mortgage debt and construction loans ($167,584,000) and lines of credit ($98,612,000) relating to the properties that are the subject of the Prudential Sale and estimated loan transfer fees ($1,576,000).

(3) Reserve Funds consist of severance costs ($7,600,000), income tax protection for Operating Partnership unitholders ($4,000,000), litigation ($2,400,000), budgeted capital expenditures and development costs ($1,500,000), and insurance ($700,000). The Company anticipates either using the Reserve Funds to reduce the Company's outstanding indebtedness or segregating the Reserve Funds in an interest bearing account at the highest available interest rate, whichever is more economically attractive. The Company anticipates distributing Reserve Funds as it substantially eliminates or reduces possible expenses requiring future payment.

(4) The Liquidating Distributions to Preferred Stockholders and Preferred Unitholders are made in respect of such parties' respective Change of Control Preferences. After payment of these Liquidating Distributions, the remaining amounts owed to the Preferred Stockholders and Preferred Unitholders in order to completely satisfy their Change of Control Preferences would be, respectively:

    (A) approximately $87,225,000, plus any accrued dividends and distributions, plus 5% of any accrued and due dividends and distributions at the time of payment of such remaining amount; and

    (B) approximately $7,929,000, plus any accrued dividends and distributions, plus 5% of any accrued and due dividends and distributions at the time of payment of such remaining amount.

DEBT MATURITY SCHEDULE

                                                      PRINCIPAL BALANCE
                                                         OUTSTANDING         MATURITY      INTEREST            ANNUAL
PROPERTY                                                  9/30/2000            DATE          RATE              PAYMENT
--------                                              -----------------   --------------   ---------         -----------
FIXED RATE DEBT:
Golden State Properties (19 properties).............    $144,225,081        January 2008      6.76%          $12,265,377
Plaza at Puente Hills...............................      31,579,837          March 2004      7.98%            3,060,656
Valley Central Shopping Center......................      24,233,471          March 2004      7.98%            2,348,661
Mountaingate Plaza..................................      22,470,283          March 2006      8.05%            2,241,680
Lake Arrowhead Plaza................................      19,325,558      September 2011      9.20%            1,946,074
Gateway Center (previously Marin City)..............      16,292,656        October 2008      7.39%            1,492,976
Simi Valley Plaza...................................      15,941,630           June 2026      8.98%            1,579,268
Northwest Acquisitions (3 properties)...............      15,749,871       December 2007      7.45%            1,348,345
1000 Van Ness Capitalized Lease Obligation..........      15,032,454       December 2000      7.85%            1,238,000
City of Pleasant Hill Bonds.........................      14,085,003         August 2028      5.35%              753,095
Richmond............................................       6,667,635        January 2005      9.50%              755,280
Olympiad............................................       5,932,801        October 2007      7.49%              549,326
Crenshaw Imperial...................................       5,010,907           July 2010      8.80%              534,952
Plaza de Monterey...................................       3,882,746       December 2000     10.13%              447,360
Puget Park..........................................       2,409,171           July 2007      8.38%              267,384
San Diego Factory Outlet Center.....................       2,114,050      September 2006      8.67%              453,138
Pleasant Hill Redevelopment Agency..................       1,550,916       November 2004     10.00%              155,092
Silver Plaza........................................         300,000      September 2001      4.28%                  N/A(1)
Powell Note.........................................         200,000       November 2000      0.00%              200,000
                                                        ------------                                         -----------
TOTAL FIXED RATE DEBT:..............................    $347,004,069                                         $31,636,664
                                                        ------------                                         -----------
VARIABLE RATE DEBT:
Cameron Park Construction Loan......................    $  8,836,374       December 2000      8.94%(2)(3)            N/A
Pleasant Hill Construction Loan.....................      41,915,759       February 2001      8.37%(2)(4)            N/A
Van Ness Construction Loan..........................       8,773,864       December 2000      8.52%(2)(5)            N/A
GE Line of Credit...................................     154,891,963(6)    December 2000      9.13%(2)(7)            N/A
Union Bank Line of Credit...........................       2,500,000       November 2000      8.62%(2)(8)            N/A
                                                        ------------
TOTAL VARIABLE RATE DEBT............................    $216,917,960
                                                        ------------
Total...............................................    $563,922,029
                                                        ============

------------------------------

(1) Balloon payment on maturity date.

(2) Rate is as of September 30, 2000.

(3) The interest rate for this loan is based on either prime or LIBOR plus 2.25% at the election of the Company.

(4) The interest rate for this loan is based on either prime or LIBOR plus 1.75% at the election of the Company.

(5) The interest rate for this loan is based on either prime plus 0.50% or LIBOR plus 1.90% at the election of the Company.

(6) Includes approximately $18.4 million of outstanding indebtedness that was repaid subsequent to September 30, 2000 upon the sale of the Anacomp building.

(7) The interest rate for this loan is based on LIBOR plus 2.50%.

(8) The interest rate for this loan is based on either prime or LIBOR plus 2.00% at the election of the Company.

                                 ANNUAL MEETING

                         ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 15, 2000

    DATE, TIME AND PLACE

    The Annual Meeting will be held at the Park Hyatt San Francisco, Currency Room, 333 Battery Street, San Francisco, California on December 15, 2000, at 9:00 a.m. local time, and any adjournment or postponement of the meeting. This proxy statement and the accompanying Notice of Annual Meeting of Stockholders and proxy card are first being mailed to stockholders on or about November 29, 2000.

    PURPOSES

    At the Annual Meeting, you will be asked to consider and vote upon the Plan of Liquidation. You will also be asked to consider and vote upon the election of nine Directors of the Company. The Board of Directors is not currently aware of any business to be acted upon at the Annual Meeting other than as described in this proxy statement. If other matters are properly brought before the Annual Meeting, however, the persons appointed as proxies will have authority to vote on those matters according to their discretion.

    RECORD DATE FOR VOTING; NUMBER OF VOTES

    Only stockholders of record at the close of business on September 18, 2000 are entitled to receive notice of and to vote at the Annual Meeting. On such date there were issued and outstanding 32,324,046 shares of common stock and 4,400,000 shares of Preferred Stock, each share of which is entitled to vote with the common stock as if fully converted into common stock. Each share of Preferred Stock is currently convertible into approximately 1.626 shares of common stock, resulting in the Preferred Stock having an aggregate of 7,154,471 votes out of an aggregate of 39,478,517 votes eligible to be cast at the Annual Meeting.

    QUORUM

    A majority of the votes eligible to be cast represented in person or by proxy constitutes a quorum for the meeting. If a quorum is not present, the Annual Meeting may be adjourned without further notice to a date not more than 120 days after the original record date at which a quorum is present, and shares represented by proxies may be voted for such adjournment.

    A broker non-vote occurs on a matter when a broker holding stock in street name returns an executed proxy but does not vote on the matter because the broker lacks discretionary authority from the beneficial owner to vote on that matter. The missing votes are deemed to be "broker non-votes." Shares present but abstaining and broker non-votes will be included in the number of shares present at the Annual Meeting for purposes of establishing a quorum.

    VOTING METHODS AND PROXIES

    You can vote on the matters to come before the Annual Meeting as follows:

    - by signing, dating and mailing the proxy card in the enclosed postage-paid envelope;

    - by using the Internet Web site listed on the enclosed proxy card or voting instruction form to authorize a proxy to vote your shares;

    - by using the toll-free telephone number listed on the enclosed proxy card or voting instruction form to authorize a proxy to vote your shares; or

    - by attending the Annual Meeting and casting your vote at the Annual
      Meeting.

    The telephone and Internet proxy authorization procedures are designed to authenticate proxies by use of a personal identification number. The procedures allow registered stockholders to authorize a proxy to vote their shares and to confirm that their instructions have been properly recorded. Specific instructions to be followed are set forth on the enclosed proxy card. If you choose to authorize a proxy by telephone or the Internet, you must do so prior to 9:00 p.m. Pacific Time on December 14, 2000. If you hold shares in a street name through a broker or bank, separate instructions for telephone and Internet proxy authorization may be provided on the voting instruction form provided by your broker or bank. Stockholders who return the proxy card are urged to specify their choices by marking the appropriate boxes on the card. If a proxy card is dated, signed and returned without specifying choices, the shares will be voted FOR the Plan of Liquidation and FOR the Company's nominees for election to the Board of Directors.

    REQUIRED VOTE

    Once a quorum is present or represented by proxy at the Annual Meeting, approval of the Plan of Liquidation requires:

    - the affirmative vote of at least a majority of the outstanding shares of the common stock and Preferred Stock, voting together as a single class, with the Preferred Stock voting on an as-converted basis; and

    - the approval of at least a majority of the outstanding shares of Preferred Stock, voting as a separate class.

In addition, the consent of partners holding a majority of the outstanding partnership units in the Operating Partnership is required to approve the Plan. The Company holds a majority of the outstanding partnership units in the Operating Partnership and has consented to the Plan.

    The affirmative vote of holders of a plurality of the shares of our common stock and Preferred Stock, voting together as a single class, with the Preferred Stock voting on an as-converted basis, is required to elect each nominee for election to the Company's Board of Directors.

    At the close of business on September 18, 2000, the record date for determining those stockholders eligible to vote at the Annual Meeting, there were 4,400,000 shares of Preferred Stock and 32,324,046 shares of common stock outstanding. Each share of Preferred Stock is convertible into approximately
1.626 shares of common stock. As a result, the outstanding shares of Preferred Stock represent 7,154,471, or approximately 18.12%, out of 39,478,517 votes eligible to be cast at the Annual Meeting. Subject to limited exceptions described on page 6, the Preferred Stockholders have agreed to vote all of their shares FOR the Plan and FOR the nominees for election to the Board of Directors, both when voting on an as-converted basis with the common stockholders for the Plan of Liquidation and for the election of Directors and also when voting as a separate class with respect to the Plan of Liquidation. The Company anticipates that the holders of the outstanding shares of Preferred Stock will execute a written consent approving the Plan of Liquidation prior to or contemporaneously with the Annual Meeting.

    Members of the SA Group hold approximately 3,162,066 shares of common stock or approximately 8.01% of the votes eligible to be cast at the Annual Meeting. The members of the SA Group have agreed to vote all of their shares of common stock FOR the Plan of Liquidation and FOR the Company's nominees for election to the Board of Directors. In addition, the Company's Directors (other than
Mr. Schottenstein and Mr. Ashner) and Executive Officers hold approximately 539,389 shares of common stock, or approximately 1.37% of the votes eligible to be cast at the Annual Meeting, and have agreed to vote all of their shares of common stock FOR the Plan of Liquidation and FOR the Company's nominees for election to the Board of Directors.

    As a result of the agreements between the Company and the holders of the Preferred Stock, the members of the SA Group, and the Company's Directors and Executive Officers, stockholders who hold the right to cast approximately 10,855,926 votes, or approximately 27.50% of the votes eligible to be cast at the Annual Meeting, have agreed to vote all of their shares of Preferred Stock or common stock, as the case may be, in favor of the Plan of Liquidation and for the Company's nominees for election to the Board of Directors. Accordingly, the affirmative vote of approximately an additional 22.50% of the votes eligible to be cast at the Annual Meeting will be sufficient to approve the Plan of Liquidation.

    Abstentions and broker non-votes will have the effect of votes against the Plan, but will have no effect on the election of Directors. In the event that the requisite votes are not cast in favor of the Plan, with the result that the Plan is not approved, the Board of Directors intends to meet to consider what, if any, steps to take in the best interests of the Company and its stockholders, including the possibility of resubmitting the Plan or another plan of complete liquidation and dissolution to stockholders for future consideration. In the event that a quorum is not present, the Annual Meeting may be adjourned as described above under "Quorum."

    REVOCATION OF PROXIES

    A stockholder may revoke a proxy given with respect to the Annual Meeting at any time before it is voted at the Annual Meeting by:

    - filing with the Secretary of the Company a written revocation;

    - granting a duly executed proxy bearing a later date; or

    - issuing later dated instructions by telephone or the Internet.

    A stockholder may revoke a previously delivered proxy by attending the Annual Meeting and voting in person, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously delivered proxy.

    Stockholders holding shares in street name at a broker or bank custodian must follow the procedures of such broker or bank custodian if they wish to revoke a previous voting instruction.

    INFORMATION REGARDING TABULATION OF THE VOTE

    We have a policy that all proxies, ballots and votes tabulated at a meeting of our stockholders are confidential, and the votes will not be revealed to any of our employees or anyone else, other than the inspectors, unless it is necessary to meet applicable legal requirements.

    PROXY SOLICITOR

    We have retained D.F. King & Co., Inc. to assist us in soliciting proxies for a fee of $20,000 plus reimbursement of its expenses. Officers and other employees of the Company may, without receiving additional consideration, solicit proxies in person, by telephone, facsimile, mail or the Internet. The Company will pay the expenses of preparing, printing and mailing the Notice of Annual Meeting of Stockholders and this proxy statement and all other expenses of soliciting proxies.

BACKGROUND OF THE COMPANY'S DECISION TO LIQUIDATE

    Beginning in November 1999, the Company, with the assistance of Goldman, Sachs & Co., undertook a review of its strategic alternatives, including consideration of a merger of the Company, a sale of all or some assets of the Company, and a reorganization of the Company. The Company's Board of Directors subsequently determined that, in its business judgment, a liquidation of the Company was the alternative most likely to maximize stockholder value. The background of the Board's decision follows:

    On June 6, 1999, a representative of Donaldson, Lufkin and Jenrette ("DLJ") telephoned Mr. J. David Martin, the Company's then chief executive officer, and requested his home facsimile number. Subsequently, Mr. Martin received, via facsimile, an unsigned letter from Schottenstein Stores Corporation ("SSC"). This letter revealed that SSC had acquired beneficial ownership of 2,605,800 shares, or approximately 8.2%, of the Company's common stock. Based on the last reported sale price of a share of the Company's common stock on the New York Stock Exchange on June 7, 1999 of $12.625, the value of SSC's interest in the Company was approximately $32.9 million. The letter also contained an unsolicited proposal from SSC and some of its affiliates to negotiate a business combination in which the Company would be merged into an acquisition affiliate of SSC and the holders of the Company's common stock would receive $13 per share. The proposal was subject to a number of conditions, including completion of due diligence satisfactory to SSC and SSC's receipt of $800 million in new senior debt financing. The proposed transaction was also made conditional upon approval of the Company's stockholders and the holders of units of limited partnership interest in the Operating Partnership. The DLJ representative called Mr. Martin to confirm that Mr. Martin had received the letter and informed him that it was SSC's intent to privatize the Company and relocate its operations to Ohio. SSC publicly disclosed its proposal on June 7, 1999.

    Schottenstein's letter was then sent via facsimile to the members of the Company's Board of Directors. On June 9, 1999, the Board held a telephonic meeting to discuss SSC's proposal. Attorneys from Goodwin, Procter & Hoar LLP, the Company's legal advisor, participated in this meeting. Mr. Martin described to the Board his discussion with the DLJ representative. Mr. Martin also discussed with the Board his concerns regarding the possible negative impact of SSC's proposal on retention and recruitment of the Company's employees. The Board determined that further investigation was necessary and that the Board should retain a financial advisor to evaluate SSC's proposal. The Board appointed a subcommittee to recommend a financial advisor to assist in evaluation of the proposal. The members of the subcommittee were James D. Harper, Jr., James D. Klingbeil, Mr. Martin and Philip S. Schlein. The members of the Board also discussed the fact that they wanted to carefully consider a shareholder rights plan and obtain advice about such plans. In addition, the Board discussed retention of employees, including severance plans.

    On June 10, 1999 and June 13, 1999, respectively, Westbrook and Blackacre, the two largest preferred equityholders of the Company, sent letters outlining their objections to a possible shareholder rights plan. Between June 19, 1999 and July 19, 1999, Westbrook and Blackacre also expressed their desire to convey their concerns directly to the Board of Directors.

    In light of the SSC proposal and based on a recommendation of the subcommittee of the Board referred to above, the Company retained Goldman Sachs on June 16, 1999 as its financial advisor to assist the Company in connection with a possible sale of all or a portion of the common stock or assets of the Company, a recapitalization, a purchase by the Company of securities or assets of other companies or the sale of the Company by way of tender offer, merger or otherwise. DLJ contacted Goldman Sachs after DLJ learned that Goldman Sachs had been retained by the Company.

    At a meeting of the Company's Board of Directors on June 19, 1999, representatives of Goldman Sachs and Goodwin, Procter & Hoar LLP presented information on shareholder rights plans. The Board engaged in a lengthy discussion regarding rights plans, including the fact that several companies had received premiums in strategic business combinations after adoption of rights plans. The Board adopted the Company's Shareholder Rights Agreement between the Company and First Chicago Trust Company of New York (the "Shareholder Rights Plan") in order to enhance the Board's ability to protect the interests of the Company's stockholders and to provide the Board with sufficient time to review the SSC proposal. Because it is unlikely that a person would be willing to incur the economic and voting consequences of the dilution that would likely result from such person acquiring shares of our common stock in excess of the ownership limit set forth in the Shareholder Rights Plan, the Shareholder Rights Plan encourages a potential acquiror of the Company to negotiate a transaction with the Board of Directors before it exceeds such ownership limit. The Board members also discussed the fact that the Shareholder Rights Plan could be amended or withdrawn at any time.

    On June 21, 1999, the Company issued a press release regarding the adoption of the Shareholders Rights Plan.

    On July 12, 1999, SSC increased its proposal to $13.50 per share subject to the same conditions described above. The Company responded by sending a letter to SSC dated July 12, 1999 assuring SSC that the Company had been reviewing SSC's original proposal, would seriously review SSC's revised proposal, and that a representative of the Company would contact SSC once the Board was in a position to make an informed response to the proposal.

    On July 19, 21 and 23, 1999, the Board met again to discuss SSC's proposal. Representatives of Westbrook and Blackacre attended a portion of this meeting and informed the Board that they wanted to ensure that a proper procedure was in place for consideration of SSC's proposal. At these meetings, representatives of Goldman Sachs presented various financial analyses relating to the Company based upon management's then-current business plan, including management's financial projections. Goldman Sachs did not pass upon the reasonableness of management's projections or related assumptions. Goldman Sachs also did not render an opinion with respect to the SSC proposal, nor did it provide an independent value assessment of the Company or express a belief as to a probable price per share in a transaction involving the Company. The financial analyses presented by Goldman Sachs included an analysis of the present value of future stock prices and dividends to be received, a discounted cash flow analysis and a net asset value analysis, all based on management's projections. Depending on the Funds From Operations multiple, the discount rate and other valuation parameters applied to the financial data, these financial analyses showed ranges of notional value which included values exceeding SSC's revised proposal. The analysis of the present value of future stock prices and dividends to be received showed a range of notional values from $11.26 to $16.76 per share; the discounted cash flow analysis showed a range of notional values from $9.48 to $20.09 per share; and the net asset value analysis showed a range of notional values from $10.22 to $14.93 per share. At these meetings, Goldman Sach's representatives suggested to the Board that the Board should determine whether the Board was comfortable with management's earnings forecasts and whether it would be to the Company's advantage to remain independent or to proceed to negotiate with SSC. During these meetings, the Board requested management to update its business plan and corporate earnings model and present those updated analyses at the next Board meeting in September 1999.

    On July 23, 1999, after an extensive evaluation of the SSC proposal and after consulting with the Company's management, Goldman Sachs and Goodwin, Procter & Hoar LLP, the Company's Board of Directors concluded that it would not be in the best interests of the Company's stockholders to accept the proposal because of its price and terms and unanimously voted to reject SSC's proposal. The Board believed that, in the context of an unsolicited proposal, agreeing to any significant level of due diligence requested by SSC, or any other party, would be unusual. The Board also believed that there were significant elements of uncertainty in the SSC proposal and it expressed its concern that the requested due diligence could have a detrimental impact on the Company because of its expansive scope, its potential duration, its effect on the Company's ability to retain employees, its possible adverse effects on the Company's relationships with its tenants, its possible adverse effects on the

Company's relationships with its joint venture partners and the fact that SSC could reduce its offer price after completing the due diligence process. In addition, the preparation and gathering of the requested due diligence information would have required the devotion of significant resources of the Company, especially from management, and the Board believed this would result in disruptions to the Company's operations. The Board also believed that the financing contingency was unacceptable. While the Board did not establish a target or approximate value per share, based on management's earnings forecasts and Goldman Sachs' financial analyses, the Board believed that stockholders could reasonably realize higher values per share than the price per share contained in the SSC proposal. The Board advised SSC of its decision and noted that it would arrange to have Goldman Sachs meet with SSC's representatives to discuss the decision. Goldman Sachs met with representatives from DLJ, SSC's financial advisor, on August 4, 1999. At this meeting, DLJ expressed a desire to proceed with the transaction. Goldman Sachs and DLJ discussed the Board's basis for rejecting SSC's offer, including the price and the contingent nature of the proposal.

    On August 27, 1999, SSC sent another letter to the Company's Board of Directors. The letter contained a list of requested due diligence items and noted that SSC might be in a position to increase its cash proposal. The letter also requested a meeting to discuss the proposal.

    Subsequently, Jay L. Schottenstein, the chief executive officer of SSC, spoke with Mr. Martin and Malin Burnham, the Chairman of the Board of Directors of the Company. Messrs. Martin and Burnham informed Mr. Schottenstein that his list of proposed due diligence requirements remained too expansive. In response to these conversations, Mr. Schottenstein wrote to the Board on September 9, 1999 that, after completion of due diligence, SSC could possibly increase its offer, perhaps substantially.

    On September 13, 1999, Mr. Martin met with the Board's Governance Committee, consisting of directors Messrs. Harper, Schlein, and Burnham (substituting for Mr. Klingbeil, who was not available). Representatives of Goldman Sachs reviewed the September 9, 1999 letter and participated in these discussions but did not provide any analysis or render any advice. Mr. Martin and the Governance Committee noted that the extensive due diligence process proposed by SSC was unusual in the context of an unsolicited offer, would be disruptive to the Company's operations and, together with the financing contingency in SSC's proposal, created unacceptable risk for the Company and its stockholders. Also, on September 13, 1999, Mr. Burnham sent a letter to the Company's stockholders outlining the Board's consideration of SSC's proposal.

    On September 14, 1999, based on the committee's decision, Mr. Martin sent a letter, on behalf of the Board of Directors, to Mr. Schottenstein in response to Mr. Schottenstein's letters dated August 27, 1999 and September 9, 1999.
Mr. Martin's letter indicated that the Board had rejected SSC's proposal because Mr. Schottenstein's letters did not increase the price or modify the due diligence and financing conditions contained in SSC's earlier proposal, which the Board had previously rejected. Mr. Martin's letter also stated that the Company remained prepared to consider a revised proposal from SSC that adequately addressed the deficiencies in SSC's existing letters.

    On September 29, 1999, management completed its updated corporate earnings model and presented it to the Board of Directors. Management explained to the Board that the updated model revealed projected net operating income and FFO per share figures for 2000 that varied negatively from those projections presented to the Board of Directors in July 1999. Discussions ensued among the Board of Directors and management as to the negative variances. Management explained that the negative variances arose from significant cost overruns at the Company's property developments and from current and projected leasing results that were well below expectations. In addition, the revised projections also reflected anticipated increases in borrowing costs. Management explained to the Board of Directors that the Company's then primary line of credit with Nomura Asset Capital Corporation would mature in November 1999 and that any replacement for that credit facility would necessarily be on terms that contained a significantly higher interest rate than that previously paid by the Company.

As a result, the Company's projections forecasted both higher than expected costs and lower than expected revenues.

    Also at this meeting, representatives of Goldman Sachs presented various financial analyses relating to the Company based upon management's then-current business plan, including management's revised financial projections. Goldman Sachs did not pass upon the reasonableness of management's projections or related assumptions. Goldman Sachs also did not render an opinion, nor did it provide an independent value assessment of the Company or express a belief as to a probable price per share in a transaction involving the Company. The financial analyses presented by Goldman Sachs included an analysis of the present value of future stock prices and dividends to be received, a discounted cash flow analysis and a net asset value analysis, all based on management's revised projections. Depending on the Funds From Operations multiple, the discount rate and other valuation parameters applied to the financial data, the analysis of the present value of future stock prices and dividends to be received showed a range of notional values from $10.26 to $14.42 per share; the discounted cash flow analysis showed a range of notional values from $9.55 to $14.87 per share; and the net asset value analysis showed a range of notional values from $9.20 to $13.03 per share.

    The Board of Directors then determined that because of the significant negative variances presented by management at this meeting, management should confirm the updated corporate earnings model. The Board also requested Goldman Sachs to begin preparing confidential marketing materials to be used to solicit proposals for strategic transactions involving the Company.

    On November 1, 1999, management once again presented its updated corporate earnings model and informed the Board that the model, as revised since the last Board meeting, contained projections that were lower than those presented to the Board of Directors on September 29, 2000. After discussions regarding the projected results and methodologies used in preparing the updated corporate earnings model, the Directors discussed the potential sale of the Company and the impact of lower than anticipated results on the timing of a sale and the value to be derived for stockholders. In addition, representatives of Goldman Sachs provided an overview of a proposed plan for exploring the Company's strategic alternatives. In the Board deliberations which followed consideration of the Schottenstein proposal and management's presentation of the updated corporate earnings model, the Board decided that it was in the stockholders' best interests to request Goldman Sachs to assist the Company in exploring a full range of strategic alternatives. The specific factors that precipitated the Board's decision included the Company's declining financial performance, the Company's declining projections of future financial performance, the general reduction in stock market prices for real estate investment trusts, and the Board's belief that the Company's pursuit of its strategic alternatives would maximize stockholder value.

    On November 12, 1999, the Company announced that its Board of Directors had instructed management and Goldman Sachs to pursue a full range of strategic alternatives in order to maximize stockholder value. The Company also announced that it had commenced the active marketing of properties to provide additional liquidity and financial flexibility.

    Between November 1, 1999 and December 10, 1999, Goldman Sachs continued to work with management to prepare confidential marketing materials to be used to solicit interest from parties interested in engaging in a strategic transaction with the Company. On December 10, 1999, Goldman Sachs began soliciting interest with respect to a sale of the entire Company, including by way of merger or a sale of all or substantially all of the assets. Goldman Sachs' activities included the solicitation of SSC. In order to protect the Company's confidential marketing materials and other information, maximize the competition among potential bidders, and foster an orderly marketing and bidding process, interested parties were asked to sign customary confidentiality agreements which included standstill provisions with the Company as a condition to receiving such confidential information. From

December 1999 through April 2000, Goldman Sachs contacted a total of 56 potential bidders and the Company entered into confidentiality agreements with 25 potential bidders.

    On January 12, 2000, Goldman Sachs distributed updated information on the Company and instructions to the potential bidders that had signed confidentiality agreements for the submission of initial indications of interest by February 7, 2000.

    On February 1, 2000, SSC announced that after extensive meetings with the Company's advisors, SSC had refused to enter into the confidentiality agreement that contained standstill provisions imposing restrictions on SSC's ability to make acquisition proposals or engage in a proxy contest, and was considering its strategic alternatives, including proposing a slate of directors for election at the Annual Meeting.

    By February 7, 2000, the Company had received initial indications of interest to purchase the entire Company from three bidders, two of whom proposed asset purchases and one of whom proposed contributing assets into the Operating Partnership and restructuring the Company.

    On February 9, 2000, the Company's Board of Directors unanimously approved an amendment to the Company's Bylaws to extend the date of the Annual Meeting to July 11, 2000 to give the potential bidders sufficient time to analyze additional information and prepare definitive proposals. Westbrook and Blackacre agreed in advance to the rescheduling of the Annual Meeting, while SSC indicated that it did not object to the rescheduling of the Annual Meeting.

    On February 15, 2000, following extensive negotiations, the Company entered into a confidentiality agreement with SSC that did not contain standstill provisions. SSC began its due diligence with respect to the business and operations of the Company on or about February 17, 2000.

    On February 21, 2000, the Company announced that it had completed the initial phase of the strategic alternative process. The Company also announced that it had entered into a confidentiality agreement with SSC. At the completion of the initial phase, the Company had received three initial indications of interest to purchase the entire Company. The Company subsequently commenced the next phase of exchanging information with the three potential bidders that had submitted initial indications of interest.

    Because the Board of Directors believed that having as many options as possible was in the best interests of the Company's stockholders, it decided to allow additional interested third parties to participate in the process despite the fact that the deadline had passed for receiving initial indications of interest. Accordingly, it continued to negotiate confidentiality agreements with such additional interested parties.

    As a result, on March 28, 2000, five parties submitted second-round indications of interest, including one proposal to acquire the entire Company and four proposals to acquire selected groups of assets, all of which were contingent upon completion of due diligence and other conditions. Also on March 28, 2000, SSC formally withdrew from the process and indicated that it would not participate in the process in the future. SSC did not inform the Company of its reasons for withdrawing from the bidding process. It did, however, subsequently have discussions with representatives of the Company about exchanging its shares of common stock for specified assets of the Company. The Company and SSC were not able to reach an agreement with respect to such a transaction.

    On April 5, 2000, the Board of Directors of the Company determined that it was advisable to reschedule the Annual Meeting to September 12, 2000 in order to provide sufficient time to explore all strategic alternatives and receive definitive bids.

    On May 10, 2000, after extensive negotiations and exchanges of information with potential bidders, two bidders submitted third-round indications of interest, both of which contemplated a purchase of the entire Company.

    On June 1, 2000, the Company announced that it had rescheduled the Annual Meeting to October 18, 2000 in order to give interested parties sufficient time to review due diligence materials and submit final transaction proposals.

    On June 14, 2000, SSC announced that it intended to nominate a slate of directors for election at the Annual Meeting with a view toward obtaining control of the Board of Directors and replacing management. On the same date, the Company issued a press release announcing that it would oppose any efforts by SSC to force the Company to hold the Annual Meeting on an earlier date because it believed that any such effort would subvert and seriously prejudice the Company's pursuit of strategic alternatives to maximize stockholder value.

    On June 16, 2000, SSC, Jubilee Limited Partnership, Jubilee Limited Partnership III, Schottenstein Professional Asset Management Corp., and Jay L. Schottenstein filed an action against the Company in the United States District Court for the District of Maryland. Also named as defendants in the case were the following members of the Company's Board of Directors: Malin Burnham, J. David Martin, James D. Klingbeil, James D. Harper, Jr., Donne P. Moen, Philip D. Schlein and Robin Wolaner. In the complaint, SSC asserted that the Company had violated Maryland law by failing to hold an annual meeting of stockholders within the prior twelve month period. SSC also alleged that the Company's Directors had breached their fiduciary duties by implementing and maintaining the Shareholder Rights Plan, establishing severance programs for members of senior management in the event of a change in control, postponing the Annual Meeting date until October 2000, and selling assets of the Company without a legitimate corporate purpose. In addition, the complaint sought to compel the Company to hold the Annual Meeting not later than August 31, 2000.

    On June 19, 2000, one of the two remaining bidders withdrew from the process and terminated negotiations with the Company. The bidder did not disclose to the Company its reasons for terminating negotiations with the Company.

    On July 7, 2000, the last remaining bidder submitted a conditional offer to acquire the entire Company for $5.55 per share, subject to several possible adjustments which, if achieved, could have increased the offer up to $6.57 per share.

    On July 12, 2000, after consulting with the Company's management and Goldman Sachs, after receiving general legal advice from Goodwin, Procter & Hoar LLP and advice as to the Board's duties under Maryland law from Ballard Spahr Andrews & Ingersoll, LLP, and after extensive discussions, the Board of Directors of the Company rejected the conditional offer as inadequate because of its price and terms and instructed management and Goldman Sachs to engage in negotiations with the bidder to improve the offer price and the terms and conditions of the offer. The Board concluded that the adjustments to the price were unlikely to be achieved. The Board also noted that under the proposed bid, if the Company were to pay dividends to its common stockholders between the signing and closing of the agreement relating to the transaction, the bid price would be reduced by the amount of such dividends. In light of these factors, the Board believed that a higher price per share could be realized by renegotiating the proposed offer, soliciting additional offers or pursuing other potential strategic alternatives, such as a plan of reorganization or plan of liquidation. As a result, the Board also instructed management to finalize a plan of reorganization and a plan of liquidation for its review.

    On July 24, 2000, Westbrook issued a notice to the Company asserting the election of a Change of Control Preference under the terms of the Company's Old Preferred Stock. Westbrook owns, in the aggregate, 2,800,000 shares of Preferred Stock, each of which has a stated value of $25 per share and all of which, in the aggregate, are currently convertible into approximately 4,552,845 shares of common stock.

    Under the terms of the Preferred Stock, all Preferred Stockholders are entitled to elect the Change of Control Preference upon the occurrence of the events described on page 53. Upon a valid election of the Change of Control Preference, all of the Preferred Stockholders, in the aggregate, would be entitled to receive, prior to any distributions to common stockholders, an amount equal to $115,500,000, or $26.25 per share of Preferred Stock, plus any accrued dividends and distributions, plus 5% of any accrued and due dividends and distributions at the time of redemption. Under the terms of the partnership agreement of the Operating Partnership, the preferred Operating Partnership unitholders are entitled to elect the Change of Control Preference in the event that the Preferred Stockholders are entitled to elect the Change of Control Preference. Upon a valid election of their Change of Control Preference, all of the preferred Operating Partnership unitholders, in the aggregate, would be entitled to receive, prior to any distributions to holders of common units in the Operating Partnership, an amount equal to $10,500,000, or $26.25 per unit of limited partnership interest, plus any accrued dividends and distributions, plus 5% of any accrued and due dividends and distributions at the time of redemption. In these circumstances, the Company would be unable to pay any distributions to its common stockholders and holders of common units in the Operating Partnership until it had fully paid the Change of Control Preference of the Preferred Stockholders and the preferred Operating Partnership unitholders.

    On August 1, 2000, the last remaining bidder submitted a revised, non-contingent bid for the entire Company for $5.42 per share, subject to possible adjustments which, if achieved, could increase the bid up to $6.01 per share.

    On August 7, 2000, the Company issued a press release announcing that it had entered into an agreement with Westbrook pursuant to which Westbrook had suspended its election of the Change of Control Preference. Under this agreement, Westbrook retained its right to revive the election and the Company retained its right to contest the validity of the election under the terms of the Old Preferred Stock.

    On August 8, 2000, after a review of the Company's strategic alternatives, including a plan of reorganization and plan of liquidation prepared by the Company's management, after consulting with the Company's management and Goldman Sachs with respect to the last bid submitted for the entire Company, and after receiving general legal advice from Goodwin, Procter & Hoar LLP and advice regarding the Board's duties under Maryland law from Ballard Spahr Andrews & Ingersoll, LLP, respectively, the Board rejected the last remaining bidder's revised non-contingent bid. The Board of Directors concluded that the possible adjustments to the bid of $5.42 per share were not likely to be achieved. In addition, under the proposed bid, if the Company were to pay dividends to its common stockholders between the signing and closing of the agreement relating to the transaction, the bid price would be reduced by the amount of such dividends. The Board also concluded, after consulting with management, that the bidder was unlikely to increase its offer. In light of these factors and after a review of the plan of reorganization and the plan of liquidation prepared by management, the Board then determined that the Company's common stockholders would be more likely to receive a higher price per share from a liquidation of the Company than from any other alternative, including a reorganization of the Company or continuing the Company's business in the ordinary course.

    On August 13, 2000, the Operating Partnership and the Company entered into an agreement with Blackacre under which Blackacre would be treated as if it had submitted a notice to the Operating Partnership electing a Change of Control Preference under the terms of the Operating Partnership agreement and such notice had been suspended, but, like Westbrook, Blackacre could revive the election, and the Operating Partnership and the Company could contest the validity of the election under the terms of the preferred Operating Partnership units held by Blackacre. Under the terms of the preferred Operating Partnership units, a valid election of Blackacre's Change of Control Preference would have prohibited the Operating Partnership from making distributions to the holders of common units of limited partnership interest in the Operating Partnership (including the Company) until the payment in full of the Change of Control Preference to Blackacre.

    On August 14, 2000, Jay L. Schottenstein, an affiliate of SSC, and
Michael L. Ashner issued a press release announcing that together they intended to nominate a slate of directors for election at the Annual Meeting to pursue a liquidation of the Company.

    On August 15, 2000, the Company announced that the Board of Directors intended to adopt a plan of liquidation and intended to retain a third party to oversee and manage the liquidation process. The Company also announced that it had reached an agreement in principle with Westbrook and Blackacre that they would support the Board's decision to develop a plan of liquidation.

    On August 31, 2000, the Board of Directors adopted the Plan of Liquidation, subject to its approval by the stockholders, and after extensive negotiations, the Company, the Operating Partnership, Westbrook and Blackacre entered into an Exchange Agreement. The Company entered into the Exchange Agreement with the Preferred Stockholders for the following reasons:

    - To obtain the Preferred Stockholders' approval of the Plan and the Board's nominees for election as Directors. Under the Exchange Agreement, the Preferred Stockholders have agreed, subject to limited exceptions described on page 6, to vote for the Plan of Liquidation and for the Company's nominees for election to the Board of Directors, both when voting with the common stockholders for the Plan of Liquidation and for the election of Directors, with the Preferred Stockholders voting on an as-converted basis, and also when voting as a separate class with respect to the Plan of Liquidation;

    - To obtain the agreement of the Preferred Stockholders that the Company may pay dividends on its common stock until at least March 31, 2001, subject to limitations described on page 49. The Preferred Stockholders had previously notified the Operating Partnership and Burnham that they were electing their respective Change of Control Preferences under the terms of the Old Preferred Stock and the terms of the preferred Operating Partnership units. If valid, the elections of the Change of Control Preferences would have had the effect of prohibiting Burnham from making distributions to holders of common stock and common units until the Preferred Stock and preferred Operating Partnership units had been fully redeemed in return for payment of the amounts of the Change of Control Preferences; and

    - To avoid the possibility that the Preferred Stockholders would initiate a proxy contest, which the Company believes would have resulted in significant expense to the Company and, therefore, indirectly to its stockholders.

    The Exchange Agreement revised the Company's and the Operating Partnership's arrangements with their preferred equityholders. Westbrook and Blackacre exchanged their respective preferred Operating Partnership units for the same number of shares of Old Preferred Stock, and then Westbrook exchanged 2,800,000 shares of Old Preferred Stock for the same number of shares of Series 2000-C Preferred Stock and Blackacre exchanged 1,600,000 shares of Old Preferred Stock for the same number of shares of Series 2000-C Preferred Stock.

    The Exchange Agreement and the terms of the Articles Supplementary give the holders of the Preferred Stock rights which include:

    - the right to receive an amount equal to the Change of Control Preference from the net proceeds of sales of assets as part of the Plan of Liquidation and to require Burnham to redeem the Preferred Stock in any event on or after September 30, 2001 for the same amount; and

    - the right, as a separate class, to elect two directors to the Company's Board of Directors for so long as any shares of Preferred Stock are outstanding.

    The common stockholders do not possess any voting rights with respect to the election of these two directors, and consequently, such directors are not among the nominees for election to the Board of Directors listed in this proxy statement. Presently, the holders of Preferred Stock have not exercised that right but they have indicated to the Company that they intend to elect Curtis Greer and Ronald Kravit in the near future. Neither Mr. Greer or
Mr. Kravit has any direct or indirect pecuniary interest in the Change of Control Preference.

    The Exchange Agreement preserves the Company's right to pay ordinary dividends to holders of shares of common stock until at least March 31, 2001, provided that such dividends are paid out of Operating Cash, in an amount not exceeding the average quarterly dividend or distribution paid to the holders of shares of common stock for the four fiscal quarters immediately preceding the date of the Exchange Agreement, and only after payment of all accrued dividends and distributions owing to the Preferred Stockholders as of the date of such quarterly dividend. For a complete description of the terms of the Exchange Agreement, see "What are the key provisions of the Exchange Agreement with the Preferred Stockholders?"

    On September 5, 2000, the Company entered into a Purchase and Sale Agreement with Prudential for the sale of 15 of Burnham's properties for a gross purchase price of approximately $356 million, in a combination of approximately
$183 million in cash and the assumption of approximately $173 million of indebtedness. On November 16, 2000, Prudential exercised its right under the agreement to terminate the agreement with respect to two properties. As a result, the Prudential Sale consists of the purchase and sale of 13 properties for an aggregate purchase price of approximately $317 million, consisting of approximately $149 million in cash and the assumption by Prudential of approximately $168 million of liabilities.

    On September 10, 2000, after negotiating bids from several potential liquidation agents, the Company entered into an agreement with DDR Real Estate pursuant to which DDR Real Estate agreed to act as a liquidation agent on behalf of the Company with respect to its remaining assets.

    On September 11, 2000, the Company entered into the SA Group Agreement with the SA Group under which the Company and the SA Group granted each other mutual general releases and the SA Group agreed to dismiss the pending litigation in the United States District Court for the District of Maryland. The Company elected Jay L. Schottenstein and Michael L. Ashner to Burnham's Board of Directors and elected Mr. Schottenstein as Co-Chairman of the Board. The SA Group agreed to vote their shares in favor of the Plan of Liquidation and for the Company's nominees for director. The Company agreed to allow the SA Group to purchase up to 19.9% of the common stock under the Shareholder Rights Plan, subject to the Company's continued qualification as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). To reimburse the SA Group for expenses incurred in connection with its litigation and to settle such litigation, Burnham agreed to pay the SA Group $1 million and to pay the SA Group an additional $1.5 million when and if the Preferred Stock is redeemed in full.

    Also on September 11, 2000, the Company and the Preferred Stockholders entered into the Letter Agreement under which the Preferred Stockholders consented to the SA Group Agreement and agreed to support and vote for the SA Group's nominees to serve on Burnham's Board of Directors. Under the Letter Agreement, the Company agreed to allow each of Westbrook, Blackacre and Morgan Stanley Dean Witter & Co. and its affiliates to purchase up to 19.9% of the common stock under the Shareholder Rights Plan, and to take such action as is necessary to exempt such ownership from the ownership limitations set forth in the Company's Charter, subject to the Company's continued qualification as a REIT under the Code. On and after the date on which no shares of Preferred Stock remain outstanding, the Company has agreed to expand the Board of Directors by one, to elect Curtis Greer to the vacancy created by such expansion and to nominate Mr. Greer for election to the Board at any subsequent meeting of the stockholders at which directors are to be elected. The Company anticipates that, when so elected, Mr. Greer will not be affiliated with management or any principal stockholder of the Company.

    On September 19, 2000, an affiliate of the Company, BPP/Golden State Acquisitions, LLC, entered into a Purchase and Sale Agreement with GMS Realty, LLC for the sale of 19 of the Company's properties known as the Golden State properties for a gross purchase price of approximately $305 million, consisting of $167 million in cash and the assumption of $138 million in liabilities. Under the agreement, GMS deposited $5 million into escrow. The agreement provided GMS a period of 40 days to conduct a due diligence review of these 19 properties. On October 17, 2000, after performing due diligence, GMS terminated the agreement. Following the termination of the agreement, the escrow deposit of $5 million was returned to GMS and neither party has any further rights or obligations under the agreement.

LITIGATION ARISING OUT OF BURNHAM'S CONSIDERATION OF ITS STRATEGIC ALTERNATIVES OR RELATED MATTERS

    In addition to the lawsuit filed by SSC in the United States District Court for the District of Maryland which SSC dismissed with prejudice pursuant to the SA Group Agreement, as discussed above, the following actions have been filed in the Superior Court of the State of California, San Diego County:

    1. On June 23, 1999, Savanah J. Finch, a Burnham stockholder, filed a class action on behalf of Burnham's stockholders against Burnham and its directors (FINCH, ET AL V. BURNHAM PACIFIC PROPERTIES, ET AL, Case No. 731969), alleging that the directors breached their fiduciary duties by, among other actions, failing to properly consider the SSC proposal and by adopting the Shareholders Rights Plan and executive retention program.

    2. On February 7, 2000, Alyce Lou, a Burnham stockholder, filed a derivative action against Burnham's officers and directors (LOU V. J. DAVID MARTIN, ET AL., Case No. GIC 743017), alleging that they breached their fiduciary duties to stockholders and Burnham by, among other actions, failing to properly consider the SSC proposal, adopting the Shareholders Rights Plan and executive retention program, and postponing the Annual Meeting.

    3. On August 9, 2000, Theodore Erler, Jr., a Burnham stockholder, filed a class action and derivative action against Burnham's directors (ERLER V.
J. DAVID MARTIN ET AL, Case No. GIC 752682), alleging that the directors breached their fiduciary duties in connection with an alleged proposal made by Developers Diversified Realty Corporation and Prudential. Erler also alleged that the directors acted improperly with respect to the SSC proposal, in adopting the Shareholders Rights Plan and executive retention program, and in postponing the Annual Meeting.

    On November 17, 1999, the Superior Court denied the plaintiff's request in FINCH for a preliminary injunction invalidating the Shareholders Rights Plan and executive retention program. On June 12, 2000, the Superior Court granted the defendants' demurrer without leave to amend in FINCH, ruling that an amended complaint failed to state a cause of action. The judgment dismissing the complaint is on appeal. The defendants' demurrers challenging the sufficiency of the LOU and ERLER complaints are pending and have not been decided.

    The Company has agreed to pay the reasonable expenses incurred by each director in advance of the final dispositions of the foregoing proceedings, subject to a written undertaking by the director to repay the amounts advanced if it shall ultimately be determined that the standard of conduct required for indemnification under Maryland law has not been met. After the payment of initial expenses incurred in connection with the defense of these matters equal to the retention amount set forth in the Company's insurance policies, the Company has not made any such advancements of expenses because the expenses have been and are being paid by the Company's director and officer liability insurance carrier.

OUR REASONS FOR RECOMMENDING THE PLAN OF LIQUIDATION

    The Company's Board of Directors consulted with our management and our legal advisors, Goodwin, Procter & Hoar LLP and Ballard Spahr Andrews & Ingersoll, LLP, before determining that the Plan of Liquidation was advisable and in the best interests of our stockholders. The Board of Directors also considered the following:

    - Possible strategic alternatives to the liquidation, including the possibility of engaging in a reorganization of the Company, a strategic partnership, a merger, the sale of all or some of our assets and/or continuing our operations in the ordinary course of business. Based on a variety of factors, including the continuous decline in the Company's actual and projected financial performance since the summer of 1999, the Board concluded in its business judgment that no other alternative considered was reasonably likely to provide equal or greater value to our stockholders than the Plan of Liquidation;

    - The Board's belief that, with the assistance of Goldman Sachs, the Company had thoroughly explored the market's interest in various strategic alternatives. Since beginning to undertake a review of the Company's strategic alternatives in November 1999, the Company entered into 25 confidentiality agreements with potential bidders for the Company or its assets, including SSC, Prudential, GMS, Developers Diversified Realty Corporation and Coventry Real Estate Partners, Ltd.;

    - The Board's belief that the amount of the anticipated liquidation distributions totaling between $6.00 and $7.50 per share of common stock is fair relative to the Board's own assessment of our current and expected future financial condition, earnings, business opportunities, strategies and competitive position and the nature of the market environment in which we operate; and

    - The expected amount per share to be received by our stockholders in the liquidation will be paid in cash, thereby eliminating any uncertainties in valuing the consideration to be received by our common stockholders.

    The Board of Directors believes that each of the factors mentioned above generally supports its determination and recommendation. The Board of Directors considered potentially negative factors in its deliberations concerning the liquidation, however, including the following:

    - Upon completion of the liquidation, our stockholders will no longer participate in any future earnings or growth of our assets or benefit from any increases in the value of our assets; and

    - Our stockholders may, depending on their tax bases in their stock, recognize a taxable gain upon the completion of the liquidation.

    Based upon the foregoing, the Board of Directors believes that it has fully explored all of its strategic alternatives. On August 15, 2000, as a result of that process, it approved and authorized the orderly liquidation of the Company based upon its determination that such action is advisable and in the best interests of the Company and its stockholders. On August 31, 2000, the Board of Directors adopted the Plan as advisable and in the best interests of the Company's stockholders and directed that the Plan of Liquidation be submitted for consideration by the stockholders. A copy of the Plan of Liquidation is attached to this proxy statement as APPENDIX A.

          PROPOSAL NO. 1--PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

WHAT ARE YOU BEING ASKED TO APPROVE?

    You are being asked to approve the Company's proposed Plan of Liquidation. By voting in favor of the Plan of Liquidation, you will also approve and ratify the transactions described in this proxy statement which the Company and its Board of Directors have undertaken in connection with its consideration and recommendation that the stockholders approve the Plan.

WHAT IS THE BOARD'S RECOMMENDATION?

    YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSED PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION.

WHAT DOES THE PLAN OF LIQUIDATION CONTEMPLATE?

    The Plan of Liquidation contemplates the following agreements and steps:

    - entering into the Liquidation Services Agreement with DDR Real Estate to act as the liquidator for the fees described under "What are the key provisions of the Liquidation and Property Management Services Agreement?--Compensation";

    - the sale of 13 of our properties to Prudential for gross consideration of approximately $317 million, in a combination of approximately
      $149 million in cash and assumption of approximately $168 million of liabilities;

    - the orderly sale of our remaining assets for aggregate gross consideration of approximately $570 million to $635 million in cash or such other form of consideration as may be conveniently distributed to stockholders;

    - although the Company has no current plan to sell any of its assets for consideration other than cash, the Company may determine to sell its assets for transferable securities or other consideration depending on the values to be received in such transactions or in order to avoid adverse tax consequences that may result from the sales of its tax protected assets;

    - paying (or providing for) our liabilities and expenses, including establishing a reserve to fund contingent liabilities in an amount to be determined as information concerning such contingencies becomes available;

    - distributing the net proceeds of the liquidation to the holders of our Preferred Stock and common stock; and

    - winding up our operations and dissolving, all in accordance with the Plan of Liquidation attached as APPENDIX A to this proxy statement.

WHAT ARE THE KEY PROVISIONS OF THE PLAN OF LIQUIDATION?

    The Plan provides, in part, that:

    - The Company is not anticipated to engage in any business activities, except to the extent necessary to preserve its assets, wind up its business and affairs, discharge and pay all its liabilities, and distribute its assets to its stockholders;

    - The final distribution to common stockholders will be made, if possible, no later than the second anniversary of the date on which our stockholders approve the Plan. However, we cannot assure you that the final distribution will be made in such time period;

    - Subject to the prior approval of the holders of a majority of the shares of Preferred Stock and upon determinations made by the Board of Directors, the Company will transfer and assign to a Liquidating Trust the Company's remaining cash and property to pay (or adequately provide for) all the remaining debts and liabilities and to make liquidating distributions to stockholders;

    - Upon the transfer and assignment by the Company to the Liquidating Trust of the Company's remaining assets, such assets shall be held solely for the benefit of an ultimate distribution to the Company's stockholders after payment of unsatisfied debts and liabilities, and the stockholders' certificates for shares shall be deemed to represent certificates for identical interests in the Liquidating Trust;

    - The distributions contemplated by the Plan of Liquidation are anticipated to be in complete liquidation of the Company and in cancellation of all issued and outstanding shares of common stock and Preferred Stock;

    - Subject to the prior approval of the holders of a majority of the shares of Preferred Stock, the Board of Directors has the authority to terminate the Company's status as a REIT under the Code without the approval of the common stockholders;

    - The Board of Directors of the Company, or the trustees of the Liquidating Trust, and such officers of the Company as the Board of Directors may direct, are authorized to interpret the provisions of the Plan and to take such further actions and to execute such agreements, conveyances, assignments, transfers, certificates and other documents, as may in their judgment be necessary or desirable in order to wind up expeditiously the affairs of the Company and complete the liquidation;

    - The Board of Directors may terminate the Plan for any reason. The power of termination shall be exercisable both before and after approval of the Plan by the stockholders of the Company, but such power shall not continue after Articles of Dissolution have been accepted for record by the State Department of Assessments and Taxation of Maryland; and

    - Notwithstanding approval of the Plan by the stockholders of the Company and the holders of units of limited partnership interest of the Operating Partnership, the Board of Directors may modify or amend the Plan without further action by the stockholders of the Company or the unitholders of the Operating Partnership to the extent permitted under then current law, subject to the consent of the Preferred Stockholders as required pursuant to the Exchange Agreement.

    The consummation of the Prudential Sale is not a condition to the approval of and implementation of the Plan. In the event that the Prudential Sale is not consummated or if Prudential does not actually purchase all of the assets in the Prudential Portfolio, the Board of Directors will pursue the sale of such assets to other potential purchasers in the manner contemplated by the Plan.

    In connection with the Plan, the Company has previously entered into an Exchange Agreement with its Preferred Stockholders, pursuant to which the Preferred Stockholders have agreed, subject to limited exceptions described on page 6, to vote in favor of the Plan. The Preferred Stockholders have approval rights with respect to amendments to the Plan and to actions to be taken by the Company in order to carry out the Plan. For a more detailed description of the Exchange Agreement, you should refer to "Proposal No. 1--Plan of Complete Liquidation and Dissolution--What are the key provisions of the Exchange Agreement with the Preferred Stockholders?"

WHAT IS BURNHAM'S ESTIMATE OF THE AMOUNT AND TIMING OF DISTRIBUTIONS TO BE PAID TO THE STOCKHOLDERS AS A RESULT OF THE LIQUIDATION?

    Burnham estimates that it will make liquidating distributions to the common stockholders in an aggregate amount in the range of $6.00 to $7.50 per share after full payment of the Change of Control

Preference of the Preferred Stockholders and the holders of preferred Operating Partnership units, respectively. Under the Exchange Agreement, Burnham shall distribute net proceeds of all asset sales, after paying (or providing for) our liabilities and expenses including establishing a reserve to fund contingent liabilities, to the Preferred Stockholders and the holders of the preferred Operating Partnership units within 30 days of the Company's receipt of such funds. Upon complete payment of the Change of Control Preference to the Preferred Stockholders and the holders of the preferred Operating Partnership units, the Company shall distribute net proceeds of asset sales, after deducting for expenses and reserves, to its common stockholders at the discretion of the Company's Board of Directors. There can be no assurances that the Company will be successful in disposing of properties for values equaling or exceeding those currently estimated by the Company or that such dispositions will occur as early as estimated by the Company. If values of the Company's assets decline or the costs and expenses related to such asset sales, including the costs of significant improvements to be made to the properties, exceed those which are currently estimated by the Company, or if properties are not leased by the dates and at the rental rates the Company currently expects, the liquidation may not yield distributions as great as or greater than the recent market prices of the shares of common stock. No assurances can be made as to the actual amount and timing of distributions, which could be made over a substantial period of time.

    Neither the Company's independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the liquidation estimates contained in this proxy statement, nor have they expressed any opinion or any other form of assurance on such estimates, and they assume no responsibility for, and disclaim any association with, the liquidation estimates.

WHAT STEPS HAS BURNHAM TAKEN TO IMPLEMENT THE PLAN OF LIQUIDATION?

    Burnham has taken several steps to implement the Plan of Liquidation including:

    - entering into the Exchange Agreement with its Preferred Stockholders under which they have agreed, subject to limited exceptions described on page 6, to vote in favor of the Plan;

    - entering into the Prudential Agreement under which Burnham plans to sell 13 properties to Prudential for a gross purchase price of approximately $317 million, in a combination of approximately $149 million in cash and the assumption of approximately $168 million of indebtedness;

    - entering into the Liquidation Services Agreement under which DDR Real Estate will act as the liquidator;

    - entering into the SA Group Agreement under which the SA Group has agreed to vote in favor of the Plan; and

    - obtaining the approval of the Company's Directors and Executive Officers to vote in favor of the Plan.

WHAT INTERESTS EXIST AMONG THE INTERESTED PARTIES TO THE PLAN OF LIQUIDATION THAT ARE DIFFERENT FROM YOUR INTERESTS AS A STOCKHOLDER?

    In considering the recommendation of our Board of Directors with respect to the Plan, you should be aware that some of our Directors, officers, and DDR Real Estate may have had or may have interests that are different from your interests as a stockholder. The Board of Directors was aware of these matters in its consideration of the Plan.

    OFFICERS

    On June 30, 1999, Burnham entered into Senior Executive Severance Agreements with five of its most senior executives--Messrs. J. David Martin, Scott C. Verges, James W. Gaube, Daniel B. Platt and Joseph W. Byrne. In general, these agreements provide that upon the occurrence of specified termination events following a change of control of Burnham, the senior executive is entitled to receive an amount equal to three times his then current base annual salary plus three times his then current target annual bonus, and Burnham would also provide the senior executive with continuing health, dental and life insurance and other welfare benefits for 36 months. In addition, Burnham would deliver to the senior executive a tax "gross-up" payment to cover any excise tax due with respect to such severance benefits. Based on base salary and target bonus amounts for 2000, the cash payments required to be paid under the Senior Executive Severance Agreements to each of Mr. Platt and Mr. Verges, if they become eligible for benefits under such agreements, would be approximately $1,500,000, with an additional payment of $720,000 for Mr. Verges and $708,274 for Mr. Platt to compensate for the imposition of excise tax liabilities. In addition, Messrs. Verges and Platt would be entitled to the continuation of health, dental and life insurance and other welfare benefits for 36 months. In connection with their departures from the Company in 2000, Messrs. Martin, Gaube and Byrne waived their rights under the Senior Executive Severance Agreements and agreed to accept reduced severance payments under Separation Agreements. For a more detailed description of the Senior Executive Severance Agreements and Separation Agreements, you should refer to "Proposal No. 2--Election of Directors--Report of Compensation Committee."

    On August 27, 2000, the Board of Directors, upon recommendation of its Governance Committee, resolved that, in addition to the salary presently provided to Mr. Verges, in consideration for his services to the Company, the Company would pay Mr. Verges a bonus of $125,000 upon the occurrence of the following events: (A) the Company executes an agreement with Coventry and its affiliates or another party, subject to stockholder approval, to sell at least 12 real estate properties; (B) the Company executes an agreement, subject to stockholder approval, to sell the 19 Golden State properties; and (C) the Company enters into a definitive agreement whereby a third party shall act as a liquidation agent on behalf of the Company with respect to the Plan of Liquidation. Because each of these conditions was satisfied, Mr. Verges has received the bonus payment.

    DIRECTORS

    Jay L. Schottenstein and Michael L. Ashner are members of the SA Group which, under the terms of the SA Group Agreement, may propose bids to purchase assets of the Company in connection with the liquidation.

    DDR REAL ESTATE

    Because DDR Real Estate is an affiliate of companies which own and manage real estate assets, it may have conflicts of interest with respect to its duties under the Liquidation Services Agreement. The Liquidation Services Agreement contains provisions intended to eliminate or reduce these potential conflicts of interest, including the absolute right of the Company to approve all sales and a mutual covenant by the Company and DDR Real Estate to expeditiously liquidate the properties in a manner that maximizes the sale proceeds of the properties.

WHY DID BURNHAM CHOOSE TO HIRE A THIRD-PARTY LIQUIDATOR?

    In considering the possibility of adopting a plan of liquidation, the Board of Directors of the Company extensively considered whether the Company should conduct the liquidation itself or seek the assistance of a third-party liquidator. The Board of Directors ultimately chose to seek the assistance of a third-party liquidator for the following reasons:

    - EXPERTISE. While the Company's management and other employees have significant experience in operating and managing the properties it owns, the Company's management and other employees are relatively inexperienced in the types of transactions contemplated by the Plan of Liquidation. The Company sought a third-party liquidator with significant experience in conducting the transactions contemplated by the Plan of Liquidation;

    - RETENTION OF PERSONNEL. While the Company's personnel may otherwise have been capable of conducting the liquidation, the Board of Directors could not be sure that such personnel would remain with the Company for the duration of the liquidation process. Their departures would potentially jeopardize the successful completion of the liquidation or reduce the estimated aggregate amount of the liquidating distributions to the Company's stockholders;

    - REDUCTION OF OVERHEAD. The Board of Directors believes that hiring a third-party liquidator enables the Company to reduce overhead and general and administrative expenses and achieve cost savings in the liquidation. We cannot assure you, however, that we will achieve any such cost savings or reduction in expenses; and

    - CONFLICT OF INTERESTS. As the Company's management and other employees have severance arrangements which give them a financial incentive to liquidate the Company as rapidly as possible, the Board of Directors feared that such an incentive might entice the Company's management and other employees to sell assets as quickly as possible instead of working to obtain the best selling price for the Company and its stockholders. The Board of Directors deliberately established incentive fees for any third-party liquidator that would more closely align the interests in the liquidation of the third-party liquidator with those of the Company's stockholders.

WHO IS THE LIQUIDATOR?

    DDR Real Estate is an indirect, wholly-owned subsidiary of Developers Diversified Realty Corporation. Developers Diversified Realty Corporation is a self-administered and self-managed REIT operating as a fully-integrated real estate company which develops, leases and manages shopping centers. Developers Diversified Realty Corporation currently owns or manages 206 shopping centers in 40 states totaling 47.7 million square feet of retail space. Developers Diversified Realty Corporation is a publicly traded corporation listed on the New York Stock Exchange.

WHAT ARE THE KEY PROVISIONS OF THE LIQUIDATION AND PROPERTY MANAGEMENT SERVICES
  AGREEMENT?

    GENERAL

    On September 10, 2000, the Company entered into the Liquidation Services Agreement with DDR Real Estate. Under the Liquidation Services Agreement, the Company has engaged DDR Real Estate to manage and oversee the liquidation process. The initial term of the Liquidation Services Agreement ends on October 17, 2002, subject to the unilateral right of the Company to extend the initial term for a period of six months upon 60 days prior written notice to DDR Real Estate. DDR Real Estate may request a six month extension from the Company upon the same 60 days prior notice, which request shall not be unreasonably denied by the Company if the Company determines in its good faith reasonable discretion that DDR Real Estate has used good faith commercially reasonable efforts to perform its obligations under the agreement.

    DDR Real Estate commenced asset management of the properties and preparation for the transfer of property management and leasing services immediately upon the signing of the Liquidation Services Agreement. It is a condition precedent to the effectiveness of the Liquidation Services Agreement that the Company obtain approval of the Plan of Liquidation from the stockholders of the Company. If the stockholders approve the Plan, the Company will transfer property management and leasing functions to DDR Real Estate pursuant to a schedule reasonably approved by the Company and DDR Real Estate, and the Company expects to substantially reduce the number of its employees shortly following such transfer. All property management and leasing functions shall be fully staffed and operated by DDR Real Estate prior to December 31, 2000. In consideration of performing these functions prior to stockholder approval, DDR Real Estate shall receive a monthly fee, prorated for partial months, equal to $125,000 per month.

    Subject to the terms of the agreement, DDR Real Estate will provide property, asset and construction management services and leasing services for all of Burnham's properties other than those properties subject to the Prudential Sale. DDR Real Estate will perform services and tasks and exercise authority as the property manager and leasing agent for each property and any other services provided in the Liquidation Services Agreement. DDR Real Estate shall use all commercially reasonable efforts to manage each such property so as to maximize the market value of the properties and the net operating income from the properties.

    SCOPE OF SERVICES

    DDR Real Estate shall render or cause to be rendered services with respect to the Company's properties which shall include, without limitation, the following:

    - preparing and implementing portfolio business plans and asset business plans consistent with the Plan;

    - implementing a program of fiscal control, and administering, coordinating and overseeing the activities of all contractors, subcontractors and other providers of goods and services in carrying out the management, leasing and disposition of the properties;

    - providing administrative bookkeeping and income and expense reporting services with respect to each property and the properties as a whole;

    - soliciting tenants for each property;

    - providing property management services and administering the contracts entered into in regard to those services;

    - reviewing and analyzing the properties;

    - engaging, or coordinating with, sales brokers hired by the Company or with the Company's approval, reviewing and updating existing offering memoranda or causing the preparation of a new comprehensive offering memorandum or prospectus, within 30 days following stockholder approval of the Plan;

    - preparing a comprehensive marketing plan for the properties;

    - assisting the Company and any designated brokers in connection with any proposed sale or financing of any and all of the properties;

    - negotiating and consummating, subject in all respects to the Company's approval, the sale of any and all of the properties with respect to offers received and approved by the Company; and

    - performing any other customary and reasonable services of a property manager, leasing agent, liquidator or investment sales advisor with respect to the properties and such other services as would not materially increase DDR Real Estate's costs or liabilities in performing its obligations under the Liquidation Services Agreement.

    Except as required to comply with a court order or administrative or regulatory directive, each of the following actions of DDR Real Estate requires the prior written approval of the Company:

    - the direct or indirect acquisition of any real property or any interest in real property;

    - the acceptance of any offer for the purchase of any property, the entering into any agreement (including an option) for the sale or other disposition of any property, and the closing, sale or transfer of any property or any portion thereof;

    - the financing of any property or interest in any property or portion of any such property, including, without limitation, the creation of any mortgage loan or security interest in any property;

    - the hiring of:

     -  any broker or finder in connection with the sale of any property,

     -  any third party leasing agent for the leasing of a property, or

     - any contractor, appraiser, consultant, auditor, accountant, engineer, or other vendor (other than a utility company), where, in each case, the total amount payable under the respective service contract is at least equal to $25,000, to perform services necessary or appropriate for the management and liquidation of the properties;

    - the hiring of or payment to affiliates of the Company, except as expressly permitted by the agreement;

    - the lease or sublease as landlord or sublandlord, as the case may be, of any premises in any property of greater than 10,000 square feet;

    - the execution, termination or material amendment or material modification of any lease or sublease (except for the execution of a lease or sublease as landlord or sublandlord);

    - the establishment of reserves, except to the extent consistent with the reserves required under:

     -  an approved budget or business plan,

     -  the Plan,

     -  the Articles Supplementary or

     -  the Exchange Agreement;

    - any action inconsistent with the terms of the Plan, the Exchange Agreement or the Articles Supplementary; and

    - the hiring of any counsel for or on behalf of the Company.

    The Company retains responsibility for all corporate functions, while
DDR Real Estate is responsible for disposing of the Company's properties in the liquidation.

    SERVICE REQUIREMENTS

    DDR Real Estate may, at its sole cost and expense, enter into contracts with affiliates of DDR Real Estate to perform the services required of DDR Real Estate under the Liquidation Services Agreement without the consent of the Company. All persons utilized by DDR Real Estate in connection with the services to be rendered shall be independent contractors or DDR Real Estate's employees and shall not in any case be the employees or agents of the Company. Further, DDR Real Estate agreed to:

    - at all times provide experienced personnel as are reasonably required to perform its obligations under the Liquidation Services Agreement;

    - use commercially reasonable efforts to collect all rents and other charges;

    - inspect or cause to be inspected each property in such intervals as it deems in good faith necessary to perform its obligations;

    - uphold a standard of good faith and commercial reasonableness in performing its obligations and duties under the agreement;

    - serve as leasing agent for each property and agrees to furnish leasing and marketing services with respect to the leasing of space in the properties; and

    - provide, on behalf of the Company, tenant services for each of the properties in a manner consistent with services provided by property managers of comparable properties located in the same market area as the pertinent property and consistent with the Company's qualification as a REIT.

    COMPENSATION

    MONTHLY FEE PRIOR TO ANNUAL MEETING

    As compensation for DDR Real Estate commencing asset management functions, preparing a portfolio business plan, and preparing to implement property management and leasing functions, the Company agreed to pay DDR Real Estate a monthly fee of $125,000 for the period from September 10, 2000 through the date of the Annual Meeting. This fee will be prorated for any partial months.

    PROPERTY MANAGEMENT FEE

    As compensation for the property management services to be performed by DDR Real Estate under the Liquidation Services Agreement, the Company agreed to pay DDR Real Estate a property management fee equal to 4% of the Gross Revenues received from the properties in consecutive monthly installments as and when such revenues are received.

    ASSET MANAGEMENT FEE

    As compensation for the asset management services to be performed by DDR Real Estate under the Liquidation Services Agreement through the termination date, the Company agrees to pay to DDR Real Estate an asset management fee equal to 2% of the Gross Revenues received from the properties. The asset management fee shall be paid in consecutive monthly installments as and when said Gross Revenues are received.

    DISPOSITION INCENTIVE FEE

    In addition to the property management fee and the asset management fee set forth above, if and to the extent that the liquidation results in liquidating distributions to the common stockholders in excess of $7.50 per share, DDR Real Estate shall be paid a disposition incentive fee equal to 10% of the amount by which the actual aggregate amount of the per share liquidating distributions to the common stockholders exceeds $7.50 per share. For purposes of calculating the disposition incentive fee in the Liquidation Services Agreement, distributions to stockholders which represent either income from operations of the properties as determined for financial accounting purposes or income earned on the investment of sale proceeds are not counted as liquidating distributions and therefore do not count towards the $7.50 threshhold. The right of DDR Real Estate to receive the disposition incentive fee will survive termination of the Liquidation Services Agreement, unless such termination is the result of an event of default by DDR Real Estate or the occurrence of other specified events of default occurring prior to April 1, 2001 which are caused by the gross negligence, willful misconduct or fraud of DDR Real Estate.

    CONSTRUCTION MANAGEMENT FEE

    As compensation for its construction management services, DDR Real Estate shall receive a construction management fee equal to 5% of costs, excluding the cost of land, for all construction projects having aggregate costs of greater than $50,000. No construction management fees shall be paid for projects for properties then subject to the Prudential Agreement except in instances where the Prudential Agreement is terminated for circumstances beyond Prudential's control.

    LEASING FEES

    DDR Real Estate will be entitled to receive leasing fees, subject to the terms of the Liquidation Services Agreement, as follows:

    - For new leases, 6% of the base rent for years one through five; 3% of the base rent for years six through ten (reduced to 5% and 2.5%, respectively, if no co-broker is used);

    - For ground leases, 3% of the base rent for years one through five; 1.5% of the base rent for years six through ten;

    - For renewals, 50% of the amount of new lease commissions; and

    - DDR Real Estate is responsible for the payment of any third party brokerage commissions.

    DDR Real Estate will receive 50% of the fees to which it is entitled with respect to an unconditional lease upon execution and the remaining 50% upon rent commencement.

    No leasing fees shall be paid for leases entered into for properties then subject to the Prudential Agreement, and DDR Real Estate shall not be responsible for any third party brokerage commissions with respect to such assets, except in instances where the Prudential Agreement is terminated for circumstances beyond Prudential's control.

    COSTS AND EXPENSES

    Except as provided in the Liquidation Services Agreement or as specifically provided for in an approved budget, and except for expenses that can be passed through to tenants as reimbursable operating expenses, DDR Real Estate shall bear all costs and expenses incurred in rendering all supervisory services, rent and other collection, lease enforcement (exclusive of court costs and attorneys' fees), lease termination, management, construction oversight and facilitation, accounting, bookkeeping and record keeping, and no such costs or expenses shall be charged to the Company. The Liquidation Services Agreement specifically excludes wages, out-of-pocket costs, supplies, DDR Real Estate's internal bookkeeping and accounting costs relating to the properties, and transportation costs from expenses which are borne by DDR Real Estate. Except for non-reimbursable third party expenses, the Company shall be responsible for and shall pay all third-party costs and expenses incurred in accordance with the provisions of the Liquidation Services Agreement with respect to the Company and the properties to the extent not otherwise reimbursed from other sources.

    INDEMNIFICATION

    DDR Real Estate agrees to indemnify, defend and hold harmless the Company and its officers, employees and directors for, from and against any cost, loss, damage or expense (including, but not limited to, attorneys' fees and all court costs and other expenses of litigation, whether or not recoverable under local law) resulting from a breach by DDR Real Estate of the Liquidation Services Agreement or the fraud, gross negligence or willful misconduct of DDR Real Estate and its officers, directors, and employees in the performance of its obligations under the Liquidation Services Agreement.

    The Company agrees to indemnify, defend and hold harmless DDR Real Estate and its officers, directors, and employees for, from and against any cost, loss, damage or expense resulting from the following:

    - the fraud, gross negligence or willful misconduct of the Company and its officers, directors, and employees in connection with the duties of DDR Real Estate;

    - DDR Real Estate's status as the Company's liquidator, property manager or leasing agent;

    - any act (or failure to act) undertaken and performed (or refused to be undertaken) in good faith within DDR Real Estate's scope of authority;

    - any failure or refusal to perform any acts except those expressly required by the terms of the Liquidation Services Agreement;

    - performance or failure to perform any acts in good faith reliance on the advice of accountants or legal counsel or in good faith reliance on the advice, instruction or approval from the Company; and

    - actual or alleged violations by the Company of the Securities Act or the Exchange Act resulting from the acts or transactions contemplated by the Liquidation Services Agreement.

    Neither party shall be liable to the other under the Liquidation Services Agreement for any consequential or punitive damages.

    EVENTS OF DEFAULT

    The occurrence of any of the following events shall constitute an event of default under the Liquidation Services Agreement on the part of the party with respect to whom such event occurs:

    - failure to comply with any agreements, obligations or undertakings of a party, which failure continues for 30 days following written notice, subject to exceptions;

    - a bankruptcy proceeding or a general assignment for the benefit of creditors with respect to such party;

    - transfers by DDR Real Estate which cause a change in management control of DDR Real Estate;

    - any dissolution or termination of the corporate existence of DDR Real Estate or cessation of business by DDR Real Estate; and

    - DDR Real Estate's failure before January 31, 2001, to own an amount of shares equal to at least 9.9% of the number of issued and outstanding shares of the Company's common stock as of the date of the Liquidation Services Agreement, or if DDR Real Estate subsequently voluntarily sells shares such that DDR Real Estate no longer owns an amount of shares equal to at least 9.9% of the issued and outstanding shares of our common stock.

    REMEDIES ON DEFAULT

    Upon the occurrence and during the continuance of any event of default, the non-defaulting party shall be released from its obligations under the Liquidation Services Agreement without termination of its rights and shall be entitled to exercise any or all of the following remedies:

    - terminate the Liquidation Services Agreement;

    - terminate DDR Real Estate's payment of the fees and/or the ability of DDR Real Estate to pay any other amount from any bank account to which it has access;

    - exercise each and every other right or remedy available under the Liquidation Services Agreement as a result of an event of default; and

    - exercise every other right or remedy available at law or in equity.

    TERMINATION RIGHT

    The Liquidation Services Agreement shall be subject to early termination upon the occurrence of a "Redemption Default" (as such term is defined in Section 9 of the Articles Supplementary) on or after April 1, 2001 or a Redemption Default occurring prior to or after April 1, 2001 which is the result of gross negligence, willful misconduct, or fraud by DDR Real Estate.

    In the event that the Company's stockholders do not approve the Plan of Liquidation prior to January 5, 2001, either party may terminate the Liquidation Services Agreement by notice to the other party delivered prior to January 12, 2001.

    In the event of termination of the Agreement, DDR Real Estate shall be entitled to receive all Property Management Fees, Asset Management Fees, Construction Management Fees, Leasing Fees, Disposition Incentive Fees, and reimbursable expenses accrued, payable and unpaid through and including the date of termination. The Disposition Incentive Fee shall continue to be paid to DDR Real Estate after termination of the Agreement unless the termination is a result of an "Event of Default" by DDR Real Estate or a "Redemption Default" caused by the gross negligence, wilfull misconduct or fraud of DDR Real Estate.

    REPRESENTATIONS, WARRANTIES AND COVENANTS

    Each of the parties made representations and warranties as follows:

    - such party is duly organized and validly existing under the laws of its state of incorporation;

    - such party has taken all action necessary to authorize the execution, delivery and performance of the Liquidation Services Agreement;

    - neither the execution and delivery of the agreement nor compliance with the terms of the agreement will result in any breach of the terms of, or conflict with or constitute a default under, or create any lien upon any assets of the party with respect to the terms of, any indenture, mortgage or other debt instrument of the party; and

    - there are no judgments outstanding or unsatisfied against such party or its properties that would materially affect its ability to perform its obligations under the agreement.

    APPROVAL OF SALES PROPOSALS BY THE COMPANY; INITIATION OF SALES BY THE
     COMPANY

    The Liquidation Services Agreement gives the Company absolute discretion in approving sales of properties. In addition, the Liquidation Services Agreement provides the Company with the ability to pursue potential sales of properties on its own behalf and obligates DDR Real Estate to pursue such sales as the Company directs and not to interfere with any efforts of the Company in its own liquidation efforts. The Liquidation Services Agreement also provides the Company with the sole right to manage and coordinate the sale of properties pursuant to the Prudential Agreement.

WHAT ARE THE KEY PROVISIONS OF THE PRUDENTIAL PURCHASE AND SALE AGREEMENT?

    GENERAL TERMS

    On September 5, 2000, the Company and Prudential entered into a purchase and sale agreement for the purchase of 15 properties. Prudential had the right under the agreement to elect to terminate the agreement with respect to two of the properties, Hilltop Plaza and Village East, at any time prior to November 17, 2000, which Prudential elected to do on November 16, 2000. As a result, the Prudential Sale relates to the purchase and sale of 13 properties for an aggregate purchase price of approximately $317 million, consisting of approximately $149 million in cash and the assumption by

Prudential of approximately $168 million of liabilities. The properties subject to the Prudential Sale, and their respective allocated purchase prices, are set forth below:

PROPERTY                                         CITY/STATE               ALLOCATED PURCHASE PRICE
--------                             -----------------------------------  ------------------------
Downtown Pleasant Hill.............  Pleasant Hill, CA                          $ 62,309,420
San Diego Factory Outlet Center/
  K Mart at San Diego Factory
  Outlet Center....................  San Ysidro, CA                               28,753,523
Plaza at Puente Hills..............  City of Industry, CA                         62,725,546
Valley Central.....................  Lancaster, CA                                41,787,829
Richmond...........................  Richmond, CA                                 10,381,253
La Mancha..........................  Fullerton, CA                                 5,371,811
Cameron Park.......................  Cameron Park, CA                             15,067,287
Lake Arrowhead.....................  Lake Arrowhead Village, CA                   26,306,541
Olympiad Plaza.....................  Mission Viejo, CA                            11,763,031
Mountaingate.......................  Simi Valley, CA                              22,500,000
Meridian...........................  Bellingham, WA                               19,960,119
Keizer Creekside...................  Keizer, OR                                    5,797,892
Puget Park.........................  Everett, WA                                   3,885,504
                                                                                ------------
                                                                   Total        $316,609,756
                                                                                ============

    REPRESENTATIONS AND WARRANTIES

    The Prudential Agreement contains representations and warranties by us and, in some cases, our subsidiaries, relating to:

    - our organization, qualification and similar corporate matters;

    - our authorization, execution and delivery of the Prudential Agreement and its binding effect on us;

    - the absence of violation of our organization documents, law or contracts;

    - our receipt of consents to the Prudential Sale required under law or our contracts;

    - the absence of litigation that could have a material adverse effect on the properties;

    - our ownership of the properties and the absence of security interests, liens or other encumbrances on title or options, rights of first refusal, rights of first offer or other rights to purchase the properties;

    - the absence of structural defects relating to the properties which singly or in the aggregate would have a material adverse effect on the properties;

    - the absence of service contracts which are not cancelable within 30 days notice; and

    - each of our material leases on the properties being in full force and effect.

    Each representation and warranty is deemed expressly qualified by any information expressly set forth in any document, instrument or agreement listed on our disclosure schedule attached to the agreement and such information is deemed an exception to each representation and warranty.

    Prudential made representations and warranties to us relating to:

    - its organization, qualification and similar corporate matters;

    - its authorization, execution and delivery of the Prudential Agreement and its binding effect on Prudential; and

    - the absence of any agreements with brokers or agents in connection with the Prudential Sale.

    NO SOLICITATION OF TRANSACTIONS

    Upon signing the agreement, we agreed to immediately terminate any discussions or negotiations with respect to the possible sale of any of the properties subject to the Prudential Sale and to prohibit any of our officers, directors, employees or advisors from engaging in any such discussions or negotiations. If the Company receives an unsolicited proposal to purchase all of the Prudential Sale assets prior to approval of the Company's stockholders of the Plan of Liquidation, however, the Company may furnish information with respect to the assets to the person who made the proposal and the Company may negotiate the proposal if the Company's Board of Directors determines in good faith, after consultation with its financial and legal advisors, that such proposal may lead to a proposal that is more favorable to the Company's stockholders from a financial point of view than the Prudential Sale.

    CONDITIONS TO CONSUMMATION OF THE PRUDENTIAL TRANSACTION

    The following conditions must be satisfied before Prudential is obligated to complete the purchase of the properties:

    - the accuracy of our representations and warranties;

    - securing all consents of any governmental regulatory body or third party required in connection with the execution, delivery and performance of the Prudential Agreement;

    - all construction work at the Pleasant Hill and Cameron Park properties shall have been completed;

    - tenants and Operating Partnership unitholders having rights of first refusal on two of the properties shall have waived such rights;

    - tenants listed in the agreement shall have occupied their respective premises at the Pleasant Hill Property;

    - the first closing shall not occur until the conditions have been satisfied, waived or terminated for a set of assets having a purchase price allocation equal to or greater than $100 million;

    - on March 4, 2001 and each closing date, there shall be no litigation, suit, action or proceeding pending or threatened against the Company, which in the commercially reasonable judgment of Prudential may, if adversely determined, have a material adverse effect on the assets that are the subject of the closing or result in a claim against Prudential; and

    - as of each closing date, there shall not exist any title matters not disclosed on the preliminary title report and surveys that would have a material adverse effect on title to any property that is a subject of the closing.

    The conditions are to be satisfied independently for each property. Closings will occur for a property as the conditions are satisfied for that property. The purchase price for all of the properties is allocated to permit several closings.

    The following are conditions to our obligation to consummate the transaction:

    - approval of our liquidation and dissolution by the requisite vote of our stockholders and the holders of units of limited partnership interest in the Operating Partnership; and

    - the performance by Prudential of all of its obligations under the agreement and the delivery of a certificate to that effect.

    We may waive any such condition at our discretion. We may decide to sell a significant number of the 13 assets to Prudential before the date of the Annual Meeting.

    PRORATION OF INCOME AND EXPENSES

    The following expenses and income will be prorated as of the closing date of the transaction:

    - any taxes owed relating to the properties;

    - all amounts receivable under any service contract on the properties;

    - all charges for utilities furnished to the properties which are not metered to tenants; and

    - all base rents and other fixed sums due under the leases for the properties.

    Except as otherwise set forth in the agreement, each party shall bear its own expenses in connection with the negotiation of the agreement, due diligence investigation and conduct of the sales. Transfer taxes, title expenses, loan assumption fees and costs shall be paid by the Company.

    ADDITIONAL AGREEMENTS

    Under the agreement, we have agreed that until the closing of the transaction, we will conduct our business in the ordinary course and we will take, or refrain from taking, the following actions:

    - acquiring, selling, encumbering or disposing of any of the properties subject to the Prudential Agreement, except as otherwise permitted by the agreement;

    - leasing any space to any tenant in any of the properties or granting any leases or credits without approval;

    - entering into, amending or terminating any contract involving the payment of more than $2,500 per annum;

    - creating or permiting to exist any lien or encumbrance on any of the properties;

    - altering, modifying or amending any of the indebtedness to be assumed by Prudential, the contracts for construction on the properties, or other material contracts;

    - prepaying any of the indebtedness to be assumed by Prudential; or

    - terminating or allowing to lapse any of our insurance policies.

    In addition, we agree that we will bear any risk of loss to the properties until the escrow is closed. If there is material loss or damage to or threatened or actual condemnation or other proceeding affecting any of the properties, Prudential may elect not to purchase the affected property or may purchase such property for the purchase price less any proceeds payable to us from insurance proceeds or otherwise as a result of such loss.

    STOCKHOLDER APPROVAL OF THE PLAN

    Under the agreement, we agreed to convene a stockholder meeting to vote upon the approval of the dissolution of the Company, which approval will permit the Prudential agreement to occur. The Company also agreed to use its reasonable efforts to obtain approval of the Company's dissolution, subject to applicable law.

    AGREEMENT REGARDING TAX-PROTECTED PROPERTIES

    Five of the assets to be sold to Prudential are subject to agreements between the Company or one of its subsidiaries and the parties that contributed such property to either the Operating Partnership or another subsidiary of the Company. The agreements generally provide that the Company (A) shall not sell the property for a specified number of years if it would result in gain recognition for the contributor and (B) shall encumber the property with a minimum specified amount of indebtedness (or shall otherwise provide the contributor with an agreed upon amount of debt which is allocated to them for tax purposes). The Company's breach of such an agreement may result in adverse tax consequences to the contributors of the property. The Company estimates that its potential liability to reimburse such contributors for taxes payable by such contributors upon the sale of such properties may be between $2.3 million and $5.6 million. Prior to the specified deadline, which is 180 days after the effective date of the agreement, the Company and Prudential have agreed to work in good faith in an attempt to structure the transfer of such assets in a manner that would eliminate or reduce the Company's liability to such contributors arising in connection with the sale of assets to Prudential. If the Company determines in good faith that its liability under any tax protection agreement may exceed $500,000, the Company may extend the deadline by 180 days in order to restructure the transfer. If no agreement as to the structure can be reached, the Company shall remain liable for such taxes.

    TERMINATION RIGHTS AND FEES

    If the conditions that must be satisfied before Prudential is obligated to complete the purchase, as described above, are not satisfied by the 180th day after the date of the agreement, then Prudential has no obligation to complete the purchase of the properties for which the conditions have not been satisfied.

    If the Prudential Agreement is terminated (A) by Prudential as a result of
(1) an inaccurate representation and warranty of which the Company has knowledge, or (2) the breach of any term or covenant of the agreement by the Company, (B) by either party due to an injunction prohibiting the sale issued by a court or other rule prohibiting the sale or (C) by the Company as a result of our stockholders or unitholders in the Operating Partnership failing to approve the liquidation, then the Company must pay Prudential liquidated damages in an amount equal to $5 million multiplied by a fraction the numerator of which is the purchase price of properties for which a closing has not occurred and the denominator of which is the aggregate purchase price of all 13 properties under the Prudential Agreement. If the Prudential Agreement is terminated by the Company as a result of the breach of any term or covenant by Prudential, then we are entitled to keep Prudential's earnest money deposit of approximately
$5 million deposited by Prudential with the escrow agent, plus all accrued interest, as liquidated damages and our sole remedy for such breach.

    If the Prudential Agreement is terminated (A) by the Company as a result of the Company entering into a definitive agreement to sell the properties to another party who has made a proposal that is more favorable to the Company than Prudential's proposal, or (B) by Prudential as a result of the Company's Board of Directors withdrawing or modifying its recommendation of the Plan of Liquidation or not including that recommendation in the proxy statement or the Company entering into a definitive agreement with respect to an unsolicited proposal to purchase the 13 properties subject to the Prudential Agreement, then we must pay to Prudential as a break-up fee an amount equal to $15 million multiplied by a fraction the numerator of which is the purchase price of properties for which a closing has not occurred and the denominator of which is the aggregate purchase price of all 13 properties under the Prudential Agreement.

    POST-CLOSING CLAIMS

    Our representations and warranties in the Prudential Agreement survive the closing of the sale of a property for a period of 12 months. In addition, under the agreement, we have the obligation to indemnify Prudential from any liabilities imposed upon or asserted against Prudential by reason of:

    - any tort or contract claims occurring on or in respect of the properties before the closing of the sale transaction;

    - the violation of any environmental or other applicable laws; and

    - any lawsuit threatened or filed regarding the purchase transaction.

    These indemnity obligations survive the closing of the sale transaction for each property for 12 months. The Company's post-closing liability with respect to inaccurate representations and warranties and indemnification of Prudential shall not exceed $5 million in the aggregate except for post-closing liability based on fraud or intentional misrepresentation of the Company for which there is no limit.

    EXPENSES

    Generally, each party will pay its own costs in connection with the transaction. We must pay all transfer, stamp, title insurance or similar taxes due as a result of the transaction.

    ASSIGNMENT

    Prudential has the right to assign the agreement to an entity formed with Developers Diversified Realty Corporation and/or Coventry Real Estate Partners, Ltd. without the Company's consent and to assign the purchase agreement as to the Company's Mountaingate property to any third parties without the Company's consent.

WHAT IS THE RELATIONSHIP BETWEEN PRUDENTIAL AND DDR REAL ESTATE?

    The purchaser of the 13 properties is Prudential. The Prudential Agreement permits the assignment of such agreement by Prudential, however, to a joint venture comprised of Prudential, Developers Diversified Realty Corporation and/or Coventry, which is an affiliate of Developers Diversified Realty Corporation. It is currently anticipated that the right to purchase one of the properties will be assigned to Developers Diversified Realty Corporation or an affiliated entity to purchase on its own account. It is currently anticipated that the right to purchase the remaining properties will be assigned to the Retail Value Investment Program, which is a joint venture among Developers Diversified Realty Corporation, Coventry and Prudential Real Estate Investors, which is an affiliate of Prudential.

WHAT IS THE OPINION OF HOULIHAN LOKEY AS TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE AGGREGATE CONSIDERATION TO BE RECEIVED IN CONNECTION WITH THE SALE OF ASSETS TO PRUDENTIAL?

    FAIRNESS OPINION

    The Board of Directors of the Company retained Houlihan Lokey to render an opinion as to the fairness as of September 1, 2000, from a financial point of view, of the gross consideration of approximately $356 million, negotiated and determined by the Company, to be received by the Company from Prudential in connection with the purchase and sale of 15 properties under the Prudential Agreement. On November 16, 2000, Prudential terminated the agreement with respect to two of the 15 properties. Houlihan Lokey subsequently restated its opinion as to the fairness as of September 1, 2000, from a financial point of view, of the gross consideration of approximately $317 million, negotiated and determined by the Company, to be received by the Company from Prudential in connection with the purchase and sale of the remaining 13 assets under the Prudential Agreement (the "Houlihan Lokey Opinion").

    The Board of Directors of the Company also retained Houlihan Lokey to render an opinion as to the fairness, from a financial point of view, of the gross consideration of approximately $305 million to be received by the Company from GMS in connection with the Purchase and Sale Agreement, dated as of September 19, 2000, by and among GMS Realty LLC and BPP/Golden State Acquisitions, LLC, an affiliate of the Company (the "GMS Agreement"). Subsequent to Houlihan Lokey rendering its opinion regarding the sale by Burnham of 19 assets to GMS Realty LLC pursuant to the GMS

Agreement, GMS terminated its purchase and sale agreement with the Company as of October 17, 2000.

    The Company retained Houlihan Lokey based upon Houlihan Lokey's experience in the valuation of businesses and their securities and assets in connection with recapitalizations and similar transactions, especially with respect to REITs and other real estate companies. Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services in connection with mergers and acquisitions, leveraged buyouts, business valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings, and private placements of debt and equity securities. No material relationship between the Company and Houlihan Lokey existed during the two years prior to Houlihan Lokey's rendering the fairness opinion.

    Houlihan Lokey's written opinion to the Board of Directors of the Company concerning the Prudential Sale was delivered as of September 1, 2000 to the effect that, as of the date of such opinion, on the basis of its analysis summarized below and subject to the limitations described below, the gross consideration of approximately $317 million to be received by the Company in connection with Prudential's acquisition of the Prudential Portfolio is fair to the Company from a financial point of view. The Houlihan Lokey Opinion does not address any other aspect of the Prudential Sale, the Plan, the sale of any of the Company's other assets or any other matter discussed herein. The Houlihan Lokey Opinion does not constitute a recommendation to any stockholder as to how any such stockholder should vote on the Plan or any other matter. Houlihan Lokey has no obligation to update the Houlihan Lokey Opinion.

    THE FULL TEXT OF THE HOULIHAN LOKEY OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS PROXY STATEMENT. THE SUMMARY OF THE HOULIHAN LOKEY OPINION IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE HOULIHAN LOKEY OPINION, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX B. YOU ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY AND IN ITS ENTIRETY.

    As compensation to Houlihan Lokey for its services in connection with the Prudential Sale and the GMS Sale, the Company agreed to pay Houlihan Lokey an aggregate fee of between $300,000 and $400,000. No portion of Houlihan Lokey's fee is contingent upon the successful completion of any part of the Prudential Sale or the GMS Sale, or approval of the Plan. The Company has also agreed to indemnify Houlihan Lokey and related persons against liabilities under federal securities laws, arising out of the engagement of Houlihan Lokey, and to reimburse Houlihan Lokey for specified expenses.

    The Houlihan Lokey Opinion does not address the Company's underlying business decision to effect the Prudential Sale, the use of proceeds from the Prudential Sale, or the form, timing, or amount of any consideration distributed to the Company's stockholders as a result of the Prudential Sale. Further, the Houlihan Lokey Opinion does not address the Company's underlying business decision to sell any or all of its assets, the Plan or any other strategic alternatives, or the method by which it shall distribute any consideration received as a result of any sales. Houlihan Lokey did not, and was not requested by the Company or any other person to, solicit third party indications of interest in acquiring the Prudential Portfolio or all or any part of the Company or to make any recommendations as to the form or amount of consideration to be received by the Company, the stockholders of the Company, or any other person in connection with the Prudential Sale, which consideration was determined through negotiations among Prudential and the Company. Houlihan Lokey was not asked to opine on and did not express any opinion as to (A) tax or legal consequences of the Prudential Sale, including but not limited to tax or legal consequences to the Company or the stockholders of the Company; (B) the fairness, advisability or desirability of alternatives to the Prudential Sale; (C) the fair market value of the Company or any of its assets; (D) the fairness of any aspect of the Prudential Sale not expressly addressed in the Houlihan Lokey Opinion; or (E) any other aspect of the Plan of Liquidation, including the payment of or establishing reserves with respect to the Company's liabilities or the amount that will ultimately be distributed to the Company's stockholders. Houlihan Lokey did not perform an independent appraisal of the Prudential Portfolio or any other assets of the Company. Furthermore, Houlihan Lokey did not negotiate the Prudential Sale or any part of either or advise the Company with respect to alternatives to either. The Houlihan Lokey Opinion assumes gross consideration to the Company of approximately $317 million and does not address the fairness from a financial point of view of the Prudential Sale in the event that less than all of the Prudential Properties are sold.

    PRUDENTIAL SALE OPINION

    In arriving at its opinion, Houlihan Lokey:

    - held discussions with the Company's senior management and met with the Company's asset management to discuss the Prudential Sale, the operations, financial condition, future prospects and performance of the Prudential Portfolio;

    - reviewed company-prepared income statements for each of the assets comprising the Prudential Portfolio (collectively the "Prudential Properties" and individually, a "Prudential Property") for the three fiscal years ended December 31, 1999, and the interim period ended
      July 31, 2000, which the Company's management identified as being the most current financial statements available for each such asset;

    - reviewed specific portions of the Confidential Information Memorandum pertaining to the Prudential Portfolio and the Prudential Properties as prepared with the assistance of Goldman Sachs based on information provided by the Company;

    - reviewed the Letter of Interest pertaining to Prudential's acquisition of the Prudential Portfolio as prepared by Prudential dated August 18, 2000;

    - reviewed forecasts and projections prepared by the Company's management with respect to the Prudential Properties for the years ending
      December 31, 2000 through December 31, 2005;

    - conducted site visits to selected Prudential Properties;

    - reviewed publicly available information on selected transactions involving properties that Houlihan Lokey deemed comparable to the Prudential Properties;

    - reviewed publicly available information on selected companies that Houlihan Lokey deemed comparable to the Prudential Portfolio; and

    - conducted such other analyses, studies and investigations as Houlihan Lokey deemed appropriate.

    VALUATION ANALYSES.

    The following is a summary of the material financial analyses used by Houlihan Lokey in connection with providing its opinion. This summary is qualified in its entirety by reference to the full text of the Houlihan Lokey Opinion relating to the Prudential Sale. The stockholders of the Company are urged to read the full text of the Houlihan Lokey Opinion carefully and in its entirety, a copy of which is attached as APPENDIX B to this proxy statement.

    In order to determine the fairness, from a financial point of view, to the Company of the gross consideration to be received by the Company from Prudential in connection with the Prudential Sale, Houlihan Lokey analyzed the value of each of the Prudential Properties within the Prudential Portfolio as well as the Prudential Portfolio on a consolidated basis. Houlihan Lokey did not express an opinion as to the value of any of the Prudential Properties on an individual basis or the amount of the purchase price allocated by the Company to any Prudential Property. Houlihan Lokey only expressed an opinion as to the value of the Prudential Properties on an aggregate basis.

    Houlihan Lokey analyzed the value of the 13 properties that constitute the Prudential Portfolio: Cameron Park, Downtown Pleasant Hill, Keizer Creekside, Lake Arrowhead Village, La Mancha, Meridian Village, Mountaingate Plaza, Olympiad Plaza, Plaza at Puente Hills, Puget Park, Richmond City Center, San Diego Factory Outlet Center and K-Mart at San Diego Factory Outlet Center, and Valley Central.

    In order to determine the estimated enterprise value of the Prudential Properties and the Prudential Portfolio, Houlihan Lokey primarily used the following methodologies: (A) a net asset value approach based on various capitalization rates and (B) a discounted cash flow approach. Houlihan Lokey validated the results of these methodologies using an implied property square foot approach and an implied sale capitalization approach. The analyses required studies of the overall market, economic and industry conditions in which the Prudential Properties operate and the historical and projected operating results of each of the Prudential Properties and are summarized in the following chart.

                        HOULIHAN LOKEY VALUATION SUMMARY

                                                                                        DIRECT        DISCOUNTED
                                                                HOULIHAN LOKEY      CAPITALIZATION     CASH FLOW
                                                                   CONCLUDED           APPROACH        APPROACH
                                                               ENTERPRISE VALUE       ENTERPRISE      ENTERPRISE
                                                                     RANGE              VALUE            VALUE
                          PROPERTY                               (IN MILLIONS)      (IN MILLIONS)    (IN MILLIONS)
------------------------------------------------------------  -------------------   --------------   -------------
Cameron Park................................................   $ 14.0     $ 14.0        $ 12.6           $ 14.0
Downtown Pleasant Hill......................................     55.0       55.0          52.0             55.0
Keizer Creekside............................................      5.7        6.1           6.1              5.7
Lake Arrowhead Village......................................     28.5       30.3          28.5             30.3
La Mancha...................................................      8.9        8.9           6.2              8.9
Meridian Village............................................     19.4       20.9          19.4             20.9
Mountaingate Plaza..........................................     20.1       20.1          20.1             20.1
Olympiad Plaza..............................................     12.0       12.7          12.7             12.0
Plaza at Puente Hills.......................................     63.3       65.8          63.3             65.8
Puget Park..................................................      4.1        4.2           4.2              4.1
Richmond City Center........................................     10.9       11.0          10.9             11.0
San Diego Factory Outlet/K-Mart.............................     26.4       26.4          32.4             26.4
Valley Central..............................................     41.9       42.4          41.9             42.4
                                                               ------     ------        ------           ------
  Total/Average.............................................   $310.2     $317.8        $310.3           $316.6
                                                               ======     ======        ======           ======

    PROPERTY DIRECT CAPITALIZATION APPROACHES. Houlihan Lokey derived an indication of the range of enterprise value for each Prudential Property by:
(A) applying capitalization rates to the actual net operating income of each Prudential Property, provided by the Company to Houlihan Lokey, as of
December 31, 1999 (the "FYE Capitalization Rate Approach"), and (B) applying capitalization rates to the projected net operating income of each of the Prudential Properties provided by the Company to Houlihan Lokey in the form of Argus runs for the fiscal years ending December 31, 2000 (which projections were derived from (1) actual net operating income from January 1, 2000 through
July 31, 2000 and (2) projected net operating income from August 1, 2000 through December 31, 2000) and December 31, 2001 (collectively, the "Future NOI Capitalization Rate Approach"). The aggregate net operating income amounts used by Houlihan Lokey in each of its analyses are as follows:

    - aggregate actual net operating income of approximately $26.5 million as of December 31, 1999;

    - aggregate projected net operating income of approximately $31.2 million for the fiscal year ending December 31, 2000; and

    - aggregate projected net operating income of approximately $35.0 million for the fiscal year ending December 31, 2001.

    The capitalization rate used by Houlihan Lokey for each Prudential Property was within the range of 8.7% to 12.0%. The capitalization rate for each property was determined using publicly available information for assets of the same type and location as the subject property. The primary source of such capitalization rates was the NATIONAL REAL ESTATE INDEX-MARKET MONITOR. The capitalization rates were then adjusted for information learned by Houlihan Lokey in the course of its due diligence investigation. Adjustments to the capitalization rates were made based upon Houlihan Lokey's assessment of the class of each of the Prudential Properties. Factors considered in Houlihan Lokey's assessment of the class of each of the Prudential Properties included the property's quality, condition, specific location, nature of tenants, level of deferred maintenance and lease expirations. The capitalization rates were increased by 0.50% when applied to adjusted net operating income for the fiscal year ending
December 31, 2001.

    By applying appropriate capitalization rates to the net operating income of each of the Prudential Properties as discussed above, Houlihan Lokey derived an enterprise value for each of the Prudential Properties set forth in the Valuation Summary, which were used to calculate an enterprise value indication for the Prudential Portfolio of approximately $310.3 million.

    PROPERTY DISCOUNTED CASH FLOW APPROACH. Houlihan Lokey utilized cash flow projections prepared by the Company for each of the Prudential Properties covering fiscal years 2000 through 2005. After calculating the net present value of the cash flows of each of the Prudential Properties for the applicable periods using discount rates ranging from 10.5% to 15.0%, a terminal value of each of the Prudential Properties was calculated based upon an exit or residual capitalization rate of 8.95% to 12.25%. The discount rates and residual capitalization rates used for the Prudential Properties were determined using publicly available information for assets of the same type and location as the subject property. Based on the projections for each of the Prudential Properties provided by the Company and this analysis, Houlihan Lokey derived an enterprise value for each of the Prudential Properties set forth in the Valuation Summary, which were used to calculate an enterprise value indication for the Prudential Portfolio of approximately $316.6 million.

    IMPLIED PROPERTY SQUARE FOOT APPROACH. Houlihan Lokey determined the implied price per square foot for each Prudential Property set forth in the Valuation Summary based upon its enterprise value indications for each Prudential Property derived in the Property Direct Capitalization Approach and the Property Discounted Cash Flow Approach, described above. The resulting indications of price per square foot were then compared to information on more than 20 transactions involving properties that are comparable to the Prudential Properties. Such transactions exhibited a range of prices per square foot of $81.50 to $583.70. Houlihan Lokey calculated an implied price per square foot for each of the Prudential Properties based upon its Property Direct Capitalization Approach and Property Discounted Cash Flow Approach, resulting in a price per square foot for each Prudential Property within the range of $71.56 to $287.96, and consistent with the ranges exhibited by the aforementioned transactions involving properties similar to the Prudential Properties. This analysis provides further support to the valuation indications resulting from the Property Direct Capitalization Approach and Property Discounted Cash Flow Approach.

    IMPLIED SALE CAPITALIZATION RATE APPROACH. Based upon the approximately $317 million of gross consideration to be paid in connection with the Prudential Sale, Houlihan Lokey derived a range of implied capitalization rates for the aggregate assets included in the Prudential Sale based upon: (A) actual net operating income of the Prudential Portfolio, provided by the Company to Houlihan Lokey, as of December 31, 1999 (the "Trailing NOI Capitalization Rate Analysis Approach"), of approximately $23.4 million and (B) projected net operating income of the Prudential Portfolio provided by the Company to Houlihan Lokey in the form of Argus runs for the fiscal years ending December 31, 2000 (which projections were derived from (1) actual net operating income from January 1, 2000 to July 31, 2000 and (2) projected net operating income from August 1, 2000 to

December 31, 2000) and December 31, 2001 (the "Future NOI Capitalization Rate Analysis Approach"), of approximately $27.8 million and $30.6 million, respectively, with such implied capitalization rates range being 7.39% to 9.67%. These implied capitalization rates were then compared to publicly available capitalization rates ranging from 8.70% to 10.60% that were exhibited in transactions involving assets similar in type and location to the Prudential Properties.

    FAIRNESS ANALYSES.

    In order to determine the fairness, from a financial point of view, of the gross consideration to be received by the Company from Prudential in connection with the Prudential Sale, Houlihan Lokey first determined the Prudential Portfolio's enterprise value based upon the range of selected enterprise values as derived from the aforementioned FYE Capitalization Rate Approach, Future NOI Capitalization Rate Approach, and the Property Discounted Cash Flow Approach and concluded a range of value for the Prudential Portfolio of $310.2 million to $317.8 million. This range reflects Houlihan Lokey's determination of the appropriate enterprise value for each Prudential Property and the summation of such values to determine the aggregate enterprise value of the Prudential Portfolio. Houlihan Lokey compared the total gross consideration to be received by the Company from Prudential in connection with the Prudential Sale with such range, and noted that the gross consideration to be received by the Company for the Prudential Portfolio falls within Houlihan Lokey's range of enterprise values for the Prudential Portfolio. Further, Houlihan Lokey considered the Implied Property Square Foot Approach and the Implied Sale Capitalization Rate Approach and noted that the price per square foot and the capitalization rates exhibited in the Prudential Sale are consistent with the price per square foot exhibited in transactions involving properties similar to the Prudential Properties and capitalization rates exhibited by assets similar to the Prudential Portfolio.

    Based upon the foregoing analyses Houlihan Lokey concluded that the gross consideration to be received by the Company from Prudential in connection with the Prudential Sale is fair to the Company from a financial point of view.

    GENERAL

    In arriving at its fairness opinion, Houlihan Lokey reviewed key economic and market indicators, including, but not limited to, growth in gross domestic product, inflation rates, interest rates, consumer spending levels, manufacturing productivity levels, unemployment rates and general stock market performance. Houlihan Lokey's opinion is based on the business, economic, market and other conditions as they existed as of the date of the opinion and on the projected financial information provided to Houlihan Lokey as of such date. In rendering its opinion, Houlihan Lokey has relied upon and assumed, without independent verification, that the historical and projected financial information provided to Houlihan Lokey was reasonably and accurately prepared based upon the best current available estimates of the financial results and condition of the Company, the Prudential Portfolio and the properties included in the Prudential Portfolio and that no material changes have occurred in the information reviewed between the date that the information was provided and the date of the Houlihan Lokey Opinion. Houlihan Lokey did not independently verify the accuracy or completeness of the information supplied to it with respect to the Company, the Prudential Portfolio and the properties included in the Prudential Portfolio and does not assume responsibility for such information. Houlihan Lokey did not make any independent appraisal of the specific properties or assets of the Company.

    The summary set forth above describes the material points of more detailed analyses performed by Houlihan Lokey in arriving at its fairness opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses and summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete view of the processes underlying the analyses set forth in the Houlihan Lokey Opinion. In its analysis, Houlihan Lokey made numerous assumptions with respect to the Company, the Prudential Portfolio, the properties included in the Prudential Portfolio, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the respective entities. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. There were no specific factors reviewed by Houlihan Lokey, however, that did not support its opinion. Additionally, analyses relating to the value of businesses or securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

WHICH STOCKHOLDERS HAVE ALREADY AGREED TO VOTE IN FAVOR OF THE PLAN?

    On August 31, 2000, Burnham and the Operating Partnership entered into an agreement with the Preferred Stockholders pursuant to which the Preferred Stockholders agreed, subject to exceptions described on page 6, to vote all their voting securities in favor of the Plan and the Company's nominees for election to the Board of Directors, both when voting as a separate class and when voting with the common stockholders, with the Preferred Stockholders voting on an as-converted basis, at the Annual Meeting. The Preferred Stockholders beneficially own, in the aggregate, shares of Preferred Stock which, on an as converted basis, represent approximately 18.12% of the total number of votes eligible to be cast at the Annual Meeting.

    On September 11, 2000, Burnham and the Operating Partnership entered into an agreement with the SA Group pursuant to which the SA Group agreed to support and vote all of its shares of common stock in favor of the Plan of Liquidation and in favor of the election of all of the Company's nominees for director at any and all annual or special meetings of stockholders. The SA Group beneficially owns, in the aggregate, shares constituting approximately 8.01% of the votes eligible to be cast at the Annual Meeting.

    The Directors of Burnham (other than Mr. Schottenstein and Mr. Ashner) and Executive Officers hold the right to cast approximately 539,389, or approximately 1.37%, of the votes eligible to be cast at the Annual Meeting, and have already agreed to vote all of their shares of common stock in favor of the Plan of Liquidation and for the Company's nominees for election to the Board of Directors.

    As a result of the agreements between the Company and the holders of the Preferred Stock, the members of the SA Group and the Company's Directors and Executive Officers, parties which hold the right to cast approximately 10,855,926, or approximately 27.50%, of the votes eligible to be cast at the Annual Meeting, have already agreed to vote all of their shares of Preferred Stock or common stock, as the case may be, for the Plan of Liquidation and for the Company's nominees for election to the Board of Directors. The following table summarizes the identity of the stockholders that have agreed to vote all of their shares of Preferred Stock and common stock in favor of the Plan and for the Company's nominees for election to the Board of Directors and their respective percentages of the votes eligible to be cast at the Annual Meeting on those proposals.

                                                                             PERCENTAGE OF ALL VOTES
                STOCKHOLDER                       TYPE OF SECURITY             ELIGIBLE TO BE CAST
     ----------------------------------  ----------------------------------  -----------------------
1.   Westbrook and Blackacre             Preferred Stock, voting on an as-             18.12%
                                         converted basis with the common
                                         stock

2.   SA Group                            Common stock                                   8.01%

3.   Company's Directors and Executive   Common stock                                   1.37%
     Officers
                                                                              --------------

                                                                      Total            27.50%

WHAT ARE THE KEY PROVISIONS OF THE EXCHANGE AGREEMENT WITH THE PREFERRED
  STOCKHOLDERS?

    Immediately prior to entering into the Exchange Agreement, the Preferred Stockholders issued a notice of redemption to the Operating Partnership electing their right to cause the Operating Partnership to redeem all of their respective Series 1997-A Preferred Units pursuant to Exhibit C to the First Amendment to the Agreement of Limited Partnership of the Operating Partnership, as amended, for either cash in an amount equal to the Change of Control Preference or, in the event that the Company chose to assume the obligations of the Operating Partnership to satisfy the redemption right, an equal number of shares of Old Preferred Stock. The Company exercised its right to assume the obligations of the Operating Partnership and issued to Blackacre 1,599,990 shares of Old Preferred Stock in exchange for their 1,599,990 preferred Operating Partnership units and issued to Westbrook 10 shares of Old Preferred Stock in exchange for their 10 preferred Operating Partnership units. As a result of the redemptions, the Preferred Stockholders no longer own any preferred Operating Partnership units. The remaining holders of preferred Operating Partnership units own in the aggregate 400,000 preferred Operating Partnership units.

    Pursuant to the Exchange Agreement, Blackacre exchanged its 1,600,000 shares of Old Preferred Stock for 1,600,000 shares of Preferred Stock and Westbrook exchanged its 2,800,000 shares of Old Preferred Stock for 2,800,000 shares of Preferred Stock. Concurrently with the signing of the Exchange Agreement, the Charter of the Company was amended by the filing of Articles Supplementary which designated the rights, preferences, and privileges of the Preferred Stock. On September 11, 2000, the Company and the Preferred Stockholders entered into the Letter Agreement.

    Burnham's agreement with its Preferred Stockholders is governed by the Exchange Agreement, the Letter Agreement and the Articles Supplementary. Under the terms of the Exchange Agreement, the Company agreed:

    - to nominate for election to the Board of Directors at the Annual Meeting the nominees named in this proxy statement and recommend that the stockholders approve such nominees;

    - to propose the Plan and to recommend that the Plan be approved by the stockholders at the Annual Meeting, subject to the right of the Board of Directors to withhold or withdraw such recommendation if the Board determines in good faith, after consultation with its legal counsel, that its duties under Maryland law require it not to propose and recommend the Plan because the Company has received a Superior Proposal and has delivered notice of such proposal to the Preferred Stockholders;

    - after the date on which there are no longer any shares of Preferred Stock outstanding, to amend its Bylaws to increase the number of Directors elected by the common stockholders by one, to appoint Curtis Greer to hold the Board seat created thereby, and to nominate Mr. Greer for election to the Board of Directors at any subsequent meeting of the Company's stockholders at which an election of Directors would be held;

    - that in the event that the Board of Directors delegates the authority to make decisions or to take actions with respect to the liquidation to a committee or sub-committee of the Board, then the number of Directors on such committee who are nominees of the SA Group will not be proportionately greater than the number of members of the Board nominated by the SA Group is to the entire Board;

    - to amend its Shareholder Rights Plan to permit each of Westbrook, Blackacre and Morgan Stanley Dean Witter & Co., and its affiliates to beneficially own up to 19.9% of the outstanding shares of common stock without triggering any adverse consequences to such party under the Shareholder Rights Plan; and

    - to take such action as is necessary to permit such increased ownership under its Charter, subject to Burnham's continued qualification as a REIT under the Code.

    Under the Exchange Agreement and the Letter Agreement, the Company agreed to take, or confirmed that it intended to take the following actions in connection with the implementation of the Plan:

    - to distribute net proceeds from all asset sales in the liquidation within 30 days of receipt by the Company to be applied against the Preferred Stockholders' Change of Control Preference, subject to the prior payment of liabilities and setting aside of reserves as described in the Plan of Liquidation;

    - to distribute the net proceeds of the Prudential Sale in the manner contemplated by the Exchange Agreement;

    - to terminate all employees as of a specified date, other than specified management employees, to pay severance benefits to terminated employees and to cap the salaries payable to the retained employees at specified amounts;

    - to consult with the Preferred Stockholders with respect to retaining legal, financial, strategic or other professional advisors and with respect to any distributions of information or materials (including proxy materials) to the stockholders or the SEC regarding the Plan of Liquidation, the nominees for election to the Board of Directors or the Annual Meeting;

    - at any time when a Preferred Stockholder has not nominated and elected a member of the Board of Directors, to allow such Preferred Stockholder to have a representative observe all portions of all meetings of the Board of Directors, except to the extent that arrangements with that Preferred Stockholder are being discussed or when the Board of Directors is discussing threatened, pending or ongoing litigation and the presence of the Preferred Stockholder's observer would eliminate the attorney-client privilege between the Company and its counsel;

    - to provide director's liability insurance and indemnification for each director elected directly by the Preferred Stockholders to the same extent insurance and indemnification is made available to other members of the Board of Directors;

    - to use reasonable efforts to negotiate decreases in the severance compensation of its senior executives, subject to the approval of the Preferred Stockholders;

    - as soon as reasonably practicable, but not later than December 31, 2000, to close all of the Company's offices except its San Diego office and either the San Francisco office or Los Angeles office in a manner reasonably anticipated to minimize the costs of such closings, and to reduce the size of the San Diego office; and

    - to operate the Company's remaining properties in the normal course of business during a 12-18 month liquidation period.

    Under the Exchange Agreement and the Letter Agreement, the Company also agreed to refrain from taking the following actions:

    - modifying the Plan of Liquidation without the consent of the Preferred Stockholders except for a modification to the Plan due to the failure to consummate the Prudential Sale or the GMS Sale;

    - making any distributions to or paying any dividend to holders of shares of common stock without the consent of the Preferred Stockholders, except for regular quarterly dividends or distributions. The Company may make regular quarterly dividends or distributions only if they are paid solely out of Operating Cash and in an amount not exceeding the average quarterly dividend or distribution paid to the holders of shares of common stock over the last four fiscal quarters and after payment of all accrued dividends and accrued distributions owing to the Preferred Stockholders as of the date of such quarterly dividend. However, as of April 1, 2001, a Preferred Stockholder may deliver an election of a Change of Control Preference, which would have the effect of preventing the Company from making dividends or distributions to common stockholders until such preference is paid in full;

    - amending its Bylaws to increase the maximum number of directors on the Board without the prior written consent of the Preferred Stockholders;

    - amending the severance agreement with J. David Martin, its former chief executive officer, without the written consent of the Preferred Stockholders; and

    - amending its existing debt agreements in any manner that would reduce the net proceeds available for distribution to the Preferred Stockholders, except that the Company may modify its existing credit facility with GECC subject to limitations and may refinance its existing mortgage debt so long as the outstanding principal amounts or release prices are not increased or the Preferred Stockholders are not otherwise materially adversely affected.

    In consideration of the foregoing provisions, the Preferred Stockholders have agreed to vote in favor of the Plan and for the Company's nominees for election to the Board of Directors set forth in this proxy statement, subject to the exceptions described on page 6 of this proxy statement, to vote all voting securities held by the Preferred Stockholders in favor of the Plan and such nominees, both when voting as a separate class and when voting with the common stockholders on an as-converted basis; and to vote all such securities against any other plan of liquidation.

    The Preferred Stockholders also agreed to refrain from taking the following actions:

    - reinstating any election of a Change of Control Preference currently suspended unless the Plan and the nominees for election to the Board of Directors set forth in this proxy statement are not approved at the Annual Meeting or the Annual Meeting does not occur on or prior to December 15, 2000;

    - delivering any election of a Change of Control Preference prior to December 15, 2000, unless the Plan or the nominees for election to the Board of Directors are not approved at the Annual Meeting, the Annual Meeting does not occur on or prior to December 15, 2000, the Company delivers notice of a Superior Proposal to the Plan to the Preferred Stockholders and the Board of Directors supports such a Superior Proposal or such proposal is not rejected by the Board within five business days of receipt, or the Company modifies the Plan without the consent of the Preferred Stockholders;

    - if the Plan and the nominees are approved at the Annual Meeting, delivering an election of a Change of Control Preference prior to April 1, 2001 with respect to the Plan or any event consistent with or pursuant to the Plan;

    - selling or otherwise assigning any of their shares of Preferred Stock until the day following the record date established for determining stockholders of the Company entitled to receive notice of and to vote at the Annual Meeting; and

    - restricting or limiting their right and ability to vote their shares of Preferred Stock in favor of the Plan and the nominees for Director.

    In the event that the Company, without the consent of the Preferred Stockholders, otherwise modifies the Plan or fails to carry out the Plan in the manner agreed upon by the Company and the Preferred Stockholders, except as would not materially change the Plan or the implementation of the Plan, taken as a whole, the Preferred Stockholders are entitled to cause the Company to redeem their shares of Preferred Stock for the amount of the Change of Control Preference less any amounts already distributed to the Preferred Stockholders with respect to the Change of Control Preference.

    In addition to the agreements made by the Company and the Preferred Stockholders under the Exchange Agreement, the Exchange Agreement, as supplemented by the Letter Agreement, contains the following representations and warranties:

        (a) Each party represents and warrants to the other parties that:

           (1) such party is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization;

           (2) such party has all requisite power and authority to execute, deliver and perform its obligations under the Exchange Agreement;

           (3) the Exchange Agreement constitutes a valid and binding agreement of such party, enforceable against such party in accordance with its terms; and

           (4) the execution, delivery and the performance by such party of the Exchange Agreement do not constitute or result in (A) a breach or violation of, or a default under, the organizational documents of such party, (B) a breach or violation of, or a default under, the acceleration of any obligations or rights of third parties or the creation of any lien, encumbrance, charge or security interest on the assets of such party under any indenture, agreement or other instrument or any law, ordinance, regulation, judgment, order, decree, arbitration, award, license or permit, or (C) any change in the rights or obligations of such party under any of its indentures, agreements or other instruments, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on such party or on the legality, validity, binding effect or enforceability of the Exchange Agreement.

        (b) The Company represents and warrants that the Preferred Stock has been duly authorized, validly issued and, when issued, shall be fully paid or credited as fully paid, free and clear of any lien, encumbrance, charge or security interest created by the Company.

        (c) The Company represents and warrants that the filing of the Articles Supplementary with the State Department of Assessments and Taxation of Maryland has been duly authorized by the Company and that the Articles Supplementary will constitute a legal, valid and binding obligation of the Company.

        (d) The Company represents and warrants that the exchange of Old Preferred Stock for Series 2000-C Preferred Stock, the issuance of the Series 2000-C Preferred Stock and the listing with the NYSE of shares of common stock of the Company issuable upon any conversion of the Series 2000-C Preferred Stock do not require any approval of the Company's stockholders pursuant to the rules of the NYSE or any approval of the NYSE, in each case, that has not already been obtained.

        (e) The Company represents and warrants that its Board has exempted each of the Preferred Stockholders that has delivered the representations and undertakings required under the Company's charter, from the ownership limit and common stock ownership limit set forth in Article VII of the Charter pursuant to Section 7.2.7 of the Charter, that such exemptions remain in effect and that such exemptions shall be effective in the event that the Preferred Stockholders are deemed to be a group for purposes of such limits.

        (f) The Company represents and warrants that (1) the Bylaws of the Company have been amended to provide that the Board shall be comprised of a maximum of nine directors, plus, if directors are elected by the Preferred Stockholders under the Articles Supplementary, two (for a maximum total of eleven directors) and (2) the Bylaws of the Company may not be amended to increase the number of directors on the Board without the consent of the Preferred Stockholders.

        (g) The Company represents and warrants that the Shareholder Rights Plan has been amended by the First Amendment thereto to provide that no Preferred Stockholder, either in its individual capacity or together with any other Preferred Stockholder as a "group" (as such term is used in Section 13(d)-3 of the Securities Exchange Act of 1934), shall be an "Acquiring Person" as such term is defined in the Shareholder Rights Plan solely by virtue of such Preferred Stockholder's acquisition of Preferred Stock or any securities of the Company issued or issuable with respect to such Preferred Stock.

        (h) Each of the Company and Blackacre represents and warrants that the Operating Partnership Agreement has been amended.

        (i) The Company and each Preferred Stockholder represents and warrants that such Preferred Stockholder has exchanged all preferred Operating Partnership units that such Preferred Stockholder holds for Old Preferred Stock.

        (j) As of the date of the Exchange Agreement and assuming completion of the exchange of the Old Preferred Stock for Series 2000-C Preferred Stock, each Preferred Stockholder represents and warrants that it is (1) the beneficial owner of and has, together with the other Preferrred Stockholders, the sole power to vote at meetings of stockholders of the Company in accordance with the Articles Supplementary the numbers of shares of Series 2000-C Preferred Stock set forth in an exhibit to the agreement, and (2) not directly or indirectly the beneficial owner of any other securities of the Company or the Operating Partnership.

        (k) The Company represents and warrants that (1) the Board has approved the Company's nominees for election as Directors at the Annual Meeting and the Plan, (2) the Board has recommended or will recommend to the Company's stockholders that they vote for the Company's nominees for election as Directors at the Annual Meeting and the Plan and (3) each member of the Board currently intends to vote all voting securities of the Company which such member has the power to vote in favor of the Plan and for the Company's nominees for election as Directors at the Annual Meeting.

        (l) Each of Westbrook and Blackacre represents and warrants that it is an "accredited investor" as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933 and intends to acquire the Preferred Stock for investment purposes and not with a view towards distribution thereof.

    ARTICLES SUPPLEMENTARY

    The Articles Supplementary include the following significant terms:

    - until there are no longer any shares of Preferred Stock outstanding, the Preferred Stockholders, voting separately as a class, have the right to elect two individuals who will serve as Directors on the Company's Board of Directors;

    - no action of any committee or any other group acting on behalf of the Board of Directors shall be effective unless at least one Director elected by the Preferred Stockholders is a member of that committee or group;

    - upon a sale of all or substantially all of the assets of the Company or a voluntary liquidation, dissolution or winding-up of the Company, the Preferred Stockholders are entitled to receive, out of the assets of the Company available for distribution, the Change of Control Preference prior to any distribution to holders of shares of common stock;

    - if Burnham's stockholders do not approve the Plan of Liquidation and the nominees for election to the Board of Directors at the Annual Meeting or if the Board of Directors has delivered notice of a Superior Proposal to the Preferred Stockholders, the Preferred Stockholders are entitled to receive the Change of Control Preference;

    - the Preferred Stock may be redeemed, at the option of the Preferred Stockholders, for consideration in an amount equal to the Change of Control Preference if: (1) the Company makes a distribution or dividend to the common stockholders without obtaining the prior written consent of the Preferred Stockholders that when aggregated with all other such distributions or dividends and proceeds from asset dispositions that are not distributed in accordance with the Exchange Agreement equals or exceeds $1,500,000; provided that the Company may make regular quarterly dividends which are in an amount not in excess of the average quarterly dividend paid by the Company over the last four fiscal quarters and which are paid solely out of Operating Cash; and (2) at any time on or after September 30, 2001 (for a more detailed description of the Change of Control Preference see page 53);

    - in the event that, at a time when the Preferred Stockholders have the right to redeem their shares of Preferred Stock pursuant to the paragraph immediately above, the Company fails to redeem the shares of Preferred Stock, the Board of Directors shall be immediately increased in size by a number equal to the then current number of Directors minus three, and the Preferred Stockholders shall have the right, voting as a separate class, to elect Directors to fill such seats on the Board until no shares of Preferred Stock remain outstanding;

    - the Company has the right, at any time, to redeem all of the shares of Preferred Stock for the value of the Change of Control Preference less any payments already made with respect to the Change of Control Preference by delivering a notice of redemption to each holder of shares of Preferred Stock; and

    - payment by the Company of the Change of Control Preference shall constitute payment in redemption of the Preferred Stock.

    The common stockholders have no right to vote with respect to the two Directors which the Preferred Stockholders have the right to elect. While the Preferred Stockholders have not yet exercised their right to elect two Directors, they have expressed their intention to elect Curtis Greer and Ronald Kravit in the near future.

    CHANGE OF CONTROL PREFERENCE

    CONDITIONS TO ELECTING CHANGE OF CONTROL PREFERENCE

    The Preferred Stockholders may deliver an election of the Change of Control Preference under the Articles Supplementary:

    - upon the transfer in a single transaction, or series of transactions, of all or substantially all of the assets of the Company, the Operating Partnership and their subsidiaries, considered as a whole, including for such purpose the assets of any subsidiary (except that with respect to any such subsidiary in which the Company or the Operating Partnership has a direct or indirect minority interest such that a sale, transfer or assignment is not within the Company's or Operating Partnership's control, and is not a part of, or occurring in connection with, a transaction or series of transactions covered under this provision, this provision shall not apply);

    - upon the merger or consolidation of the Company or the Operating Partnership with any other person (other than a merger of the Company with or into a wholly-owned subsidiary in which the Company's market capitalization is unchanged);

    - upon any recapitalization of the Company, the Operating Partnership and their subsidiaries, considered as a whole, in a single transaction or a series of transactions, in an amount or amounts which aggregate 30% or more of the Company's market capitalization, excluding the refinancing of any commercial loans (including loans secured by real estate in amounts and subject to terms and conditions substantially the same as the commercial loans of the Company on December 1997);

    - upon a "Change of Control" (as defined below);

    - if the requisite stockholders of the Company do not approve both the Plan and the Company's nominees for Directors at the Annual Meeting;

    - if the next annual meeting of the Company's stockholders is not held on or prior to December 15, 2000;

    - on or after March 31, 2001;

    - on or after the date on which (1) the Board of Directors shall have delivered a notice of a Superior Proposal to the holders of Series 2000-C Preferred Stock or (2) the Board of Directors shall have been required to deliver such a notice under the terms of the Exchange Agreement; or

    - on or after the date on which the Plan, after having been approved by the Company's stockholders, is terminated by the Board of Directors.

    A "Change of Control" of the Company or the Operating Partnership shall be deemed to have occurred if any of the following occur (or in the case of any proposal made by any person to the Company or the Operating Partnership, if any of the following could occur as a result of that proposal):

        (1) the Company takes or fails to take any action such that it ceases to be required to file reports under Section 13 of the Exchange Act, or any successor to that Section;

        (2) any "person" (as defined in Sections 13(d) and 14(d) of the Exchange
    Act) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of either (A) 30% or more of the outstanding shares of common stock, or (B) 30% (by right to vote or grant or withhold any approval) of the outstanding securities of any other class or classes which individually or together have the power to elect a majority of the members of the Board;

        (3) other than as a result of the death or disability of one or more of the Directors within a three-month period, a majority of the members of the Board (excluding any directors elected by Preferred Stockholders) for any period of three consecutive months are not persons who:

           (A) had been directors of the Company for at least the preceding 24 consecutive months, or

           (B) when they initially were elected to the Board, (x) were nominated (if they were elected by the stockholders) or elected (if they were elected by the directors) with the affirmative concurrence of 66 2/3% of the directors who were "Continuing Directors" (as defined below) at the time of the nomination or election by the Board and (y) were not elected as a result of an actual or threatened solicitation of proxies or consents by a person other than the Board or an agreement intended to avoid or settle such a proxy solicitation (the directors described in clauses (A) and (B) of this clause (3) being "Continuing Directors");

        (4) the Company or a subsidiary of the Company ceases to be the sole general partner of the Operating Partnership or grants or sells to any person, or consents to any amendment to the agreement of limited partnership of the Operating Partnership, or the organizational documents of the other subsidiaries, which had the effect of transferring, the power to control or direct the actions of the Operating Partnership or such other subsidiaries as if such person:

           (A) is a general partner of the Operating Partnership, or

           (B) is a limited partner of the Operating Partnership with consent or approval rights greater than the consent or approval rights held by the limited partners of the Operating Partnership on the date hereof; or

        (5) the Operating Partnership is a party to any entity conversion or any merger or consolidation in which the Operating Partnership is not a surviving entity in such merger or consolidation or in which the effect is of the nature set forth in the preceding clause (4).

    Notwithstanding anything above, the term "Change of Control" shall not include any of the foregoing events to the extent that they arise in connection with an underwritten, widely distributed offering or sale to the public of equity securities.

    The Preferred Stockholders may deliver an election of the Change of Control Preference under the Exchange Agreement if:

    - the Company delivers a notice of a Superior Proposal to any Preferred Stockholder or would have been required to deliver such notice under the Board of Director's duties under Maryland law, such other proposal is supported by the Board or such other proposal is not expressly rejected by the Board within five business days after receipt thereof;

    - the Company modifies the plan described in the Exchange Agreement without the consent of the Preferred Stockholders, in their sole discretion;

    - the Company fails to carry out the liquidation in accordance with the plan described in the Exchange Agreement except for non-material deviations;

    - the Plan does not receive the requisite approval of the Company's stockholders at the Annual Meeting;

    - the Company's nominees for Directors do not receive the requisite approval of the Company's stockholders at the Annual Meeting; or

    - the Annual Meeting does not occur (without any adjournment thereof) on or prior to December 15, 2000.

    If the Plan and the Company's nominees for Directors receive the requisite approval of the Company's stockholders on or prior to December 15, 2000, no Preferred Stockholders shall deliver prior to April 1, 2001 an election of Change of Control Preference with respect to the Plan or any event consistent with or pursuant to the Plan and, if delivered, such election shall be void provided that the Plan is not terminated by the Board or the Plan is not modified without the consent of the Preferred Stockholders.

    A Preferred Stockholder may not reinstate any election of a Change of Control Preference currently suspended by such Preferred Stockholder unless
(1) the Plan does not receive the requisite approval of the Company's stockholders at the Annual Meeting, (2) the Company's nominees for Directors do not receive the requisite approval of the Company's stockholders at the Annual Meeting or (3) the Annual Meeting does not occur (without any adjournment thereof) on or prior to December 15, 2000.

    CONSEQUENCES OF ELECTING THE CHANGE OF CONTROL PREFERENCE

    Upon a valid election of the Change of Control Preference, all of the Preferred Stockholders, in the aggregate, are entitled to receive, in the aggregate, prior to any distributions to common stockholders, an amount equal to $115,500,000, or $26.25 per share of Preferred Stock, plus any accrued dividends and distributions, plus 5% of any accrued and due dividends and distributions at the time of redemption. Under the terms of the partnership agreement of the Operating Partnership, the preferred Operating Partnership unitholders are entitled to elect the Change of Control Preference in the event that the Preferred Stockholders are entitled to elect the Change of Control Preference. Upon a valid election of their Change of Control Preference, all of the preferred Operating Partnership unitholders, in the aggregate, are entitled to receive, in the aggregate, prior to any distributions to holders of common units of limited partnership interest in the Operating Partnership, an amount equal to $10,500,000, or $26.25 per unit of limited partnership interest, plus any accrued dividends and distributions, plus 5% of any accrued and due dividends and distributions at the time of redemption. In these circumstances, the Company would be unable to pay any distributions to its common stockholders until it fully pays the Change of Control Preference of the Preferred Stockholders and the preferred Operating Partnership unitholders.

    RELATED AGREEMENTS

    The Operating Partnership, the Company, the Preferred Stockholders and the holders of preferred Operating Partnership units agreed to an amendment to the Operating Partnership agreement which amends and restates the terms of the preferred Operating Partnership units such that the terms are substantially similar to the terms of the Articles Supplementary relating to the Preferred Stock as described above, with the exception of voting rights granted to the Preferred Stock which the holders of preferred Operating Partnership units do not possess.

    The Company has amended its Shareholder Rights Plan to permit each of Westbrook, Blackacre, the SA Group and Morgan Stanley Dean Witter & Co. and its affiliates to beneficially own up to 19.9% of the outstanding shares of our common stock without triggering any adverse consequences to such party or its affiliates under the Shareholder Rights Plan. Further, the Company will take such action as is necessary to permit such increased ownership under its Charter, provided that any such purchases would not cause the Company to fail to qualify as a REIT under the Code. In addition, the Shareholder Rights Plan was amended to state that notwithstanding any formation or existence of a group, Blackacre shall not be deemed to beneficially own the securities of Westbrook and Westbrook shall not be deemed to beneficially own the securities owned by Blackacre.

WHY DID BURNHAM ENTER INTO THE EXCHANGE AGREEMENT?

    Burnham entered into the Exchange Agreement with the Preferred Stockholders for the following reasons:

    - To obtain the Preferred Stockholders' agreement to vote in favor of the Plan and for the Board's nominees for election as Directors. Under the Exchange Agreement, the Preferred Stockholders have agreed, subject to limited exceptions described on page 6, to vote for the Plan of Liquidation and for the nominees for election to the Board of Directors, both when voting with the common stockholders for the Plan of Liquidation and for the election of Directors, with the Preferred Stockholders voting on an as-converted basis, and also when voting as a separate class with respect to the Plan of Liquidation;

    - To obtain the agreement of the Preferred Stockholders that the Company may pay dividends on its common stock until at least March 31, 2001, subject to the limitations described on page 49. The Preferred Stockholders had previously notified the Operating Partnership and Burnham that they were electing to exercise their respective Change of Control Preferences under the terms of the preferred Operating Partnership units and the Old Preferred Stock, respectively. If valid, the elections of the Change of Control Preferences would have had the effect of prohibiting Burnham from making distributions to holders of common units and common stock until the Preferred Stock and preferred Operating Partnership units had been fully redeemed in return for payment of the amounts of the Change of Control Preferences; and

    - To avoid the possibility that the Preferred Stockholders would initiate a proxy contest, which the Company believes would have resulted in significant expense to the Company and therefore, indirectly to its stockholders.

WHAT ARE THE KEY PROVISIONS OF THE AGREEMENT WITH THE SA GROUP?

    The SA Group agreed to:

    - vote its shares in favor of the Plan and for the Company's nominees for election to the Board of Directors; and

    - dismiss with prejudice its litigation against Burnham.

    The SA Group agreed not to:

    - acquire ownership of any of the assets, businesses, securities or debt obligations of Burnham or its subsidiaries, except as otherwise permitted by the agreement;

    - commence or support any stockholder proposal not supported by Burnham's Board of Directors or make or in any way participate in any solicitation of proxies to vote or seek to advise or influence in any manner whatsoever any person with respect to the voting of any securities of Burnham or any of its subsidiaries;

    - act to seek to propose to Burnham or any of its subsidiaries or their respective equityholders any merger, tender or exchange offer, business combination, restructuring, recapitalization or similar

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      transaction to or with Burnham or otherwise act to seek to control, change or influence the management, the Board of Directors or policies of Burnham or any of its subsidiaries, or nominate any person as a director of Burnham who is not nominated by the then incumbent directors, or propose any matter to be voted upon by the stockholders of Burnham or the equity holders of any of its subsidiaries;

    - solicit, negotiate with, or provide any information to, any person with respect to a merger with, tender or exchange offer for, or liquidation of Burnham or any of its subsidiaries or any acquisition of Burnham or any of its subsidiaries, or any similar transaction;

    - announce an intention to, or enter into any discussion, negotiations, arrangements or understandings with any third party with respect to, any of the foregoing;

    - disclose any intention, plan or arrangement inconsistent with the foregoing;

    - advise, assist or encourage any other person in connection with any of the foregoing; and

    - enter into any agreement with respect to the foregoing or ask for a waiver of any such provisions.

    Burnham agreed to:

    - limit the size of its Board of Directors to not more than 11 members;

    - permit the members of the SA Group to bid for any properties that are then being offered for sale by the Company;

    - amend the Shareholder Rights Plan and, subject to limitations, grant waivers of the ownership limitations contained in its Charter, in order to permit the SA Group to own, in the aggregate, up to 19.9% of the outstanding shares of common stock;

    - pay $1 million to the SA Group and, if and when the Preferred Stock is redeemed, an additional $1.5 million to the SA Group in order to reimburse the SA Group for expenses incurred in connection with the litigation instituted by members of the SA Group and in connection with the SA Group's agreement to dismiss such litigation with prejudice;

    - appoint Mr. Schottenstein and Mr. Ashner to the Board of Directors and cause Mr. Schottenstein to be elected Co-Chairman of the Board of Directors; and

    - nominate for election as directors and use all reasonable best efforts to cause to be elected or appointed as directors, at subsequent elections for directors, Jay L. Schottenstein and Michael L. Ashner, or such other nominees as the SA Group may designate who are reasonably acceptable to a majority of the Board of Directors.

    In addition, the parties each granted to the other a release of all claims it had, have now or may have in the future arising out of events occurring prior to the date of the agreement against the other.

WHY DID BURNHAM ENTER INTO THE AGREEMENT WITH THE SA GROUP?

    Burnham entered into the agreement with the SA Group for the following reasons:

    - to obtain the dismissal, with prejudice, of legal proceedings instituted by members of the SA Group against Burnham and its directors, which could have resulted in significant expense to Burnham and, therefore, indirectly, its stockholders;

    - to obtain the general release of any claims that parties in the SA Group had, have now or may have in the future arising out of events occurring prior to the date of the agreement against Burnham; and

    - to avoid the proxy contest threatened by the SA Group, which Burnham believes would have resulted in significant expense to Burnham and its stockholders.

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WHAT OTHER MATTERS DOES THE COMPANY BELIEVE ARE RELEVANT TO MY VOTE?

    NO ASSURANCES OF DISTRIBUTIONS

    We cannot assure you that the Company will be successful in disposing of properties for values equaling or exceeding those currently estimated by the Company or that such dispositions will occur as early as estimated by the Company. If the values of the Company's assets decline or the costs and expenses related to such sales, including the costs of significant improvements to be made to the properties, or related to the liquidation process, exceed those which are currently estimated by the Company, or if properties are not leased by the dates and at the rental rates the Company currently expects, the liquidation may not yield distributions as great as or greater than the recent market prices of the shares of common stock. No assurances can be made as to the actual amount and timing of distributions, which could be made over a substantial period of time.

    NO ASSURANCES AS TO SALE OF JOINTLY HELD PROPERTIES

    The Company jointly owns two properties. The Company accounts for its 25% equity interest in each of these two properties using the equity method of accounting. As of September 30, 2000, the book value of these properties was $3,617,000. Neither of these properties are subject to the Prudential Agreement. Because of the nature of joint ownership, the Company and its co-owners may need to agree on the terms of each property sale before such sale can be effected. There can be no assurance that the Company and its co-owners will agree on satisfactory sales terms for any of the properties. If the parties are unable to agree, the matter could ultimately go before a court of law, and a judicial partition could be sought.

    SALES OF ASSETS NOT SUBJECT TO FURTHER STOCKHOLDER OR UNITHOLDER APPROVAL

    If our stockholders approve the Plan, the Directors will have the authority to sell any and all of the Company's assets on such terms as the Board of Directors determines appropriate. Notably, the stockholders and unitholders will have no subsequent opportunity to vote on such matters and will, therefore, have no right to approve or disapprove the terms of such sales.

    QUALIFICATION AS A REIT

    Management's estimated range of the liquidating distributions per share set forth in this proxy statement assumes that the Company will continue to qualify as a REIT under the Code during the entire liquidation process and, therefore, no provision has been made for federal income taxes. Although the Company expects to maintain its REIT qualification, there can be no assurance in that regard. If we lose our REIT status, we would be taxable as a corporation for federal income tax purposes and would be liable for federal income taxes at the corporate rate with respect to our entire income from operations and from liquidating sales and distribution of our assets for the taxable year in which our qualification as a REIT terminates and in any subsequent years.

    NO ASSURANCES AS TO SALES PRICE OF ASSETS

    Management cannot give any assurances as to the price at which any of its properties ultimately will be sold. Real estate market values are constantly changing and fluctuate with changes in interest rates, the availability of suitable buyers, the perceived quality and dependability of income flows from tenancies and a number of other factors, both local and national. In addition, environmental contamination or unknown liabilities, if any, at the Company's properties may adversely impact the sales price of those assets.

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    TAX PROTECTED ASSETS

    Thirteen of the Company's assets, including five to be sold to Prudential, are subject to agreements between the Company or one of its subsidiaries and the parties that contributed such property to either the Operating Partnership or another subsidiary of the Company which provide that the Company shall not sell the property for a specified number of years if it would result in gain recognition for the contributor and shall encumber the property with a minimum specified amount of indebtedness (or shall otherwise provide the contributor with an agreed upon amount of debt which is allocated to them for tax purposes). Of the 13 agreements containing covenants restricting the transfers of the properties:

    - four agreements' covenants expire in January 2002;

    - two agreements' covenants expire in June 2002;

    - one agreement's covenants expire in March 2003;

    - three agreements' covenants expire in June 2005;

    - one agreement's covenants expire in June 2007;

    - one agreement's covenants expire in June 2008; and

    - one agreement's covenants expire upon the later of December 2013 or the death of the contributor of the property.

    The Company's breach of such an agreement may result in adverse tax consequences to the contributors of the property. The Company estimates that its maximum potential liability to reimburse such contributors for taxes payable by such contributors upon the sale of such properties is approximately
$12 million. In its calculations of estimated liquidation proceeds, the Company has created a reserve for this potential liability which is significantly less than the maximum potential liability because the Company believes that it can structure sales of some or all of these properties so that the adverse tax consequences are avoided. These structuring arrangements generally are subject to the consent of the particular contributor. If the Company is not successful in structuring all or some of these sales to avoid adverse tax consequences to the contributor, the Company will endeavor to resolve any damage claim the contributor has against the Company. There can be no assurance that this reserve amount will be adequate.

    APPROVAL BY LIMITED PARTNERS IN BURNHAM PACIFIC OPERATING PARTNERSHIP, L.P.

    Substantially all of the Company's assets are held by the Operating Partnership, of which the Company is the general partner. Pursuant to the Operating Partnership's Agreement of Limited Partnership, as amended, the Operating Partnership may not sell all or substantially all of its assets without the consent of partners, including holders of preferred units voting on an as-converted basis with common unitholders, holding at least a majority of the outstanding partnership units in the Operating Partnership. The Company holds a majority of the issued and outstanding partnership units in the Operating Partnership and intends to execute a written consent to approve the Plan of Liquidation.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN OF LIQUIDATION?

    The following discussion summarizes material U.S. federal income tax considerations that may be relevant to you as a result of the liquidation. This summary is based upon advice from Goodwin, Procter & Hoar LLP, tax counsel to the Company. This discussion is based upon interpretations of the Code, Treasury regulations promulgated under the Code, judicial decisions, and administrative rulings as of the date of this proxy statement, all of which are subject to change or differing interpretations, including changes and interpretations with retroactive effect. The discussion below does not address all U.S. federal income tax consequences or any state, local or foreign tax consequences of the liquidation. Your tax treatment may vary depending upon your particular situation. Also, stockholders subject to

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special treatment, including dealers in securities or foreign currency, tax-exempt entities, non-U.S. stockholders, banks, thrifts, insurance companies, persons that hold our capital stock as part of a "straddle", a "hedge", a "constructive sale" transaction or a "conversion transaction", persons that have a "functional currency" other than the U.S. dollar, and investors in pass-through entities, may be subject to special rules not discussed below. This discussion also does not address the U.S. federal income tax consequences of the liquidation to holders of our capital stock that do not hold that stock as a capital asset. A U.S. stockholder is a U.S. citizen or resident as defined within the Code, a domestic corporation, an estate the income of which is includable in its gross income for U.S. federal income tax purposes without regard to its source, or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all the substantial decisions of the trust. A non-U.S. stockholder is any stockholder that is not a U.S. stockholder.

    THIS U.S. FEDERAL INCOME TAX DISCUSSION IS FOR GENERAL INFORMATION ONLY AND MAY NOT ADDRESS ALL TAX CONSIDERATIONS THAT MAY BE SIGNIFICANT TO A HOLDER OF OUR CAPITAL STOCK. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE LIQUIDATION, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS AND CHANGES IN APPLICABLE TAX LAWS.

    TAX CONSEQUENCES TO THE COMPANY

    We have qualified as a REIT under Sections 856-860 of the Code since we became a REIT in 1987. As a REIT, we are generally not subject to federal corporate income tax on the portion of our taxable income that we currently distribute to our stockholders in distributions that are eligible for the dividends paid deduction. If the Plan is adopted by our stockholders, we expect to carry out the liquidation in a manner that will allow us to continue to meet the requirements for qualification as a REIT until we have distributed all our assets to our stockholders, which may include the transfer of assets to a Liquidating Trust. The Board of Directors, however, has the authority under the Plan to cause the Company to discontinue our status as a REIT at any time if the Board of Directors finds it in the best interests of our stockholders to do so.

    In order to maintain our status as a REIT, we must, among other things, continue to derive income from qualified sources, principally rents from real property, interest from mortgages on real property and gains from the sale or exchange of real estate assets. In addition, our principal investments must continue to be in real estate assets.

    So long as we continue to qualify as a REIT, any net gain from "prohibited transactions" will be subject to a 100% tax. "Prohibited transactions" are sales of property held primarily for sale to customers in the ordinary course of a trade or business. Whether a real estate asset is property held primarily for sale to customers in the ordinary course of a trade or business is a highly factual determination. We believe that all of our properties are held for investment and the production of rental income, and that none of the sales of our properties in accordance with the Plan will constitute a prohibited transaction. There can, however, be no assurances that the Internal Revenue Service will not successfully challenge the characterization of properties we hold for purposes of applying the 100% tax.

    We expect to completely liquidate within 24 months after our adoption of the Plan. Assuming we liquidate, distributions made pursuant to the Plan within such 24-month period will be treated as dividends paid for purposes of computing our dividends paid deduction, but only to the extent of our earnings and profits, computed without regard to our capital losses, for the taxable year in which any such distributions are made. As a result, and provided that we continue to qualify as a REIT, we believe that we will not be subject to federal corporate income tax on gain recognized in connection with liquidating sales of our assets, nor will we be subject to federal corporate income tax on gains realized upon a liquidating distribution of any of our appreciated assets.

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    While we expect to continue to qualify as a REIT for the period prior to the distribution of all of our assets to our stockholders, which includes the transfer of assets to a Liquidating Trust, no assurance can be given that we will not lose or terminate our status as a REIT as a result of unforeseen circumstances. Should we lose our status as a REIT, either inadvertently or because the Board of Directors deems such loss to be in the best interests of our stockholders, we would be taxable as a corporation for federal income tax purposes and would be liable for federal income taxes at the corporate rate with respect to our entire income from operations and from liquidating sales and distribution of our assets for the taxable year in which our qualification as a REIT terminates and in any subsequent years.

    CONSEQUENCES TO UNITED STATES STOCKHOLDERS

    Distributions we make within 24 months of our adoption of the Plan will not be dividend income to you, notwithstanding the Company's treatment of such distributions for purposes of the dividends paid deduction. Distributions in the liquidation, including an amount equal to your pro rata share of the fair market value of the assets transferred to a Liquidating Trust, should first reduce the basis of your shares of our capital stock, with any excess constituting a capital gain if you hold the shares as a capital asset. If the sum of all liquidating distributions is less than your basis in your shares, the difference will constitute a capital loss which is recognized at the time you receive your final liquidating distribution, which includes the transfer of assets to a Liquidating Trust. Such capital gain or loss will be long or short term, depending on whether such shares have been held for more than one year.

    The maximum tax rate imposed on the long-term capital gains of non-corporate taxpayers is 20%, although a 25% maximum tax rate is imposed on the portion of such gains attributable to the prior depreciation claimed in respect of depreciable real property held for more than one year and not otherwise treated as ordinary "recapture" income under Section 1250 of the Code. The Secretary of the Treasury has the authority to prescribe appropriate regulations on how the capital gains rates will apply to sales and exchanges by partnerships and REITs and of interests in partnerships and REITs. Pursuant to this authority, the Secretary of the Treasury issued proposed regulations on August 9, 1999 relating to the taxation of capital gains in the case of sales and exchanges of interests in partnerships, S corporations and trusts, but not of interests in REITs. Accordingly, you are urged to consult with your tax advisors with respect to your capital gain tax liability resulting from our liquidation and your receipt of liquidating distributions.

    CONSEQUENCES TO NON-UNITED STATES STOCKHOLDERS

    Generally, a non-U.S. stockholder's gain or loss from the liquidation will be determined in the same manner as that of a U.S. stockholder. Assuming that the Company's liquidating distributions are treated as consideration received in a taxable sale of our capital stock by stockholders for purposes of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") in accordance with the general treatment of liquidating distribution for U.S. federal income tax purposes and subject to the discussion below regarding potential application of FIRPTA provisions governing distributions, a non-U.S. stockholder should not be subject to U.S. federal income taxation on any gain or loss as a result of the liquidation, unless (a) the gain is effectively connected with a U.S. trade or business of the non-U.S. stockholder, (b) that stockholder is an individual who has been present in the U.S. for 183 days or more during the taxable year of disposition and other conditions are satisfied, or (c) the Company's capital stock in the hands of the stockholder constitutes a "U.S. real property interest" within the meaning of FIRPTA.

    If a non-U.S. stockholder's capital stock constitutes a "U.S. real property interest" within the meaning of FIRPTA or if the gain from the liquidating distributions is otherwise effectively connected with a U.S. trade or business of the non-U.S. stockholder, that stockholder will be subject to U.S. federal income tax generally at regular capital gains rates with respect to that gain. In addition, the

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non-U.S. stockholder may be subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of non-U.S. corporations. If the non-U.S. stockholder is an individual who has been present in the U.S. for 183 days or more during the taxable year of disposition and other conditions are satisfied, that stockholder will be subject to a 30% tax on its capital gains. An applicable income tax treaty may modify these consequences for a non-U.S. stockholder eligible for treaty benefits and non-U.S. stockholders should consult with their tax advisors regarding the possible application of such a treaty.

    Our capital stock owned by a non-U.S. stockholder will generally constitute a U.S. real property interest if either (a) we are not a "domestically-controlled REIT" at all times during a specified testing period or
(b) that non-U.S. stockholder held more than 5% of the total fair market value of our capital stock at any time during the shorter of the time that stockholder held that our capital stock or during the five-year period ending on the date of receipt of the final liquidating distribution. We will be a domestically controlled REIT if non-U.S. stockholders held less than 50% of the value of our stock at all times during the 5 year period ending with the payment of the final liquidating distribution. Based on the record ownership of our capital stock, we believe we are a domestically-controlled REIT, but no assurance can be given that the actual ownership of our capital stock has been or will be sufficient for us to qualify as a domestically-controlled REIT at all times during the applicable testing period.

    The tax treatment of non-U.S. stockholders described above assumes that the receipt of the liquidating distributions will be treated as a sale of our capital stock for purposes of FIRPTA, consistent with the general treatment of liquidating distributions for federal income tax purposes. It is possible, however, that non-U.S. stockholders will be subject to tax under special provisions of FIRPTA which provide that distributions from REITs are treated as gain from the sale of U.S. real property interests, and thus subject to tax as described above, to the extent that the distributions are attributable to gain from the sale of U.S. real property interests by the REIT. These provisions could apply because, although these liquidating distributions are generally treated as involving a taxable exchange of shares for purposes of determining a stockholder's tax consequences, it is not clear under current law whether the sale treatment generally applicable to these liquidating distributions also applies for purposes of FIRPTA. Accordingly, it is possible that the Internal Revenue Service may assert that liquidating distributions received by a non-U.S. stockholder are subject to tax under FIRPTA, as gain effectively connected with a U.S. trade or business.

    Any liquidating distributions paid to non-U.S. stockholders will be subject to income tax withholding at the rate of 10% if our capital stock in the hands of a non-U.S. stockholder constitutes a U.S. real property interest. Because of the difficulties of determining whether a particular non-U.S. stockholder's capital stock constitutes a U.S. real property interest, non-U.S. stockholders should anticipate that 10% of each liquidating distribution will be withheld and paid over to the Internal Revenue Service. A non-U.S. stockholder may be entitled to a refund or credit against the stockholder's U.S. tax liability with respect to the amount withheld, provided that the required information is furnished to the Internal Revenue Service on a timely basis. Non-U.S. stockholders should consult their own tax advisors regarding withholding tax considerations.

    BACKUP WITHHOLDING

    Unless you comply with applicable reporting and/or certification procedures or are an exempt recipient under applicable provisions of the Code and Treasury regulations promulgated under the Code, you may be subject to a 31% backup withholding tax with respect to any cash payments received pursuant to the liquidation. You should consult your own tax advisors to ensure compliance with these procedures.

    Backup withholding generally will not apply to payments made to exempt recipients such as a corporation or financial institution or to a stockholder who furnishes a correct taxpayer identification

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number or provides a certificate of foreign status and provides other required information. If backup withholding applies, the amount withheld is not an additional tax but is credited against that stockholder's U.S. federal income tax liability.

    In the event that we are unable to dispose of all of our assets within 24 months after adoption of the Plan or if it is otherwise advantageous or appropriate to do so, the Board of Directors may establish a Liquidating Trust to which we could distribute in kind our unsold assets. In any event, even if all of our assets were disposed of within such period, the Board of Directors may decide to establish a Liquidating Trust to retain cash reserves beyond such 24-month period to meet our contingent liabilities. Under the Code, a trust will be treated as a liquidating trust if it is organized for the primary purpose of liquidating and distributing the assets transferred to it, and if its activities are all reasonably necessary to and consistent with the accomplishment of that purpose. However, if the liquidation is prolonged or if the liquidation purpose becomes so obscured by business activities that the declared purpose of the liquidation can be said to be lost or abandoned, it will no longer be consider a liquidating trust. Although neither the Code nor the Treasury regulations thereunder provide any specific guidance as to the length of time a liquidating trust may last, the Internal Revenue Service's guidelines for issuing rulings with respect to liquidating trust status call for a term not to exceed three years, which period may be extended to cover the collection of installment obligations.

    An entity classified as a liquidating trust may receive assets, including cash, from the liquidating entity without incurring any tax. It will be treated as a grantor trust, and accordingly will also not be subject to tax on any income or gain recognized by it. Instead, you will be treated as the owner of your pro rata portion of each asset, including cash, received by and held by the Liquidating Trust. Accordingly, you will be treated as having received a liquidating distribution equal to your share of the amount of cash and the fair market value of any asset distributed to the Liquidating Trust and recognize gain to the extent such value is greater than your basis in your stock notwithstanding that you may not currently receive a distribution of cash or any other assets with which to satisfy the resulting tax liability. In addition, you will be required to take into account in computing your taxable income your pro rata share of each item of income, gain and loss of the Liquidating Trust.

    An individual stockholder who itemizes deductions may deduct his pro rata share of fees and expenses of the Liquidating Trust only to the extent that such amount, together with the stockholder's other miscellaneous deductions, exceeds 2% of his adjusted gross income. A stockholder will also recognize taxable gain or loss when all or part of his pro rata portion of an asset is disposed of for an amount greater or less than his pro rata portion of the fair market value of such asset at the time it was transferred to the Liquidating Trust. Any such gain or loss will be capital gain or loss so long as the stockholder holds his interest in the assets as a capital asset.

    If the Liquidating Trust fails to qualify as such, its treatment will depend, among other things, upon the reasons for its failure to so qualify. In such case, the Liquidating Trust would most likely be taxable as a corporation. In such case the Liquidating Trust itself would be subject to tax, and stockholders could also be subject to tax upon the receipt of distributions from the Liquidating Trust. If the Board of Directors avails itself of the use of a Liquidating Trust, it is anticipated that every effort will be made to ensure that it will be classified as such for federal income tax purposes.

    STATE AND LOCAL INCOME TAX

    You may also be subject to state or local taxes with respect to the liquidating distributions received from us pursuant to the Plan. You should consult your tax advisors regarding such taxes.

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                     PROPOSAL NO. 2--ELECTION OF DIRECTORS

    The Bylaws of the Company currently provide that the number of Directors shall be not less than the minimum number required by Maryland General Corporation Law, nor more than eleven. The Board of Directors has fixed the number of Directors to be elected by the common stockholders together with the Preferred Stockholders, voting on an as-converted basis, at the Annual Meeting at nine, each to hold office for the term of one year and until his or her successor is elected and qualifies.

    Management proposes the following nominees for election as Directors of the
Company: Michael L. Ashner, William P. Dickey, James D. Harper, Jr., Ronald L. Havner, Jr., James D. Klingbeil, Nina B. Matis, Donne P. Moen, Philip S. Schlein, and Jay L. Schottenstein. Each Director elected will hold office until the next annual meeting of stockholders and until his or her successor, if any, is elected and qualifies, unless he or she resigns or he or she becomes disqualified to act as a Director. The Company believes that each of the nominees will stand for election and, if elected, will serve as a Director. However, if any nominee fails to stand for election, the proxies will be voted for the election of such other person(s) as the Company's Board of Directors may nominate and recommend.

REQUIRED VOTE AND RECOMMENDATION

    The Bylaws provide that every stockholder entitled to vote in the election of Directors may vote each of his or her shares for as many individuals as there are directors to be elected and for whose election the shares are entitled to be voted. There is no cumulative voting. The affirmative vote of a plurality of the shares of the common stock and Preferred Stock voting together as a single class, with the Preferred Stock voting on an as-converted basis, present and voting in person or by proxy is required to approve the nominees. Assuming the presence of a quorum, the nine candidates receiving the highest number of affirmative votes of the shares entitled to be voted will be elected, and abstentions and broker non-votes will have no effect on the election of Directors.

    Subject to limited exceptions described on page 6 of this proxy statement, the holders of all of the outstanding shares of Preferred Stock have approved the nominees and have agreed to vote such shares in favor of the nominees at the Annual Meeting. The vote of the holders of all of the outstanding shares of Preferred Stock represents approximately 18.12% of the total number of votes eligible to be cast at the Annual Meeting.

    The nominees for Director and the Executive Officers of the Company have indicated that they intend to vote all shares of common stock which they are entitled to vote FOR the election of each of the nominees for Director. As of September 18, 2000, the current Directors (other than Mr. Schottenstein and
Mr. Ashner) and Executive Officers of the Company in the aggregate had the right to vote 539,389 shares of common stock, representing approximately 1.37% of the votes entitled to be cast at the Annual Meeting. Members of the SA Group have agreed to vote all of their shares of common stock for the nominees at the Annual Meeting. The vote of the SA Group represents approximately 8.01% of the total number of votes eligible to be cast at the Annual Meeting.

    As a result of the agreements between the Company and the Preferred Stockholders, the SA Group and the Company's Directors and Executive Officers, parties which hold approximately 27.50% of the votes eligible to be cast at the Annual Meeting have already agreed to vote all of their shares of common stock or Preferred Stock for the Company's nominees for election to the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEES NAMED ABOVE.

PREFERRED STOCKHOLDER DIRECTORS

    Pursuant to the Articles Supplementary, a plurality of shares of Preferred Stock, voting separately as a class, may elect two individuals who will serve as directors on the Company's Board of Directors at any time. The common stockholders do not have the right to vote with respect to such directors, and consequently, such directors are not among the nominees for election to the Board of Directors listed below. As of the date hereof, the Preferred Stockholders have not exercised their right to elect two directors. The Preferred Stockholders have expressed their intention, however, to elect Curtis Greer and Ronald Kravit in the near future.

DIRECTOR BIOGRAPHIES

    The following table and biographical descriptions set forth information with respect to our current Directors and the nominees for election to the Board of Directors, based on information furnished to us by the Directors. There is no family relationship between any Directors of the Company or nominees for Director.

NAME                                                AGE            POSITION(S) HELD
----                                        --------------------   ----------------
Michael L. Ashner.........................                    48   Director
Malin Burnham.............................                    73   Co-Chairman of the Board of Directors
James D. Harper, Jr.......................                    66   Director
James D. Klingbeil........................                    64   Director
Nina B. Matis.............................                    53   Director
Donne P. Moen.............................                    64   Director
Philip S. Schlein.........................                    66   Director
Jay L. Schottenstein......................                    46   Co-Chairman of the Board of Directors
Robin Wolaner.............................                    46   Director
William P. Dickey.........................                    57   Nominee for Director
Ronald L. Havner, Jr......................                    43   Nominee for Director

    The principal occupation for the last five years of each of the Directors, as well as other related information, is set forth below.

    MICHAEL L. ASHNER became a Director in September of 2000. He has been the Chief Executive Officer of Winthrop Financial Associates, a real estate investment banking firm, and its subsidiaries since 1996, a Director and the Chief Executive Officer of Newkirk NL Holdings LLC, Newkirk Stock LLC and Newkirk RE Holdings LLC and their respective subsidiaries, which are commercial real estate operating and management companies, since 1997 and the President of Exeter Capital Corporation, a private real estate consulting company, since 1981. From 1994 until 1996, Mr. Ashner was the President, Co-Chairman and a Director of National Property Investors, Inc. From 1984 until 1996, Mr. Ashner was a Director and an Executive Officer of NPI Property Management Corporation. He currently serves as a Director of NBTY, Inc., a manufacturer and distributor of vitamins, Nexthealth, Inc., Greate Bay Hotel and Casino Corp., Inc. and Interstate Hotels Corp.

    MALIN BURNHAM has been Chairman of the Board of Directors since 1985 and served as interim President and Chief Executive Officer from October 1994 to September 1995. Mr. Burnham is a private investor. He is also Chairman of John Burnham & Company, a commercial real estate services company, and a Director of First National Bank (San Diego) and a Trustee of The Burnham Institute.
Mr. Burnham is not standing for re-election to the Board of Directors.

    JAMES D. HARPER, JR. has been a Director since 1997. Mr. Harper has been President of JDH Realty Co. in Miami, Florida since 1982 and is the principal partner in AH Development, S.E. and AH HA Investments, S.E., both of which are partnerships developing land in Puerto Rico. From 1971 until 1975, Mr. Harper worked for Continental Illinois Company, a bank holding company, serving as its Executive Vice President in charge of all domestic and international real estate services beginning in 1974. From 1969 until its acquisition by Continental Illinois Company in 1971, Mr. Harper served as President and Chief Executive Officer of Group Counselor's Inc., a privately held REIT management company. He is a Director of Equity Residential Properties Trust, Equity Office Properties Trust, and JDH Realty Co.

    JAMES D. KLINGBEIL has been a Director since 1996. He is Chairman, President and Chief Executive Officer of American Apartment Communities, Inc. He is Trustee and former President of the Urban Land Institute, and a member of the Chief Executives Organization and World Business Council, and serves on the Policy Advisory Board for the Center for Real Estate and Urban Economics, University of California. He has also served as Public Interest Director of Federal Home Loan Bank of Cincinnati and the Federal Home Loan Mortgage Company Advisory Board. Mr. Klingbeil is a Director of United Dominion Realty Trust.

    NINA B. MATIS has been a Director since 1998. She is a partner in and member of the Executive Committee of the law firm of Katten Muchin Zavis, in Chicago, Illinois. She became a partner in that law firm in September 1976. During 1984 through 1987, she was Adjunct Professor of Northwestern University School of Law where she taught Real Estate Transactions. She is a member of the American College of Real Estate Lawyers, Ely Chapter of Lambda Alpha International, Chicago Finance Exchange, Urban Land Institute, REFF, Chicago Real Estate Executive Woman, The Chicago Network and The Economic Club of Chicago.

    DONNE P. MOEN has been a Director since 1996. He is the retired Vice Chairman of Union Bank in California, where he served in a variety of executive positions from 1963 until 1992. Mr. Moen has also been a member of the board of a number of civic and nonprofit organizations including The Los Angeles Library Foundation, Los Angeles Educational Partnership, Toberman Settlement House, and Chadwick School. The Company expects that Mr. Moen will succeed Mr. Burnham as a Co-Chairman of the Board of Directors following the Annual Meeting.

    PHILIP S. SCHLEIN has been a Director since 1996. He joined U.S. Venture Partners, a California based venture capital company, in 1985, where he is now a partner. Prior to that time, he had a 28-year career in the retailing industry, including serving as President and Chief Executive Officer of Macy's California from 1974 to 1985. He currently serves as a Director of Ross Stores, Inc., Quick Response Services, BEBE and a number of private companies. Mr. Schlein holds a B.S. in Economics from the University of Pennsylvania.

    JAY L. SCHOTTENSTEIN became Co-Chairman of the Board in September of 2000. He has been the Chairman of the Board and Chief Executive Officer of Schottenstein Stores Corporation, which is engaged in the retail furniture and real estate businesses, and American Eagle Outfitters, Inc., a specialty retailer, since 1992, and he has been the Chairman of the Board of Value City Department Stores, Inc. since 1992. He currently serves as a Director of American Eagle Outfitters, Inc. and Value City Department Stores, Inc.

    ROBIN WOLANER has been a Director since 1997. Ms. Wolaner is Executive Vice President of C/Net Inc., an internet media company, and a Director of HealthCentral.com Inc., an internet company. From 1992 to 1995, she was President and Chief Executive Officer of Sunset Publishing Company. In 1986,
Ms. Wolaner founded PARENTING MAGAZINE, later serving as its President and Chief Executive Officer from 1990 to 1992. Ms. Wolaner also served as the Vice President in charge of Development of Time Publishing Ventures from 1990 to 1992. Ms. Wolaner is not standing for re-election to the Board of Directors.

    WILLIAM P. DICKEY is a nominee for Director. Mr. Dickey has been President of The Dermot Company, Inc., a real estate investment company, since 1991. Prior to 1991, Mr. Dickey was a Partner at Cravath, Swaine & Moore, a New York law firm, and a Managing Director at the First Boston

Corporation, a New York investment banking firm now known as Credit Suisse First Boston. He has been a Director of Prime Rental, Inc. since 1998, Kilroy Realty Corporation since 1997 and Mezzanne Capital Property Investors, Inc. since 1995.

    RONALD L. HAVNER, JR. is a nominee for Director. Mr. Havner has been Chairman, President and Chief Executive Officer of PS Business Parks, Inc., a California real estate investment trust, since 1998. From 1996 until 1998, he was Chairman, President and Chief Executive Officer of American Office Park Properties, Inc., a predecessor of PS Business Parks, Inc. He was Senior Vice President and Chief Financial Officer of Public Storage, Inc. ("PSI"), a REIT, and Vice President of PS Business Parks, Inc. and certain other REIT's affiliated with PSI, from 1986 until 1996. Mr. Havner became an officer of PSI in 1986, prior to which he was in the audit practice of Arthur Andersen & Company. He is a member of the American Institute of Certified Public Accountants (AICPA), the National Association of Real Estate Investment Trusts (NAREIT) and the Urban Land Institute (ULI). He is also a Director of Business Machine Security, Inc., a manufacturer of computer and office equipment security devices, and Mobile Storage Group, Inc., an operator of portable shipping containers.

PRINCIPAL EXECUTIVE OFFICERS OF BURNHAM

    The following table and biographical descriptions set forth information with respect to our Executive Officers, based on information furnished to us by the Executive Officers. There is no family relationship between any of the Executive Officers.

NAME                                          AGE      POSITIONS HELD
----                                        --------   --------------
Scott C. Verges...........................     46      Interim Chief Executive Officer,
                                                       President, Chief Administrative Officer
                                                       and General Counsel
Daniel B. Platt...........................     54      Executive Vice President, Chief Financial
                                                       Officer

    The principal occupation for the last five years of each of the Executive Officers, as well as other related information, is set forth below.

    MR. VERGES became General Counsel of the Company in January 1999, Chief Administrative Officer in May 1999, and became the Interim Chief Executive Officer and President in August 2000 upon the resignation of J. David Martin. Since June 1997, Mr. Verges has been associated with the law firm of MBV Law (formerly known as Mandel Buder & Verges). Prior to his association with MBV Law, Mr. Verges was a principal in the law firm of Cassidy & Verges, which he co-founded in 1990. Mr. Verges received his J.D. in 1980 from Boalt Hall School of Law at the University of California, Berkeley.

    MR. PLATT has been the Chief Financial Officer of the Company since
October 1995. Until 1994, Mr. Platt was Group Executive Vice President of Bank of America with responsibility for merging the real estate lending activities of the two banks upon Bank of America's acquisition of Security Pacific Bank in 1992. Mr. Platt joined Security Pacific Bank in 1990 as Executive Vice President responsible for creating a new real estate workout group and in 1991 was made Vice Chairman of the Real Estate Industries Group, where he assumed additional corporate management responsibilities for all real estate activities. Prior to joining Security Pacific Bank, Mr. Platt spent 20 years with Union Bank, where he was responsible for all real estate and commercial banking activities.

INFORMATION REGARDING THE BOARD OF DIRECTORS OF BURNHAM AND ITS COMMITTEES

    The Company's Board of Directors conducted 13 meetings during 1999, and no Director attended fewer than 75% of the aggregate of the total number of meetings during 1999 and the total number of meetings held by all committees of the Board on which he or she served. The Company has standing

Audit, Compensation and Governance Committees. Each of the Audit Committee, the Compensation Committee and the Governance Committee had 100% attendance at every meeting.

    AUDIT COMMITTEE. The Audit Committee, which consists of Donne Moen (Chairman), Nina Matis, and Robin Wolaner, met three times during 1999. This committee advises and assists the Company's Chief Financial Officer in making periodic overall reviews of the Company's internal controls and financial statements, appoints the Company's independent auditors for the Company's annual audit, meets periodically with the auditors to discuss their audit, and advises and provides oversight of the Company's internal audit activities.

    COMPENSATION COMMITTEE. The Compensation Committee, which consists of Philip Schlein, James Klingbeil and James Harper, met seven times during 1999. This committee formulates the Company's compensation policies with respect to the Executive Officers and Directors. See "Report of the Compensation Committee" on page 71 for additional information.

    GOVERNANCE COMMITTEE. The Governance Committee, which consists of Philip Schlein, James Klingbeil and James Harper, met seven times during 1999. This committee addresses policies, procedures and issues relating to the governance of the Board of Directors.

DIRECTOR COMPENSATION

    The Company awarded to each Director, with the exception of Mr. Martin, 750 Director Restricted Shares on March 31, 1999, June 30, 1999, September 30, 1999 and December 31, 1999 for their services as Directors. Mr. Martin received no additional compensation for his services as a Director over his compensation as President and Chief Executive Officer.

EXECUTIVE COMPENSATION

    The following table sets forth, for the last fiscal year, the annual compensation awarded to our Chief Executive Officer and the four most highly compensated executive officers at the end of fiscal year 1999 who earned in excess of $100,000 during 1999 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                      ANNUAL COMPENSATION              LONG TERM COMPENSATION AWARDS
                                 ------------------------------   ----------------------------------------
                                                                                 SECURITIES
                                                                     OTHER       UNDERLYING
                                                                     ANNUAL       OPTIONS      ALL OTHER
NAME AND PRINCIPAL POSITIONS       YEAR      SALARY     BONUS     COMPENSATION     (#)(1)     COMPENSATION
----------------------------     --------   --------   --------   ------------   ----------   ------------
J. David Martin(2).............    1999     $452,083   $    -0-            (3)         -0-       $3,281(4)
  Former President, Chief          1998      387,500        -0-            (3)     250,000          -0-
  Executive Officer and            1997      250,000    350,000            (3)     300,000          -0-
  Director

Daniel B. Platt................    1999      250,000        -0-            (3)         -0-        6,948(5)
  Executive Vice President,        1998      245,833        -0-            (3)      50,000        4,917(6)
  Chief Financial Officer          1997      200,000    175,000            (3)     150,000        4,000(6)

Joseph W. Byrne(7).............    1999      250,000        -0-            (3)         -0-        6,746(8)
  Former Executive Vice            1998      175,189        -0-            (3)     100,000          -0-
  President, Chief Operating
  Officer

James W. Gaube(9)..............    1999      200,000        -0-            (3)         -0-        3,046(10)
  Former Executive Vice            1998      183,333        -0-            (3)      70,000        1,333(6)
  President,                       1997      160,417    100,000            (3)      30,000          -0-
  Chief Investment Officer

Scott C. Verges(11)............    1999      200,000        -0-            (3)      30,000          -0-
  Interim Chief Executive
  Officer, President, Chief
  Administrative Officer,
  General Counsel and Former
  Secretary

------------------------

(1) Except with respect to Mr. Verges, all listed option grants represent options granted after the close of the year indicated reflecting compensation for the Named Executive Officer's performance in the year indicated. All options were granted under the Company's Stock Option and Incentive Plan and are for shares of the common stock. The 30,000 options listed for Mr. Verges reflect compensation for the year indicated.

(2) Mr. Martin resigned from the positions of President and Chief Executive Officer and as a Director of the Company effective August 2000, and Mr. Verges was then named as Interim Chief Executive Officer and President.

(3) Other annual compensation, if any, constituted less than 10% of such person's salary and bonus.

(4) Reflects a $1,333 matching contribution to Mr. Martin's 401(k) plan and $1,948 in life insurance premiums paid by the Company.

(5) Reflects a $5,000 matching contribution to Mr. Platt's 401(k) plan and $1,948 in life insurance premiums paid by the Company.

(6) Company's matching contributions to employee's 401(k) plan.

(7) Mr. Byrne joined the Company effective April 1998 and resigned May 31, 2000.

(8) Reflects a $5,000 matching contribution to Mr. Byrne's 401(k) plan and $1,746 in life insurance premiums paid by the Company.

(9) Mr. Gaube joined the Company effective February 1997 and resigned September 30, 2000.

(10) Reflects a $1,333 matching contribution to Mr. Gaube's 401(k) plan and $1,713 in life insurance premiums paid by the Company.

(11) Mr. Verges joined the Company effective January 1999.

    OPTION GRANTS IN FISCAL YEAR 1999

    Options to purchase shares of common stock were granted under the Company's Stock Option and Incentive Plan to the Named Executive Officers listed in the Summary Compensation Table above during 1999 as summarized in the following table. Such options are considered a part of the Named Executive Officers' compensation with respect to 1998.

                                                       INDIVIDUAL GRANTS
                           -------------------------------------------------------------------------
                                                    PERCENT OF
                                                   TOTAL OPTIONS
                                 NUMBER OF          GRANTED TO
                           SECURITIES UNDERLYING     EMPLOYEES         EXERCISE OR                     GRANT DATE
                              OPTIONS GRANTED      DURING FISCAL   BASE PRICE PER SHARE   EXPIRATION    PRESENT
NAME                              (#) (1)            YEAR 1999          ($/SH) (2)           DATE       VALUE(3)
----                       ---------------------   -------------   --------------------   ----------   ----------
J. David Martin..........         250,000              43.5%             $11.313            2/9/09      $346,500
Daniel B. Platt..........          50,000               8.7%              11.313            2/9/09        69,300
Joseph W. Byrne..........         100,000              17.4%              11.313            2/9/09       138,600
James W. Gaube...........          70,000              12.2%              11.313            2/9/09        97,020
Scott C. Verges..........          30,000               5.2%              11.313            2/9/09        41,580

------------------------

(1) Except with respect to Mr. Verges, these options were granted in February 1999 as compensation for fiscal year 1998. The 30,000 options listed for Mr. Verges reflect compensation for 1999. All the options listed are nonqualified stock options, one third of which were fully vested on February 9, 2000, one third of which will vest on February 9, 2001, and one third of which will vest on February 9, 2002, subject to potential acceleration.

(2) Equal to the closing market price of the common stock on the grant date.

(3) The option values presented are based on the Black-Scholes option-pricing model adapted for use in valuing stock options. The Black-Scholes model relies on several key assumptions to estimate the present value of options, including the volatility of and dividend yield on the security underlying the option, a risk-free rate of return on the date of grant, and the term of the option. In calculating the grant date present values set forth in the table, the Black-Scholes option-pricing model used the following weighted-average assumptions: 8.0% dividend yield, expected volatility of 25%, risk-free rate of return of 6.0% and expected lives of five years. There is no assurance that these assumptions will prove to be true in the future. Consequently, the grant date present values set forth in the table are only theoretical values and may not accurately determine present value. The actual value, if any, that may be realized by each individual will depend on the market price of common stock on the date of exercise.

    OPTION EXERCISES AND YEAR-END HOLDINGS

    The following table sets forth information concerning the number and value of unexercised options to purchase common stock at the end of 1999. No Named Executive Officer exercised any options to purchase common stock during 1999.

    AGGREGATED FISCAL YEAR-END 1999 OPTION VALUES

                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                               OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                SHARES                    DECEMBER 31, 1999(#)          DECEMBER 31, 1999($)
                             ACQUIRED ON     VALUE     ---------------------------   ---------------------------
NAME                         EXERCISE (#)   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                         ------------   --------   -----------   -------------   -----------   -------------
J. David Martin............      N/A          N/A        650,000        450,000              --             --
Daniel B. Platt............                              350,000        150,000              --             --
Joseph W. Byrne............                                   --        100,000              --             --
James W. Gaube.............                               10,000         90,000              --             --
Scott C. Verges............                                   --         30,000              --             --

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The current members of the Compensation Committee are Messrs. Schlein, Harper and Klingbeil. None of these individuals is an executive officer of the Company.

REPORT OF COMPENSATION COMMITTEE

    GENERAL

    The Compensation Committee of the Board of Directors consists of three members, all of whom are independent directors of other companies. Two members of the Committee have extensive experience as directors and chief executive officers of public companies or major operating divisions of public companies, and the third has extensive experience as a director of a public company and chief executive officer of a private company. No member of the Committee was or is an officer or employee of the Company.

    In formulating the policies under which the Company's executives were compensated, the Committee considered a number of factors, including the competitive environment in which the Company operates and the fact that the Company must retain and motivate its senior management in order to achieve its goals for short-term and long-term profitability, growth and return to stockholders.

    The Committee reaffirmed its philosophy that the compensation policy and the structure of compensation should be closely monitored to assure that the Company's compensation program remains competitive and consistent with the industry. To assist in achieving this objective, the Committee decided to engage the services of a special executive compensation consultant to provide recommendations as to reasonable comparatives and compensation components and levels on an ongoing basis.

    SALARY AND BONUS

    Following a review of industry background and the Company's peer group, the position of the Company within such peer group and the Company's past performance, the compensation consultant provided recommendations to the Committee regarding the compensation structure for the Chief Executive Officer, including support for the proposition that Mr. Martin had historically been underpaid. As a result, the Committee determined to raise Mr. Martin's base salary to $525,000 effective as of August 1, 1999. The Committee considered the Company's peer group's and the

Company's performance in 1999 in setting Mr. Platt's salary at $250,000, Mr. Gaube's salary at $200,000, Mr. Verges' salary at $200,000 and Mr. Byrne's salary at $250,000. This represented no change from the prior year salary levels as the Committee determined that the Company's performance did not warrant any increases. With respect to setting the compensation of all of the executive officers of the Company, the Committee considered the performance of the Company, generally, but the Committee did not directly determine executive compensation based on specific performance goals.

    Supplemental or bonus compensation is awarded to the Chief Executive Officer and the executive officers of the Company in the discretion of the Committee. Based upon a review of the Company's results for 1999, the Committee determined that such results did not justify the award of cash bonuses for that year.

    On August 27, 2000, the Board of Directors, upon recommendation of the Governance Committee resolved that, in addition to the salary presently provided to Mr. Verges, in consideration for his services to the Company as interim Chief Executive Officer, the Company shall provide Mr. Verges a bonus payment of $125,000 upon the occurrence of the following events: (A) the Company enters into an agreement with Coventry and its affiliates or another party, subject to stockholder approval, to sell at least 12 real estate properties; (B) the Company enters into an agreement, subject to stockholder approval, to sell the Golden State properties; and (C) the Company enters into an agreement whereby a third party shall act as a liquidation agent on behalf of the Company with respect to the proposed Plan of Liquidation. Because each of these conditions have been satisfied, Mr. Verges received the bonus payment.

    EXECUTIVE SEVERANCE

    In connection with addressing the acquisition proposal from SSC, the Committee recognized that, as is the case with many publicly held corporations, the possibility of a change in control of the Company exists and that such possibility, and the uncertainty and questions which it may raise among senior management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Therefore, the Committee determined that severance arrangements may be appropriate to reinforce and encourage the continued attention and dedication of the senior executives to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control.

    The executive compensation consultant assisted the Company in the implementation of severance incentive packages for the Company's executives. In order to ensure the stable operation of the Company in the face of potential hostile takeovers and/or some other change of control, the adoption of the severance arrangements were deemed to be appropriate. Consequently, on June 30, 1999, the Company entered into Senior Executive Severance Agreements with its most senior executives (Messrs. Martin, Verges, Gaube, Platt and Byrne) whose leadership and management expertise was deemed vital to the continued operation of the Company's business.

    In general, the severance agreements provide that following a "change in control" of the Company, the benefits provided thereunder become payable upon
(A) the termination of the employment of the senior executive by the Company without "cause" or the termination of the employment of the senior executive for "good reason" during the 12 month period following the change in control, or
(B) the voluntary termination of employment by the senior executive for any reason during a 30-day period one year after the change in control. In particular, the severance agreements provide that in these circumstances the Company shall pay the senior executive an aggregate of three times such senior executive's then current annual base salary plus three times such senior executive's then current target annual bonus. In addition, the severance agreements provide for the continuation of health, dental and life insurance and other welfare benefits for 36 months. The severance agreements also provide for the reimbursement of excise tax liabilities that may arise in connection with the benefits provided pursuant thereto.

    Effective as of May 31, 2000, Mr. Byrne resigned from the Company. As part of a separation agreement entered into by Mr. Byrne and the Company, Mr. Byrne waived all rights under his Senior Executive Severance Agreement (described above) and all rights to his Phantom Shares (see below). In addition, the separation agreement provided for a severance payment in the amount of $250,000 to be paid to Mr. Byrne in 12 equal monthly installments commencing on June 6, 2000; provided, however, that upon a change in control, any remaining installments will be paid in one lump sum.

    Effective as of August 18, 2000, Mr. Martin resigned from the Company. As part of a separation agreement entered into by Mr. Martin and the Company, Mr. Martin waived all rights under his Senior Executive Severance Agreement (described above) and all rights to his Phantom Shares (see below). In addition, the separation agreement provided for a severance payment in the amount of $1,575,000 to be paid to Mr. Martin in equal monthly installments over six years commencing on September 1, 2000; provided, however, that upon a change in control, any remaining installments will be paid in one lump sum.

    In a letter dated August 17, 2000, California Public Employees Retirement System, CalPERS, a joint venture partner of the Company in BPP Retail, LLC, proposed to the Company that the Company withdraw from the joint venture in BPP Retail, LLC and allow a team of the Company's employees led by the company's Chief Investment Officer, James Gaube, to join with CalPERS in a restructured joint venture. Otherwise, the letter stated, CalPERS would elect to remove the Company's affiliate as manager of BPP Retail, LLC. After deliberations by Burnham's Board of Directors which focused on the impact of the arrangement on Mr. Gaube's severance, the Board voted that, if it could negotiate a smaller severance with Mr. Gaube, it would accede to CalPERS' proposal.

    Effective as of September 30, 2000, Mr. Gaube resigned from the Company. As part of a separation agreement entered into by Mr. Gaube and the Company, Mr. Gaube waived all rights under his Senior Executive Severance Agreement (described above) and all rights to his Phantom Shares (see below). In addition, the separation agreement provides for (A) a severance payment in the amount of $250,000 to be paid to Mr. Gaube in 24 bi-weekly equal installments over 12 months commencing on October 1, 2000; (B) the assignment and assumption of the Company's interest in office space located in Clackamas, Oregon to Mr. Gaube, effective upon consent of the lessor of such space; and (C) the rental of the Company's office space in San Diego and San Francisco to the entity formed by Mr. Gaube for the purpose of hiring some of the Company's employees in connection with Mr. Gaube's assumption of the Company's relationship with CalPERS. Also on September 30, 2000, CalPERS formally terminated the joint venture with the Company in BPP Retail, LLC. In connection with the termination, the Company received $250,000 as a refund of the balance of its capital account.

    OTHER EMPLOYEE SEVERANCE

    Broad based severance plans were also adopted for the remaining employees intended to reinforce and encourage the continued attention and dedication of the Company's employees to their assigned duties, as well as to assist the Company in recruiting new employees, notwithstanding the possibility, threat or occurrence of a change in control of the Company.

    Under the Executive Severance Plan (which covers employees in senior management positions), if a covered employee's employment is terminated by the Company without "cause" or by the executive for "good reason" within 24 months following a change in control of the Company, such employee is entitled to receive an amount equal to two times the sum of his or her current annual base salary and his or her average bonus as determined over the prior three years. Under the Management Severance Plan (which covers management employees not otherwise covered by a severance plan or agreement), if a covered employee is terminated by the Company without "cause" or by the executive for "good reason" within 24 months following a change in control of the Company, such member shall be entitled to receive an amount equal to the sum of his or her current annual base salary and his or her average bonus as determined over the prior three years. Under the Rank and File Severance Plan (which covers the remainder of the work force), if a covered employee is terminated by the Company without "cause" or if his or her employment is "deemed terminated" within 12 months following a change in control of the Company, such employee shall be entitled to receive an amount equal to the sum of (A) three months base salary and (B) one additional week's base salary for each year of employment. Under all of these severance plans, health, dental, life insurance and other welfare benefits are continued for a period equivalent to the measurement used to determine the amount of the individual's severance payments.

    PHANTOM SHARE AWARDS

    Upon recommendations provided to the Committee by the compensation consultant regarding the compensation structure for the Chief Executive Officer, in recognition of prior years of being under compensated, a long-term incentive award for contributions to the Company made from 1996 through 1998 was granted to Mr. Martin in the form of a phantom shares award in the amount of 122,222 phantom units. A second long-term incentive award for contributions to the Company during 1999 was granted to Mr. Martin in the form of a phantom shares award in the amount of 66,667 phantom units. Subsequently, when the Company's performance for 1999 proved not to be as expected, Mr. Martin agreed to the rescission of this second award.

    In addition to the foregoing, long-term retention awards were granted to Mr. Martin in the form of a phantom shares award in the amount of 237,037 phantom units, and to Messrs. Verges, Platt, Gaube and Byrne who received grants of 30,000 phantom units each.

    The phantom share awards were intended to be used solely as a device for the measurement and determination of amounts to be paid in lieu of granting additional equity interests. All of the phantom shares awards were to vest upon a "change in control" of the Company or death or disability of the recipient. Upon vesting, the value of the vested units will be paid in cash equal to the fair market value of a like number of shares of common stock. When granted, all of the phantom share awards were also to vest ratably over a ten year period. However, all of the executives subsequently agreed to the elimination of this portion of the vesting provisions feature as a result of what they believed to be the failure of the Company's 1999 performance to meet expectations. As a result, the phantom share awards would vest only upon a change in control, or death or disability of the recipient.

    On September 1, 2000, the Company announced that all of its executive officers had surrendered their entire phantom stock grants.

    The approval of the liquidation by the stockholders at the Annual Meeting will constitute a change in control for purposes of the Senior Executive Severance Agreements, the Executive Severance Plan, the Management Severance Plan, and the Rank and File Severance Plan, as well as the Separation Agreements with Messrs. Martin, Gaube and Byrne described above.

    The Compensation Committee believes that evaluation of the overall performance of the Company's senior executives cannot be reduced to a fixed formula and that the prudent use of discretion in determining pay levels is in the best interests of the Company and its stockholders.

Philip S. Schlein, Chairman
James D. Harper, Jr.
James D. Klingbeil

EMPLOYMENT AGREEMENTS AND SEVERANCE ARRANGEMENTS

    On June 30, 1999, the Company entered into Senior Executive Severance Agreements (the "Severance Agreements") with J. David Martin, Joseph W. Byrne, James W. Gaube, Daniel B. Platt and Scott C. Verges (the "Senior Executives"), whose leadership and management expertise the Company believed were vital to the continued operation of the Company's business. Messrs. Martin, Byrne, and Gaube have since left the Company.

    In general, the Severance Agreements provide that in the event specified terminating events occur with respect to a Senior Executive following a "change in control" (as defined in the Severance Agreements), then the Company shall pay the Senior Executive an aggregate of three times such Senior Executive's then current annual base salary plus three times such Senior Executive's then current target annual bonus. The liquidation constitutes such a change in control.

    In addition, the Severance Agreements provide for the continuation of health, dental and life insurance and other welfare benefits for 36 months, provided that any such benefits are offset against any amounts payable under any other Company plan. The Severance Agreements also provide for the reimbursement of excise tax liabilities that may arise in connection with the benefits provided pursuant thereto.

    Effective as of August 1, 1999, the Company entered into Phantom Shares Agreements with the Senior Executives. On September 1, 2000, however, the Company announced that all of its executive officers had surrendered their entire phantom stock grants.

    On August 27, 2000, the Board of Directors, upon recommendation of the Governance Committee resolved that, in addition to the salary presently provided to Mr. Verges, in consideration for his services to the Company as interim Chief Executive Officer, the Company shall provide Mr. Verges a bonus payment of $125,000 subject to the occurrence of the following events: (A) the Company enters into an agreement with Coventry and its affiliates or another party, subject to stockholder approval, to sell at least 12 real estate properties;
(B) the Company enters into an agreement, subject to stockholder approval, to sell the Golden State Properties; and (C) the Company enters into an agreement whereby a third party shall act as a liquidation agent on behalf of the Company with respect to the proposed Plan of Liquidation. Because each of these conditions have been satisfied, Mr. Verges received the bonus payment.

    The above descriptions of the Severance Agreements and the Phantom Shares Agreements are not complete and are qualified in their entirety by reference to such documents, all of which have been filed as exhibits to reports of the Company on Form 8-K. For a more detailed description of the employment and severance agreements, see the "Report of Compensation Committee" on page 71.

STOCK PERFORMANCE CHART

    The following graph compares the Company's stock price for the past five fiscal years with the Standard & Poor's 500 Index and the Equity REIT Index prepared by the National Association of Real Estate Investment Trusts. The graph assumes all dividends were reinvested at the market price on the day the dividend was paid.

                                               12/94      12/95      12/96      12/97      12/98      12/99
                                              --------   --------   --------   --------   --------   --------
Burnham.....................................   100.00      84.44     142.74     153.10     130.72     112.02
Equity REITs................................   100.00     115.27     155.92     187.51     154.69     147.54
S&P 500.....................................   100.00     137.43     168.98     225.37     289.78     350.72

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                              RIDER 62-A
               12/94   12/95       12/96   12/97   12/98   12/99
Burnham       100.00   84.44      142.74  153.10  130.72  112.02
Equity REITs  100.00  115.27      155.92  187.51  154.69  147.54
S&P 500       100.00  137.43      168.98  225.37  289.78  350.72

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    BENEFICIAL OWNERSHIP OF MANAGEMENT

    The following table sets forth information with respect to the beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of common stock as of August 31, 2000 by (A) each Director and nominee, (B) the Named Executive Officers, and (C) all Directors and Executive Officers of the Company as a group. None of such individuals has any beneficial ownership of the Preferred Stock. The numbers in the following table are based on 32,324,046 shares of common stock outstanding as of August 31, 2000.

                                                                  AMOUNT AND NATURE OF
                                                                BENEFICIAL OWNERSHIP (1)
                                                              -----------------------------
NAME OF BENEFICIAL OWNER                                          NUMBER           PERCENT
------------------------                                      ---------------      --------
Malin Burnham...............................................       536,864(1)(2)      1.7%
Joseph W. Byrne.............................................         2,000              *
James W. Gaube..............................................        44,333(1)(3)        *
James D. Harper, Jr.........................................        11,071              *
James D. Klingbeil..........................................        41,276(4)           *
J. David Martin.............................................       883,333(1)(5)      2.7%
Nina B. Matis...............................................         6,425              *
Donne P. Moen...............................................        23,375(6)           *
Daniel B. Platt.............................................       437,436(1)(7)      1.3%
Philip S. Schlein...........................................        17,088              *
Jay L. Schottenstein and Michael L. Ashner..................     3,162,066(8)         9.8%
Scott C. Verges.............................................        22,000(1)           *
Robin Wolaner...............................................        11,521              *
All Directors and Executive Officers of the Company as a
  group
  (11 persons)..............................................     4,269,122           13.0%

------------------------

*   less than 1%

(1) Based upon information provided by the individuals listed above, such persons have the direct right to vote and dispose of all such shares except for (A) the following number of shares included in the table which are not yet outstanding which the following persons have the right as of August 31, 2000 to acquire under outstanding options that are vested or will vest within 60 days: Messrs. Burnham 141,000, Gaube 43,333, Martin 833,333, Platt 416,667 and Verges 10,000, all Director nominees and Executive Officers as a group 567,667 and (B) as set forth in the following notes.

(2) Includes (A) 7,682 shares of common stock beneficially owned by Mr. Burnham's spouse and (B) 378 shares of common stock beneficially owned by the Burnham Foundation, of which Mr. Burnham is a trustee, as to which Mr. Burnham disclaims beneficial ownership.

(3) Includes 1,000 shares of common stock as to which Mr. Gaube shares the power to vote and dispose.

(4) Includes 2,200 shares of common stock held by Mr. Klingbeil as trustee of a trust in which Mr. Klingbeil disclaims any economic interest.

(5) Mr. Martin also holds 62,537 limited partnership units in two partnerships of which the Company (through the Operating Partnership) is general partner. Such partnerships own two completed retail centers acquired from Mr. Martin and other affiliates of the Martin Group. Each such unit may be exchangeable on a 1-for-1 basis for a share of common stock.

(6) Includes 13,625 shares of common stock as to which Mr. Moen shares the power to vote and dispose.

(7) Includes (A) 5,069 shares which are held in Mr. Platt's 401(k) plan as of June 30, 2000, (B) 2,500 shares of common stock held in an IRA for the benefit of Mr. Platt's wife, and (C) 13,200 shares of common stock beneficially owned by a trust in which Mr. Platt has a beneficial interest.

(8) In a filing on Schedule 13D, SSC, together with the other members of the SA Group who have all joined as a "group" for purposes of Rule 13d-5 of the Exchange Act, reported that as of September 11, 2000 the group was the beneficial owner of an aggregate of 3,162,066 shares of common stock.

    BENEFICIAL OWNERSHIP OF CERTAIN OTHERS

    Information known to the Company with respect to beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than five percent of each class of the Company's voting securities as of September 2000 is set forth below. Such information is based upon filings received by the Company under the Exchange Act, with respect to the common stock, and the terms of the Stock Purchase Agreement and filings under the Exchange Act, with respect to the Preferred Stock.

                                                               AMOUNT AND NATURE
                                                                 OF BENEFICIAL
                                                                   OWNERSHIP
                                                              --------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                           NUMBER     PERCENT
------------------------------------                          ---------   --------
Morgan Stanley Dean Witter & Co. (1)........................  5,252,495    16.28%
1585 Broadway
New York, NY 10036

Westbrook Burnham Holdings, L.L.C. and
Westbrook Burnham Co-Holdings, L.L.C.(2)....................  4,552,845    12.35%
c/o Westbrook Partners, LLC
265 Franklin St., Suite 1800
Boston, MA 02110

Schottenstein Stores Corporation (3)........................  3,162,066     9.78%
1800 Moler Road,
Columbus, OH 43207

Blackacre SMC Master Holdings, LLC (4)......................  2,601,626     7.45%
c/o Stephen Feinberg
450 Park Avenue, 28th Floor
New York, NY 10022

------------------------

(1) In its most recent amended filing on Schedule 13G under the Exchange Act, Morgan Stanley Dean Witter & Co. and its wholly-owned subsidiary, Morgan Stanley Dean Witter Investment Management Inc., reported that as of February 7, 2000 the former had shared voting and dispositive power with respect to 4,083,495 and 5,252,495 of such shares of common stock, respectively, and the latter had shared voting and dispositive power with respect to 3,709,800 and 4,875,700 of such shares of common stock, respectively.

(2) Westbrook Burnham Holdings, L.L.C. and Westbrook Burnham Co-Holdings, L.L.C. own in the aggregate 2,800,000 shares of Preferred Stock. The Preferred Stock votes with the common stock as if fully converted into common stock and all outstanding shares of Preferred Stock are currently convertible into common stock. If such shares were fully converted, Westbrook would be the beneficial owner of approximately 4,552,845 shares of common stock representing 12.35% of the outstanding number of shares of common stock after giving effect to such conversion but not to the issuance of any other shares of common stock not actually outstanding at the present time. In a filing on Schedule 13D under the Exchange Act on September 15, 2000, Westbrook and their affiliates reported that in the aggregate they were "beneficial owners" of 4,552,845 shares of common stock (being the number of shares of common stock issuable upon conversion of Preferred Stock). In that same filing, Westbrook reported that it intends to enter into a voting agreement with Blackacre with respect to their respective shares of stock in the Company.

(3) In a filing on Schedule 13D, SSC, together with the remaining members of the SA Group, reported that as of September 11, 2000 the group was the beneficial owner of an aggregate of 3,162,066 shares of common stock.

(4) Blackacre SMC Master Holdings, LLC is the holder of 1,600,000 shares of Preferred Stock. If such shares were fully converted into common stock, Blackacre would be the beneficial owner of 2,601,626 shares of common stock, representing 7.45% of the outstanding number of shares of common stock after giving effect to such conversion but not to the issuance of any other shares of common stock not actually outstanding at the present time. In a filing on
    Schedule 13D on September 14, 2000, Blackacre reported that it was the beneficial owner of 2,601,626 shares of common stock (being the number of shares of common stock issuable upon conversion of Preferred Stock). Stephen Feinberg possesses sole power to vote and direct the disposition of Blackacre's shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    DIRECTORS AND EXECUTIVE OFFICERS

    BUSINESS TRANSACTIONS. Concurrently with Mr. Martin's initial employment with the Company in October 1995, the Company acquired the right to redevelop the historic 1000 Van Ness property in downtown San Francisco, with the intention that, upon completion of redevelopment, the Company would retain ownership of the retail and entertainment portions of the redeveloped property and Holliday/Van Ness, L.P. ("Holliday") would become the owner of the residential portion of the redeveloped property. The Company through a subsidiary entered into a purchase and sale agreement with Holliday whereby Holliday would reimburse the Company for all of the Company's costs and expenses incurred at the direction of Holliday in connection with the acquisition and construction of the residential portion. Pursuant to the purchase and sale agreement, the costs, which were approximately $18,000,000, were paid by Holliday to the Company in a series of transactions during 1998 and early 1999 coinciding with the sale of the residential units to third parties. Upon receipt of the final payment, the Company conveyed all of the unsold residential units to Holliday. Mr. Martin has approximately a 35% interest in Holliday.

    In December 1998, the Company entered into an operating lease for a corporate office in Emeryville, California. The landlord is a partnership in which Mr. Martin has an economic interest. The lease commenced on January 1, 1999 with a five year term. Monthly lease payments are approximately $11,460, with a 3% annual increase.

    During 1998, the Company acquired leasehold interests in three former Ernst Home Improvement Stores, aggregating approximately 134,000 square feet of retail space for approximately $5,200,000. The Company had options to acquire three additional leasehold interests in former locations of the Ernst Home Improvement chain which expired on December 31, 1998. In 1999, the Company subsequently acquired an additional leasehold interest in a former Ernst Home Improvement Store. The Company acquired its existing stores and its options from the purchaser of the leasehold interest in bankruptcy proceedings involving the Ernst Home Improvement Store chain. One of the principals of such purchaser is Donald Gaube, a brother of James W. Gaube, who at the time was Executive Vice President and Chief Investment Officer of the Company. James W. Gaube disclaims any personal interest in his brother's interest in the purchaser and has no personal interest in any proceeds that the purchaser received in connection with the above referenced leasehold interests.

    SEVERANCE AND COMPENSATION AGREEMENTS. On June 30, 1999, the Company entered into Senior Executive Severance Agreements (the "Severance Agreements") with J. David Martin, Joseph W. Byrne, James W. Gaube, Daniel B. Platt and Scott
C. Verges (the "Senior Executives"), whose leadership and management expertise the Company believed were vital to the continued operation of the Company's business. As described below, Messrs. Martin, Byrne, and Gaube have since left the Company.

    In general, the Severance Agreements provide that in the event that "Terminating Events" (as defined in the Severance Agreements) occur with respect to a Senior Executive following a "change in control" (as defined in the Severance Agreements), then the Company shall pay the Senior Executive an aggregate of three times such Senior Executive's then current annual base salary plus three times such Senior Executive's then current target annual bonus. The approval of the Plan of Liquidation by the stockholders would constitute such a change in control.

    In addition, the Severance Agreements provide for the continuation of health, dental and life insurance and other welfare benefits for 36 months, provided that any such benefits are offset against any amounts payable under any other Company plan. The Severance Agreements also provide for the reimbursement of excise tax liabilities that may arise in connection with the benefits provided pursuant thereto.

    Effective as of August 1, 1999, the Company entered into Phantom Shares Agreements with the Senior Executives. On September 1, 2000, however, the Company announced that all of its Executive Officers have surrendered their entire phantom stock grants.

    Effective as of August 18, 2000, Mr. Martin resigned from the Company. As part of a separation agreement entered into by Mr. Martin and the Company, Mr. Martin waived all rights under his Severance Agreement and all rights to his Phantom Shares. In addition, the separation agreement provided, among other benefits, for a severance payment in the amount of $1,575,000 to be paid to Mr. Martin in equal monthly installments over six years commencing on September 1, 2000; provided, however, that upon a change in control, any remaining installments will be paid in one lump sum.

    Effective as of May 31, 2000, Mr. Byrne resigned from the Company. As part of a separation agreement entered into by Mr. Byrne and the Company, Mr. Byrne waived all rights under his Senior Executive Severance Agreement and all rights to his Phantom Shares. In addition, the separation agreement provided, among other benefits, for a severance payment in the amount of $250,000 to be paid to Mr. Byrne in 12 equal monthly installments commencing on June 6, 2000; provided, however, that upon a change in control, any remaining installments will be paid in one lump sum.

    In a letter dated August 17, 2000, CalPERS, a joint venture partner of the Company in BPP Retail, LLC, proposed to the Company that the Company withdraw from the joint venture in BPP Retail, LLC and allow a team of the Company's employees led by the Company's Chief Investment Officer, James Gaube, to join with CalPERS in a restructured joint venture. Otherwise, the letter stated, CalPERS would elect to remove the Company's affiliate as manager of BPP Retail, LLC. After Board deliberations which focused on the impact of the arrangement on Mr. Gaube's severance, the Board voted that, if it could negotiate a smaller severance with Mr. Gaube, it would accede to CalPERS' proposed restructured joint venture. Effective September 30, 2000, Mr. Gaube resigned from the Company, agreed to a reduction in his severance payment in connection with his resignation and waived all rights to his Phantom Shares. For a more detailed description of Mr. Gaube's severance arrangement, see "Report of the Compensation Committee" on page 71.

    On August 27, 2000, the Board of Directors, upon recommendation of the Governance Committee resolved that, in addition to the salary presently provided to Mr. Verges, in consideration for his services to the Company as interim Chief Executive Officer, the Company shall provide Mr. Verges a bonus payment of $125,000 upon the occurrence of the following events: (A) the Company enters into an agreement with Coventry and its affiliates or another party, subject to stockholder approval, to sell at least 12 real estate properties; (B) the Company enters into an agreement, subject to stockholder approval, to sell the Golden State properties; and (C) the Company enters into an agreement whereby a third party shall act as a liquidation agent on behalf of the Company with respect to the proposed Plan of Liquidation. Because each of these conditions have been satisfied, Mr. Verges received the bonus payment.

    NOMINEES FOR ELECTION AS A DIRECTOR

    AGREEMENT WITH THE SA GROUP. Jay L. Schottenstein and Michael L. Ashner are principal members of the SA Group. Pursuant to the agreement with the SA Group, the Company agreed to do the following:

    - pay $1 million and, if and when the Preferred Stock is redeemed, an additional $1.5 million to the SA Group in order to reimburse the SA Group for expenses incurred in connection with the litigation instituted by members of the SA Group and in connection with the SA Group's agreement to dismiss such litigation with prejudice;

    - permit members of the SA Group to bid for any properties of the Company that are then being offered for sale by the Company; and

    - amend the Shareholder Rights Plan and, subject to limitations, grant waivers of the ownership limitations contained in its charter, in order to permit the SA Group to beneficially own, in the aggregate, up to 19.9% of the outstanding shares of common stock without triggering any adverse consequences to such party under the Shareholder Rights Plan.

    STOCKHOLDERS

    EXCHANGE AGREEMENT. As of the date of this proxy statement, each of Westbrook and Blackacre individually own more than 5% of the Company's outstanding shares of Preferred Stock. Pursuant to the Exchange Agreement with Westbrook and Blackacre, the Company agreed to:

    - distribute net proceeds from all asset sales in the liquidation to the Preferred Stockholders, within 30 days of receipt by the Company to be applied against their Change of Control Preference, subject to prior payment of liabilities and setting aside reserves as described in the Plan of Liquidation; and

    - amend the Shareholder Rights Plan to permit each of Westbrook, Blackacre, Morgan Stanley Dean Witter & Co., and its affiliates to beneficially own up to 19.9% of the outstanding shares of common stock without triggering any adverse consequences to such party under the Shareholder Rights Plan.

    The above descriptions of the severance agreements, phantom share agreements, the agreement with the SA Group, and the Exchange Agreement are not complete and are qualified in their entirety by reference to such documents, all of which have been filed as exhibits to reports of the Company on Form 8-K. For a more detailed description of the Exchange Agreement and the agreement with the SA Group, respectively, see "Proposal No. 1--What are the key provisions of the Exchange Agreement with the Preferred Stockholders?" and "Proposal No. 1--What are the key provisions of the agreement with the SA Group?"

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's executive officers and Directors, and persons who are beneficial owners of more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, Directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of Section 16(a) forms they file. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1999, all Section 16(a) filing requirements applicable to such persons were satisfied.

EXPERTS

    The Company's financial statements for the year ended December 31, 1999 were audited by Deloitte & Touche LLP, which has audited the Company's books and records since 1986. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

STOCKHOLDER PROPOSALS

    When we complete the liquidation, we will no longer have public stockholders or any stockholder meetings. If we have not completed the liquidation, or if the Plan of Liquidation is not approved by the stockholders, we intend to hold our next annual stockholder meeting in May 2001. In that case, you would continue to be entitled to attend and participate in our stockholder meetings if you continue to own shares of common stock. Any stockholder proposal that is submitted to us for inclusion in our proxy statement for our annual meeting in 2001 pursuant to Rule 14a-8 under the Exchange Act must comply with the rules of the SEC governing the form and content of such proposals and must be received by the Secretary of Burnham Pacific Properties, Inc., 110 West A Street, Suite 900, San Diego, California 92101, a reasonable time before we begin to print and mail proxy materials for the 2001 annual meeting of stockholders.

    If you intend to present a proposal at our annual meeting in 2001 but do not intend to have your proposal included in our proxy statement, you must notify us on a timely basis of your intent to present such proposal at the meeting. To be timely, your notice must be delivered to the Secretary of Burnham Pacific Properties, Inc., 110 West A Street, Suite 900, San Diego, California 92101, not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 36th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Company. The proposal must also comply with the other requirements contained in the Company's Bylaws. Proxies solicited by the Company's Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

WHERE YOU CAN FIND MORE INFORMATION

    AVAILABLE INFORMATION

    We are subject to the information filing requirements of the Exchange Act and, in accordance with that act, are obligated to file with the SEC periodic reports, proxy statements and other information relating to our business, financial condition and other matters. These reports, proxy statements and other information may be inspected at the SEC's office at the public reference facilities of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. Copies of these materials can be obtained, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, NW, Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information. The information is also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The SEC allows us to "incorporate by reference" information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, and later information filed with the SEC will update and supersede the information in this proxy statement.

    We incorporate by reference into this proxy statement the following documents that we filed with the SEC (File No. 001-09524) under the Exchange
Act:

       - Our Annual Report on Form 10-K for the year ended December 31, 1999, as amended;

       - Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000, in each case as amended through the date hereof; and

       - Our Current Reports on Form 8-K, dated January 14, 2000; February 3, 2000; February 10, 2000; February 16, 2000; April 10, 2000; June 1,
          2000; June 15, 2000; August 4, 2000; August 8, 2000; August 17, 2000;
          August 23, 2000; August 28, 2000; September 1, 2000; September 6, 2000; and September 21, 2000.

    All subsequent documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the Annual Meeting will be deemed to be incorporated by reference into this proxy statement and to be a part of the proxy statement from the date of the filing of those documents.

    Documents incorporated by reference are available from us without charge, excluding all exhibits (unless we have specifically incorporated by reference an exhibit into this proxy statement). You may obtain documents incorporated by reference by requesting them in writing or by telephone as follows:

    Burnham Pacific Properties, Inc.
    110 West A Street, Suite 900
    San Diego, CA 92101
    Attention: Corporate Secretary
    Telephone: (619) 652-4700

    If you would like to request documents from us, please do so by December 6, 2000 in order to ensure timely receipt before the Annual Meeting.

    You should rely only on the information contained in this document to vote your shares of common stock and/or Preferred Stock at the Annual Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated November 28, 2000. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in that jurisdiction.

    WHO CAN HELP ANSWER YOUR QUESTIONS

    If you would like additional copies of this document, or if you have questions about the liquidation or need assistance voting your shares, you should contact:

               D.F. KING & CO., INC.
               77 Water Street
               New York, NY 10005
               1-888-246-5358 (Toll-Free)

    You may also contact your Company:

               BURNHAM PACIFIC PROPERTIES, INC.
               110 West A Street, Suite 900
               San Diego, CA 92101
               1-619-652-4700.
               Attention: Daniel B. Platt, Chief Financial Officer

                                   APPENDICES

    Appendix A - Plan of Liquidation and Dissolution

    Appendix B - Opinion of Houlihan Lokey Howard & Zukin Financial
Advisors, Inc.

                                                                      APPENDIX A

                        BURNHAM PACIFIC PROPERTIES, INC.
                  PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

    1. This Plan of Complete Liquidation (the "Plan") of Burnham Pacific Properties, Inc., a Maryland corporation (the "Company"), has been approved by the Company's Board of Directors as being advisable and in the best interests of the Company and its stockholders. The Board of Directors has directed that the Plan be submitted to the stockholders of the Company for approval. The Plan shall become effective upon approval of the Plan by the holders of at least a majority of the outstanding shares of the Company's common stock, $0.01 par value (the "Common Stock"), and the Series 2000-C Convertible Preferred Stock, $0.01 par value (the "Preferred Stock"), voting together as a single class on an as-converted basis, and upon the approval of at least a majority of the outstanding shares of Preferred Stock, voting separately as a class. The date of the stockholders' approval is hereinafter referred to as the "Effective Date." It is currently contemplated that prior to obtaining the approval of the holders of the Preferred Stock, such holders will exchange their shares of Preferred Stock for shares of a new series of Preferred Stock of the Company. If this exchange is effected, "Preferred Stock" as used herein shall refer to such new series of Preferred Stock.

    2. On or after the Effective Date, the Company shall be voluntarily liquidated and dissolved. Pursuant to the Plan, the Board shall cause the Company to sell, convey, transfer and deliver or otherwise dispose of any and/or all of the assets of the Company in one or more transactions, without further approval of the stockholders. The Company shall not engage in any business activities, except to the extent necessary for preserving the values of the Company's assets, winding up its business and affairs, discharging and paying all Company liabilities and distributing the Company's assets to its stockholders in accordance with the Plan and the Company's charter.

    3. The appropriate officers of the Company shall take such actions as may be necessary or appropriate to marshal the assets of the Company and convert the same, in whole or in parts, into cash or such other form as may be conveniently distributed to the stockholders.

    4. After provision for all debts and other reserves as may be deemed necessary or appropriate by the Board of Directors, the appropriate officers of the Company shall distribute, by means of one or more distributions (one or more of which distributions may be in the form of beneficial interests in a trust holding Company assets), all of the assets of the Company to the stockholders. Subject to the terms of the Articles Supplementary of the Company and in connection therewith such officers shall execute all checks, instruments, notices and any and all other documents necessary to effectuate such distribution. The final distribution shall be made no later than the second anniversary of the Effective Date.

    5. Subject to Section 7 below and the Charter and Articles Supplementary of the Company, the distributions contemplated by Section 4 above shall be in complete liquidation of the Company and in cancellation of all shares of Common Stock and Preferred Stock issued and outstanding, and all certificates representing such issued and outstanding shares of Common Stock and Preferred Stock shall thereupon be canceled. The Board of Directors shall make such provisions as it deems appropriate regarding the cancellations, in connection with the making of distributions hereunder, of certificates representing the shares of Common Stock and Preferred Stock (or certificates representing interests in the Liquidating Trust as provided in Section 7 hereof) outstanding.

    6. In the course of the liquidation, the Board of Directors, acting in its discretion, shall have the authority to terminate the Company's status as a real estate investment trust under Section 856-860 of the Internal Revenue Code of 1986, as amended; provided that such termination shall not be effective without the prior approval of the holders of a majority of the shares of Preferred Stock.

    7. In the event that it should not be feasible, in the opinion of the Board of Directors, for the Company to pay, or adequately provide for, all debts and liabilities of the Company (including costs and expenses incurred and anticipated to be incurred in connection with the liquidation of the Company) at the time the final liquidation distribution is made pursuant to Section 4 hereof, or, if earlier, the latest applicable date to avoid payment by the Company of Federal income taxes, or the Board of Directors shall determine that it is not advisable to distribute at such time any of the property then held by or for the account of the Company because such property is not reasonably susceptible of distribution to stockholders or otherwise, the Company shall transfer and assign, at such time as is determined by the Board of Directors, to a liquidating trust as designated by the Board of Directors (the "Liquidating Trust") sufficient cash and property to pay, or adequately provide for, all such debts and liabilities and such other property as it shall have determined is appropriate; provided that the provisions of the Liquidating Trust Agreement and the transfer to the Liquidating Trust of any property of the Company pursuant to this Section 7 shall not be effective without the prior approval by the holders of a majority of the shares of the Preferred Stock. Upon such transfer and assignment, certificates for shares of Common Stock and Preferred Stock will be deemed to represent certificates for identical interests in the Liquidating Trust. The Liquidating Trust shall be constituted pursuant to a Liquidating Trust Agreement in such form as the Board of Directors may approve and its initial trustees shall be appointed by the Board of Directors, it being intended that the transfer and assignment to the Liquidating Trust pursuant hereto and the distribution to the stockholders of the beneficial interest therein shall constitute a part of the final liquidating distribution by the Company to the stockholders of their pro rata interest in the remaining amount of cash and other property held by or for the account of the Company. From and after the date of the Company's transfer of cash and property to the Liquidating Trust, the Company shall have no interest of any character in and to any such cash and property and all of such cash and property shall thereafter by held by the Liquidating Trust solely for the benefit of an ultimate distribution to the stockholders, subject to any unsatisfied debts, liabilities and expenses. Adoption of the Plan will constitute the approval by the stockholders of the Liquidating Trust Agreement and the appointment of trustees.

    8. Upon assignment and conveyance of the assets of the Company to the stockholders, in complete liquidation of the Company as contemplated by Sections 4 and 5 above, and the taking of all actions required under the law of the State of Maryland in connection with the liquidation and dissolution of the Company, the appropriate officers of the Company shall execute and cause to be filed with the State Department of Assessments and Taxation of the State of Maryland, and elsewhere as may be required or deemed appropriate, such documents as may be required to dissolve the Company.

    9. The Board of Directors of the Company, or the trustees of the Liquidating Trust, and such officers of the Company as the Board of Directors may direct, are hereby authorized to interpret the provisions of the Plan and are hereby authorized and directed to take such further actions, to execute such agreements, conveyances, assignments, transfers, certificates and other documents, as may in their judgment be necessary or desirable in order to wind up expeditiously the affairs of the Company and complete the liquidation thereof, including, without limitation, (i) the execution of any contracts, deeds, assignments or other instruments necessary or appropriate to sell or otherwise dispose of, any and all property of the Company, whether real or personal, tangible or intangible, (ii) the appointment of other persons to carry out any aspect of this Plan, (iii) the temporary investment of funds in such medium as the Board of Directors may deem appropriate, and (iv) the modification of this plan as may be necessary to implement this plan. The death, resignation or other disability of any Director or officer of the Company shall not impair the authority of the surviving or remaining Directors or officers of the Company (or any persons appointed as substitutes therefor) to exercise any of the powers provided for in this Plan. Upon such death, resignation or other disability, the surviving or remaining Directors shall have the authority to fill the vacancy or vacancies so created, but the failure to fill such vacancy or vacancies shall not impair the authority of the surviving or remaining Directors or officers to exercise any of the powers provided for in this Plan.

    10. The Board of Directors may terminate this Plan for any reason. The power of termination shall be exercisable both before and after approval of the Plan by the stockholders of the Company, but such power shall not continue after articles of dissolution have been accepted for record by the State Department of Assessments and Taxation of the State of Maryland. Notwithstanding approval of the Plan by the stockholders of the Company, the Board of Directors may modify or amend the Plan without further action by the stockholders of the Company to the extent permitted under then current law.

                                                                      APPENDIX B

                                     [LOGO]

September 1, 2000
The Board of Directors
Burnham Pacific Properties, Inc.
110 West A Street
Suite 900
San Diego, CA 92101

Dear Members of the Board of Directors:

    We understand that Burnham Pacific Properties, Inc. (the "Company"), as part of its announced plan to liquidate, intends to enter into a contract to sell certain of the Company's assets. Specifically, we understand that the Company intends to enter into a contract to sell 13 of its properties known as: Downtown Pleasant Hill, San Diego Factory Outlet Center and K-Mart, Plaza at Puente Hills, Valley Central, Richmond Shopping Center, La Mancha Shopping Center, Cameron Park, Lake Arrowhead Village, Olympiad Plaza, Mountaingate Plaza, Meridian Village, Puget Park, and Keizer Creekside (individually referred to herein as a "Property" and collectively referred to as the "Promotional Portfolio"), to a venture between Developers Diversified Realty Corp. ("DDR") and Coventry Real Estate Partners, Ltd. ("Coventry" and with DDR, "DDR/Coventry") for total consideration of at least $316.6 million (the "Promotional Portfolio Sale").

    You have requested our opinion (the "Opinion") as to the matters set forth below. This Opinion does not address the Company's underlying business decision to effect the Promotional Portfolio Sale, the use of proceeds from the Promotional Portfolio Sale, or the form, timing, or amount of any consideration distributed to the Company's shareholders as a result of the Promotional Portfolio Sale. Further, this Opinion does not address the Company's underlying business decision to sell any or all of its assets, its plan of liquidation or any other strategic alternatives, or the method by which it shall distribute any consideration received as a result of any sales. Houlihan Lokey did not, and was not requested by the Company or any other person to, solicit third party indications of interest in acquiring the Promotional Portfolio, or all or any part of the Company or to make any recommendations as to the form or amount of consideration to be received by the Company, the stockholders of the Company, or any other person in connection with the Promotional Portfolio Sale, which consideration was determined through negotiations among DDR/Coventry, as applicable, and the Company. Houlihan Lokey was not asked to opine on and did not express any opinion as to (1) tax or legal consequences of the Promotional Portfolio Sale, or any part thereof, including but not limited to tax or legal consequences to the Company or the stockholders of the Company; (2) the fairness, advisability or desirability of alternatives to the Promotional Portfolio Sale, or any part thereof; (3) the fair market value of the Company or any of its assets; (4) the fairness of any aspect of the Promotional Portfolio Sale not expressly addressed in the Opinion; or (5) any other aspect of the Company's plan of liquidation, including the payment of or establishing reserves with respect to the Company's liabilities or the amount that will ultimately be distributed to the Company's stockholders. Houlihan Lokey did not perform an independent appraisal of the Promotional Portfolio, the Properties or any other assets of the Company. Furthermore, Houlihan Lokey did not negotiate the Promotional Portfolio Sale or any part of either or advise the Company with respect to alternatives to it.

The Board of Directors
Burnham Pacific Properties, Inc.
September 1, 2000                                                            -2-

    In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1. held discussions with the Company's senior management and met with the Company's asset management to discuss the Promotional Portfolio Sale, the operations, financial condition, future prospects and performance of the Promotional Portfolio;

2. reviewed company-prepared income statements for each Property for the three fiscal years ended December 31, 1999, and the interim period ended July 31, 2000, which the Company's management has identified as being the most current financial statements available for each such asset;

3. reviewed specific portions of the Confidential Information Memorandum pertaining to the Promotional Portfolio and the Properties as prepared by the investment banking firm of Goldman Sachs;

4. reviewed the Letter of Interest pertaining to DDR/Coventry's acquisition of the Promotional Portfolio as prepared by DDR/Coventry dated August 18, 2000;

5. reviewed forecasts and projections prepared by the Company's management with respect to the Properties for the years ending December 31, 2000 through December 31, 2005;

6.  conducted site visits to certain of the Properties;

7. reviewed publicly available information on certain transactions involving properties that we deemed comparable to the Properties;

8. reviewed publicly available information on certain companies that we deemed comparable to the Promotional Portfolio; and

9. conducted such other studies analyses, studies and investigations as we deemed appropriate.

    We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably and accurately prepared and reflect the best currently available estimates of the future financial results and condition of the Promotional Portfolio and each Property, and that there has been no material change in the assets, financial condition, business or prospects of the Promotional Portfolio or any Property since the date of the most recent financial statements made available to us.

    We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. Other than as set forth above, we have not made any physical inspection of any of the Properties or assets of the Company. We have not made an independent appraisal of any of the Properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

    Based upon the foregoing, and in reliance thereon, it is our opinion that the gross consideration to be received by the Company from DDR/Coventry in connection with the Promotional Portfolio Sale is fair to the Company from a financial point of view.

/s/ HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

(Front)                                                            Form of Proxy

                                     PROXY
                        BURNHAM PACIFIC PROPERTIES, INC.
                          110 WEST A STREET, SUITE 900
                              SAN DIEGO, CA 92101
 PROXY SOLICITED BY THE BOARD OF DIRECTORS OF BURNHAM PACIFIC PROPERTIES, INC.
  FOR THE 2000 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 15, 2000

    The undersigned hereby constitutes and appoints Scott C. Verges and Michael
L. Rubin, and each of them, as proxies (the "Proxies") for the undersigned, with full power of substitution in each, and authorizes each of them to represent and to vote all shares of (1) common stock, par value $.01 per share, of Burnham Pacific Properties, Inc. ("Burnham Pacific") and (2) Series 2000-C Convertible Preferred Stock, par value $.01 per share, held of record by the undersigned as of the close of business on September 18, 2000, at the 2000 Annual Meeting of Stockholders (the "Annual Meeting") of Burnham Pacific to be held at the Park Hyatt San Francisco, Currency Room, 333 Battery Street, San Francisco, California, 94111, on December 15, 2000, at 9:00 a.m., local time, and at any adjournments or postponements thereof.

    YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. TO ENSURE THAT YOUR SHARES ARE VOTED AT THE ANNUAL MEETING, YOU ARE URGED TO SIGN, DATE AND MAIL THIS PROXY CARD AS PROMPTLY AS POSSIBLE OR AUTHORIZE A PROXY TO VOTE YOUR SHARES BY TELEPHONE OR OVER THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS PROVIDED BELOW. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE ALREADY RETURNED A PROXY.

                PLEASE SIGN AND DATE THIS PROXY ON REVERSE SIDE
                   AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.

    Burnham Pacific encourages you to take advantage of new and convenient ways by which you can authorize a proxy to vote your shares. You can authorize a proxy electronically through the Internet or the telephone. This eliminates the need to return the proxy card. If you choose to authorize a proxy electronically through the Internet or the telephone, you must do so prior to 9:00 p.m. Pacific Time on December 14, 2000.

    To submit your proxy or voting instructions electronically you must use the control number printed in the box above, just below the perforation. The control number that appears in the box must be used to access the system.

    1.  To authorize a proxy over the Internet:
       -- Log on to the Internet and go to the web site http://www.eproxyvote.com/bpp

    2.  To authorize a proxy over the telephone:
       -- On a touch-tone telephone call 1-877-779-8683 24 hours a day 7 days a week.

    Submitting your proxy electronically authorizes a proxy in the same manner as if you marked, signed, dated and returned the proxy card. If you choose to authorize a proxy electronically, there is no need for you to mail back your proxy card.

    The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders and the proxy statement with respect thereto and hereby revoke(s) any proxy or proxies heretofore given.

(Back)

/X/ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

    WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND FOR PROPOSAL 2 SET FORTH BELOW. THE PROXIES ARE EACH AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF OR MATTERS INCIDENTAL THERETO. STOCKHOLDERS WHO PLAN TO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXY BY CASTING THEIR VOTE AT THE ANNUAL MEETING IN PERSON. PLEASE SIGN, DATE AND PROMPTLY MAIL YOUR PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.

1. To approve the Plan of Complete Liquidation and Dissolution (the "Plan") of Burnham Pacific. A vote in favor of the Plan will also approve and ratify the transactions described in the proxy statement which Burnham Pacific and its Board of Directors have undertaken in connection with the Plan.

        FOR / /            AGAINST / /            ABSTAIN / /

2. To elect the following individuals to serve as Directors of Burnham Pacific until their respective successors are duly elected and qualified:
    (01) Michael L. Ashner, (02) William P. Dickey, (03) James D. Harper, Jr.,
    (04) Ronald L. Havner, Jr. (05) James D. Klingbeil, (06) Nina B. Matis,
    (07) Donne P. Moen, (08) Philip S. Schlein and (09) Jay L. Schottenstein.

        FOR ALL NOMINEES / /            WITHHELD FROM ALL NOMINEES / /
       LISTED ABOVE (except as marked
       to the contrary below)

        Instruction: To withhold authority to vote for any individual nominee, mark "FOR" all nominees above and write the name(s) of the nominee(s) with respect to whom you wish to withhold authority to vote on the line below.

----------------------------------------------------------------------------

3. To consider and act upon such other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof or matters incidental thereto.

--------------------------------------------------------------------------------

Stockholder(s)                     Signature(s)                    Date

    Please sign exactly as name appears hereon. Joint owners should each sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a company or a partnership, the proxy should be executed in the full corporate or partnership name and signed by a duly authorized person, stating his or her title or authority.

                                                                    Exhibit

                                            November 28, 2000


Burnham Pacific Properties, Inc.
110 West A Street, Suite 900
San Diego, California 92101

         Re:  PROXY STATEMENT OF BURNHAM PACIFIC PROPERTIES, INC.

Ladies and Gentlemen:

         This opinion is furnished to you in our capacity as counsel to Burnham Pacific Properties, Inc. (the "Company") in connection with the filing of the definitive proxy statement (the "Proxy Statement") pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended, relating to the Company's 2000 Annual Meeting of Stockholders.

         In rendering the following opinion, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein, including an examination of the Articles of Incorporation of the Company and of all documents constituting amendments thereto; the Bylaws of the Company as amended to date; the Burnham Pacific Properties, Inc. Plan of Complete Liquidation and Dissolution, as approved by the Company's Board of Directors (the "Plan of Liquidation"); and such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein. We also have relied upon such representations of the Company as we have deemed necessary for the purpose of rendering this opinion, particularly with respect to the Company's statements regarding qualification as a Real Estate Investment Trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). We have neither independently investigated nor verified such representations, and we assume that such representations are true, correct and complete and that all representations made "to the best of the knowledge and belief" of any person(s) or party(ies) or with similar qualification are and will be true, correct and complete as if made without such qualification. We assume that the Company has been and will be operated in accordance with applicable laws and the terms and conditions of applicable documents. In addition, we have relied on certain additional facts and assumptions described below.

         In rendering the opinion set forth herein, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us

Burnham Pacific Properties, Inc.
November 28, 2000
Page 2


as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person other than the Company, (vi) the accuracy and completeness of all records made available to us, and (vii) the factual accuracy of all representations, warranties and other statements made by all persons. We also have assumed, without investigation, that all documents, certificates and warranties on which we have relied in rendering the opinion set forth below and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinion set forth herein, from such earlier date through and including the date of this letter.

         The discussion and conclusions set forth below are based upon the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all of which are subject to change. No assurance can therefore be given that the federal income tax consequences described below will not be altered in the future.

         Based upon and subject to the foregoing, we are of the opinion that the discussion set forth in the Proxy Statement under the heading "What are the federal income tax consequences of the Plan of Liquidation?" to the extent that it constitutes statements of, or legal conclusions regarding, federal income tax law, is accurate in all material respects.

         With respect to any statements or legal conclusions regarding the Company's qualification as a REIT, we note that qualification and taxation as a REIT in any tax year, including during the period of liquidation, depends upon the Company's ability to meet in its actual results for the tax year the various source of income, ownership of assets, distribution and diversity of ownership requirements of the Code for qualification as a REIT, which results have not been and will not be independently verified by us. Accordingly, no assurance can be given that the actual results of the Company for any particular tax year, including during the period of liquidation, will in fact satisfy the requirements for qualification as a REIT.

Burnham Pacific Properties, Inc.
November 28, 2000
Page 3


         You should recognize that neither our opinion nor the statements and legal conclusions regarding federal income tax law in the Proxy Statement are binding on the Internal Revenue Service, and that the Internal Revenue Service may disagree with our opinion or all or part of the statements and legal conclusions in the Proxy Statement.

         This opinion is delivered to you in connection with the filing of the definitive Proxy Statement and may not be relied upon for any other purpose without our prior written consent.

                                              Very truly yours,

                                              /s/ Goodwin, Procter & Hoar LLP

                                              GOODWIN, PROCTER & HOAR LLP